UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sterling Financial Corporation

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111 North Wall Street

Spokane, Washington 99201

November 4, 2010

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of shareholders of Sterling Financial Corporation. The Annual Meeting will be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue in Spokane, Washington, on December 7, 2010, at 10:00 a.m., local time.

The formal Notice of Annual Meeting of shareholders and the proxy statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its shareholders and, accordingly, recommends that you vote “FOR” each of the proposals. We will also report on Sterling’s operations and respond to questions of general interest to shareholders.

It is important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete, sign and date your proxy card today and promptly return it in the postage-paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Sincerely,

/s/ J. Gregory Seibly
J. Gregory Seibly
President
and Chief Executive Officer

111 North Wall Street

Spokane, Washington 99201

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue, Spokane, Washington, on December 7, 2010, at 10:00 a.m., local time, for the following purposes:

1. To elect nine Directors of Sterling for terms ending in the year 2011;

2. To approve a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses;

3. To approve the adoption of Sterling’s 2010 Long-Term Incentive Plan;

4. To consider and approve an advisory (non-binding) resolution approving Sterling’s executive compensation;

5. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for Sterling for the fiscal year ending December 31, 2010, and any interim periods;

6. To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve Proposals 1 through 5; and

7. To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the attached proxy statement. Only shareholders of record at the close of business on November 4, 2010, the record date, will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington

November 4, 2010

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. A proxy card and self-addressed envelope are enclosed for your convenience. No postage is required if mailed in the United States.

Page
PROXY STATEMENT	1

Date, Time, Place and Purpose of Sterling’s Annual Meeting	1

Questions and Answers about the Proxy Materials and Annual Meeting	1

Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders to be held on December 7, 2010	9

FORWARD-LOOKING STATEMENTS	10

THE RECAPITALIZATION	11

OTHER MATTERS	12

PROPOSAL 1: ELECTION OF NINE DIRECTORS OF STERLING FOR TERMS ENDING IN THE YEAR 2011	12

BOARD OF STERLING FINANCIAL CORPORATION	13

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES	16

Director Compensation Table	17

CORPORATE GOVERNANCE	21

PROPOSAL 2: APPROVAL OF A PROTECTIVE AMENDMENT TO STERLING’S RESTATED ARTICLES OF INCORPORATION TO RESTRICT CERTAIN TRANSFERS OF STOCK IN ORDER TO PRESERVE THE TAX TREATMENT OF STERLING’S NET OPERATING LOSSES AND CERTAIN UNREALIZED TAX LOSSES	22

CERTAIN CONSIDERATIONS RELATED TO THE PROTECTIVE AMENDMENT	27

PROPOSAL 3: APPROVAL OF THE ADOPTION OF STERLING’S 2010 LONG-TERM INCENTIVE PLAN	29

PROPOSAL 4: APPROVAL OF AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION	35

EXECUTIVE OFFICERS	36

EXECUTIVE COMPENSATION	38

Compensation Discussion and Analysis	38

Compensation Peer Group	40

Summary Compensation Table	49

Components of All Other Compensation	50

Grants of Plan-Based Awards	51

Outstanding Equity Awards at Fiscal Year-End	52

Option Exercises and Stock Vested	53

Pension Benefits	54

Nonqualified Deferred Compensation	55

Potential Post-Employment Payments	56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67

EQUITY COMPENSATION PLAN INFORMATION	69

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR STERLING FOR THE YEAR ENDING DECEMBER 31, 2010, AND ANY INTERIM PERIODS	69

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STERLING FINANCIAL CORPORATION

111 North Wall Street

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held December 7, 2010

Date, Time, Place and Purpose of Sterling’s Annual Meeting

The 2010 annual meeting of shareholders of Sterling Financial Corporation (“Sterling” or “we,” “us” or “our”), including any postponements or adjournments thereof (the “Annual Meeting”), will be held at 10:00 a.m., local time, on December 7, 2010, in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue, Spokane, Washington. At the meeting, Sterling’s shareholders will be asked to approve proposals to: (1) elect each of the nominees for the Board of Directors (the “Board”); (2) approve a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of common stock in order to preserve the tax treatment of Sterling’s net operating losses (“NOLs”) and unrealized tax losses (the “Protective Amendment”); (3) approve the adoption of Sterling’s 2010 Long-Term Incentive Plan (the “2010 Incentive Plan”); (4) consider and approve an advisory resolution approving Sterling’s executive compensation; (5) ratify the appointment of BDO USA, LLP, formerly known as BDO Seidman, LLP (“BDO”), as the independent registered public accounting firm for Sterling for the year ending December 31, 2010, and any interim periods; and (6) approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve Proposals 1 through 5. This proxy statement is first being sent to holders of Sterling common stock on or about November 4, 2010, and is accompanied by a proxy that is being solicited by the Sterling Board for use at the Annual Meeting.

Unless otherwise specified, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of Sterling’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reflected in the beneficial ownership table shown in “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these materials?

These proxy materials relate to Sterling’s 2010 Annual Meeting to be held on December 7, 2010. Sterling seeks to obtain certain required shareholder approvals at the Annual Meeting of shareholders. As a shareholder of record, you are invited to attend and are entitled to and requested to vote on the proposals set forth in this proxy statement. The reasons for, and further information in relation to, each of these proposals are described in more detail in the questions and answers and other materials that follow.

What is the recommendation of the Board with regard to the proposals?

The Board of Sterling believes the proposals described herein are in the best interests of Sterling and its shareholders and, accordingly, unanimously recommends that the shareholders vote “FOR” the proposals identified in this proxy statement.

Who is entitled to vote?

Only holders of record of Sterling common stock at the close of business on November 4, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

How many votes am I entitled to?

Each shareholder is entitled to one vote per share of common stock.

How many shares are eligible to vote?

As of the Record Date, there were 4,080,903,859 shares of Sterling common stock, outstanding.

How many shares must be present to hold the meeting?

Under Washington law, any shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the outstanding shares of Sterling common stock entitled to vote, present in person or by proxy, at the Annual Meeting. Shareholders of record, including brokers holding customers’ shares of record, who are present at the Annual Meeting, in person or by proxy, and who abstain from voting are considered present and entitled to vote, and will count toward a quorum.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time for a vote at the Annual Meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting and would also be required to provide shareholders with notice of the rescheduled meeting date.

Why is the Board recommending approval of the Protective Amendment?

Our Board is recommending approval of the Protective Amendment because it will serve as an important tool to help prevent an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of our NOLs and other tax losses (collectively, “Tax Losses”). However, the Protective Amendment is only enforceable against shares voted in favor of the amendment and therefore it is possible that shares could be transferred in a way that would trigger an “ownership change” despite the Protective Amendment.

What is the purpose of the Protective Amendment?

The purpose of the Protective Amendment is to help preserve the long-term value of our Tax Losses by limiting direct or indirect transfers of our common stock that would affect the percentage of stock that is treated as being owned by “Five-Percent Shareholders” within the meaning of Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended from time to time (the “Internal Revenue Code”). Changes in ownership of our Five-Percent Shareholders and the creation of new Five-Percent Shareholders can result in limitations on our ability to use Tax Losses to reduce future income tax liability.

What is Section 382?

Section 382 is a provision of the Internal Revenue Code which would impose limitations on the future use of our Tax Losses if we undergo an “ownership change” as defined in Section 382.

How important are the NOLs?

We have a net deferred tax asset valued at approximately $247.0 million related to our Tax Losses as of September 30, 2010, which is a significant asset that could be used to reduce taxes for up to 20 years. Because the Tax Losses for federal taxes do not start expiring until 2029, we will have to continually manage our Section 382 risk for a significant period of time. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of Tax Losses that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe the Tax Losses are a very valuable asset. Our Board believes that the provisions of the Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

What transfers will the Protective Amendment prohibit?

Subject to certain limited exceptions, the transfer restrictions would restrict any person against whom they are enforceable from transferring our Stock (as defined under “Proposal 2: Approval of a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses—General”) if the transfer would result in (i) a Person (as defined below) owning 4.95% or more of our Stock (as defined below) or (ii) increasing the percentage of our Stock owned by a Person owning or deemed to own 4.95% or more of our Stock. If you already own more than 4.95% of our Stock, unless you are treated as a “Strategic Investor” or a “Permissible Transferee” as defined in the Protective Amendment, (i) you would not be permitted to acquire any additional Stock and (ii) you would not be permitted to transfer any Stock, in each case, without the approval of our Board except under certain limited circumstances. Complicated ownership rules prescribed by the Internal Revenue Code (and regulations promulgated thereunder), as modified by the Protective Amendment, will apply in determining whether a Person is treated as owning 4.95% of our Stock under the Protective Amendment.

Do all investors who file a Schedule 13D or a 13G count in the Section 382 “ownership change” calculation?

No, some investors who file a Schedule 13D or 13G are not “Five-Percent Shareholders” under the Section 382 definition and therefore would not affect our ownership shift for purposes of Section 382. However, for purposes of determining the existence and identity of, and the amount of our Stock owned by, any shareholder, we will be entitled to rely on the existence or absence of filings with the Securities and Exchange Commission (the “SEC”) of Schedules 13D and 13G (or similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

How will the Protective Amendment affect me if I vote for it and I own less than 4.95% of Sterling Stock?

If you own less than 4.95% of our Stock, you will be able to trade freely in our Stock, except that (i) you would not be permitted to acquire an amount that causes your holdings to exceed more than 4.95% of our Stock and (ii) you would not be permitted to transfer your Stock to a Person that, after such transfer, would be treated as owning greater than 4.95% of our Stock, in each case, without the approval of our Board except under limited circumstances. You will generally be entitled to freely sell your stock over the NASDAQ Stock Market so long as you do not have actual knowledge that the transfer would be prohibited by the Protective Amendment. If you do not have such actual knowledge, you will not be required to repurchase the Stock and you will have no liability to us or the transferee, pursuant to the Protective Amendment, as a result of such transfer.

How will the Protective Amendment affect me if I vote for it and I already own more than 4.95% of Sterling’s Stock?

If you already own more than 4.95% of our Stock, unless you are treated as a “Strategic Investor” or a “Permissible Transferee” as defined in the Protective Amendment, (i) you would not be permitted to acquire any additional Stock and (ii) you would not be permitted to transfer any Stock, in each case, without the approval of our Board except under certain limited circumstances.

What happens if I vote “No” or do not vote in favor of this proposal? Am I still subject to the transfer restriction?

If you vote “No” or your shares are not voted on the proposal, the transfer restrictions may not apply to the shares held by you, although they will still be subject to Sterling’s Rights Plan. Under the laws of the State of Washington, our jurisdiction of incorporation, a corporation is allowed to impose transfer restrictions for reasonable purposes, provided the type of restriction is not manifestly unreasonable. We have determined that the Protective Amendment is a reasonable restriction with a reasonable purpose, as it may allow us to prevent the loss of our ability to use our Tax Losses. Washington law provides that transfer restrictions with respect to shares of our stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of common shares that were voted in favor of this proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or, if the shares are uncertificated, the existence is noted on a written statement of information required by Washington law or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). Therefore, except as described in the section entitled “Certain Contractual Agreements” below, shareholders who hold our common stock prior to the approval of Proposal 2 and who vote against Proposal 2 or whose shares are not voted on Proposal 2, and their transferees, may not be bound by such restrictions. Otherwise, the Protective Amendment will be deemed to be valid and enforceable against the holder or a transferee of the holder so long as the existence of the restriction is noted conspicuously on the front or back of the certificate or is contained in an information statement provided to holders of uncertificated shares. We intend to cause shares of our common stock issued after the effectiveness of the Protective Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Washington law such newly issued shares will be subject to the transfer restriction. We also intend to disclose such restrictions to persons holding our common stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that its shares were voted against or not voted on the Protective Amendment or are otherwise not subject to the Protective Amendment by contract or otherwise. Nonetheless, a court could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation. Regardless of whether the Protective Amendment is enforceable, all shares will remain subject to the Section 382 Rights Plan, as amended.

Will the Board be able to make exceptions for transfers that would otherwise be restricted?

Yes, the Board may, but is not required, at any time prior to the expiration date, waive the Protective Amendment in respect of one or more classes of transfers or in respect of all transfers if the Board determines that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 will be imposed on the utilization of the Tax Losses, that the benefits to our shareholders as a whole of so waiving the provisions hereof are sufficient to permit such waiver or for any other reason in its discretion.

What are some of the factors I should consider in deciding how to vote?

Some of the factors you should consider before making your voting decision are discussed in the section “Certain Considerations Related to the Protective Amendment.”

How long would the Protective Amendment be in place?

The Protective Amendment would expire on August 27, 2013, unless extended by the Board at its discretion.

What happens if Proposal 2 to amend Sterling’s restated articles of incorporation is not approved?

In the event that the approval of Proposal 2 is not obtained at the Annual Meeting, Sterling is required under the terms of the Anchor Investments (as defined below) to continue to seek such approval (and the Board is required to unanimously recommend such approval) at least once in each subsequent three-month period until such approval is obtained, with the initial three-month period to commence on December 24, 2010.

For further information, see “Proposal 2: Approval of a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses.”

Why is the adoption of the 2010 Incentive Plan being presented for approval by the shareholders?

As a result of the significant increase in outstanding shares following the Recapitalization, the Board determined that the number of shares available for grant under Sterling’s long-term incentive plans is inadequate to meet current and future grant expectations and needs to be increased to provide appropriate incentive opportunities for employees and directors receiving equity compensation from Sterling. Sterling’s most recent equity incentive plan was adopted in 2007 with the intention that its authorized share pool provide sufficient shares for three to four years of equity grants. The adoption of the 2010 Incentive Plan is therefore in line with Sterling’s general timing for approval of a new equity incentive plan.

Why is approval of an advisory (non-binding) resolution on Sterling’s executive compensation being presented for approval by the shareholders?

As a result of Sterling’s participation in the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) (the “Capital Purchase Program”), Sterling, in accordance with EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), is required to comply with a number of executive compensation standards, one of which is permitting an annual non-binding shareholder vote to approve executive compensation, during the period of time that Treasury holds an equity position in Sterling. As of November 4, 2010, Treasury held 9.4% of our common stock, and accordingly, Sterling must permit an annual non-binding shareholder vote to approve the compensation of executives.

How do I vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the Record Date an opportunity to vote on matters scheduled for the Annual Meeting and described in these materials. You are a shareholder of record if your shares of Sterling common stock are held in your name. If you are a beneficial owner of Sterling common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Sterling common stock can only be voted if the shareholder is present in person at the Annual Meeting, or by proxy. To ensure your representation at the Annual Meeting, we recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting if you are a shareholder of record.

Instructions for voting are found on the proxy card. Shares of Sterling common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the Annual Meeting, the persons named in the proxy will vote the shares: (1) FOR the election of the nine Directors nominated by the Board; (2) FOR approval of a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of common stock in order to preserve the tax treatment of Sterling’s net operating losses and unrealized tax losses; (3) FOR approval of the adoption of Sterling’s 2010 Incentive Plan; (4) FOR the advisory resolution approving Sterling’s executive compensation; (5) FOR the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for 2010; (6) FOR approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve Proposals 1 through 5; and (7) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. We do not currently expect that any other matters will be properly presented for action at the Annual Meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if my shares are held in street name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to Proposals 1, 2, 3 or 4 herein, pursuant to current industry practice. The remaining proposals are discretionary, which allows your broker to vote your shares without your prior instructions in respect of such proposals. Because the affirmative vote of the holders of a majority of the outstanding shares of Sterling common stock entitled to vote at the Annual Meeting is needed for us to proceed with amending the restated articles of incorporation pursuant to Proposal 2, the failure to vote by proxy or in person will have the same effect as a vote AGAINST Proposal 2. Accordingly, if you hold your stock in street name through a bank or broker, the Board urges you to promptly vote by following the voting instructions of your bank or broker.

If your shares are held in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How will my shares of common stock held in Sterling’s 401(k) Employee Savings and Investment Plan and Trust be voted?

If you are a participant in Sterling’s 401(k) Employee Savings and Investment Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. However, for your voting instructions to be counted, they must be received at least five days prior to the Annual Meeting, or by December 2, 2010. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will not vote your plan shares, except as required by law.

What vote is required to approve Proposal 1: Election of Nine Directors of Sterling for terms ending in the year 2011?

If a quorum exists at the Annual Meeting, the nine nominees for election to the Board who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the election of Directors.

What vote is required to approve Proposal 2: Approval of a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses?

If a quorum exists at the Annual Meeting, the approval of the Protective Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 2 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 2. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Pursuant to the Anchor Investment Agreements (as defined below), each of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Sterling Equity Investors, L.P. (collectively, “THL”) and Warburg Pincus Private Equity X, L.P. (“Warburg Pincus” and, together with THL, the “Anchor Investors”) has agreed to vote all shares of common stock beneficially owned by them in favor of Proposal 2. In addition, pursuant to the Exchange Agreement (as defined below), the U.S. Department of the Treasury (“Treasury”) has also agreed to vote, or cause to be voted, the shares of common stock beneficially owned by it in favor of Proposal 2 in the same proportion as all other shares of Sterling’s common stock (other than those shares held by the Anchor Investors). As of November 4, 2010, each of THL and Warburg Pincus held approximately 22.6% of Sterling’s common stock, and Treasury held approximately 9.4% of Sterling’s common stock. Our Board unanimously recommends that you vote “FOR” the approval of the Protective Amendment.

What vote is required to approve Proposal 3: Approval of the adoption of Sterling’s 2010 Incentive Plan?

If a quorum exists at the Annual Meeting, the approval of the adoption of Sterling’s 2010 Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 3 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 3. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal. Our Board unanimously recommends that you vote “FOR” the adoption of Sterling’s 2010 Incentive Plan.

What vote is required to approve Proposal 4: Approval of an advisory resolution approving Sterling’s executive compensation?

If a quorum exists at the Annual Meeting, the approval of the advisory (non-binding) resolution approving Sterling’s executive compensation requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 4 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 4. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal. Our Board unanimously recommends that you vote “FOR” the advisory resolution approving Sterling’s executive compensation.

What vote is required to approve Proposal 5: Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for Sterling for the year ending December 31, 2010, and any interim periods?

If a quorum exists at the Annual Meeting, the approval of the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 5 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 5. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal. Our Board unanimously recommends that you vote “FOR” ratification of the appointment of BDO.

What vote is required to approve Proposal 6: Approval of adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Annual Meeting to approve any of Proposals 1 through 5?

The approval of the proposal to authorize the Board to adjourn, postpone or continue the Annual Meeting requires the affirmative vote of the holders of a majority of the votes present at the Annual Meeting, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 6 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 6. Abstentions and broker non-votes will have the same effect as a vote AGAINST Proposal 6. Our Board unanimously recommends that you vote “FOR” the proposal to adjourn the Annual Meeting, if necessary.

Are there any voting agreements between Sterling and any of its shareholders?

Yes, Sterling has voting agreements with the Anchor Investors and Treasury. For a description of the voting agreements of the Anchor Investors and Treasury with respect to Proposal 2, see “Proposal 2: Approval of a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses—Required

Vote.” In addition, Treasury has agreed that it will vote, or caused to be voted, all shares owned by it and its controlled affiliates on each matter on which Sterling’s shareholders are entitled to vote, other than a Designated Matter (as defined below), in the same proportion (for, against or abstain) as all other shares of Sterling’s common stock (other than those shares held by the Anchor Investors) are voted with respect to such matter. “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any business combination, (iii) the approval of a sale of all or substantially all of the assets or property of Sterling, (iv) the approval of a dissolution of Sterling, (v) the approval of any issuance of any securities of Sterling on which holders of common stock are entitled to vote, (vi) the approval of any amendment to the articles of incorporation or bylaws of Sterling on which holders of common stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by Treasury.

How may I revoke my proxy?

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Deliver to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to Sterling a proxy card relating to the same shares and bearing a later date; or

•	Attend the meeting and vote in person, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

May I vote electronically via Internet or telephone?

A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available. In addition, the proxy card that you receive may contain instructions with regard to how to vote via Internet or telephone.

Who will pay the expenses of proxy solicitation?

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Sterling. Proxies will be solicited by Sterling by mail or electronically and may also be solicited on behalf of Sterling by directors, officers and other employees of Sterling, without additional remuneration, in person or by telephone, facsimile or electronic transmission. We have engaged Eagle Rock Proxy Advisors to assist with soliciting proxies for the Annual Meeting and have agreed to pay a base fee of $5,500, subject to adjustment if the proposals change or the meeting becomes contested, plus out-of-pocket expenses, in connection with these services. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the Record Date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice.

Are there Dissenters’ Rights with respect to the proposals?

No, there are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting. For additional important information, see the section entitled “Proposal 2—Effectiveness and Enforceability.”

Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders to be held on December 7, 2010.

The Annual Meeting Proxy Statement and Proxy Card, as well as Sterling’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2009, which Sterling filed with the SEC on March 16, 2010 (with a subsequent Form 10-K/A filed on April 30, 2010), are also available on the internet at the following website: www.sterlingfinancialcorporation-spokane.com/shareholdermeeting.

You may request additional copies of the proxy materials, as well as the Annual Report to Shareholders and Annual Report on Form 10-K (as amended) for the year ended December 31, 2009 without charge by sending a request via e-mail to investor.relations@sterlingsavings.com or by calling 1-800-336-6610 ext. 1363. Shareholders must request this information no later than five business days prior to the meeting, or November 30, 2010, to assure receipt before the Annual Meeting. You may request paper copies of the proxy materials for all future meetings or only for the Annual Meeting.

Shareholders of record as of the Record Date are invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on the internet at the following website: www.sterlingfinancialcorporation-spokane.com/shareholdermeeting. The contents of our website are not incorporated into, nor do they otherwise form part of, this proxy statement.

FORWARD-LOOKING STATEMENTS

From time to time, Sterling and its executive officers have made and will make forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions, including statements regarding Sterling’s ability to have the written agreements with its regulators terminated, Sterling’s ability to obtain the shareholder approvals sought at the Annual Meeting, and Sterling’s ability to establish compliance with the Bid Price Rule prior to December 6, 2010, and other statements contained in this proxy statement that are not historical facts and pertain to Sterling’s future operating results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements can also generally be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions.

Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control.

For a discussion of factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the SEC. Unless legally required, Sterling does not undertake to update any forward-looking statements.

THE RECAPITALIZATION

As previously disclosed, on August 26, 2010, Sterling completed a series of transactions to recapitalize the company, thereby returning Sterling to a sound financial footing.

The Recapitalization comprised three principal transactions (collectively, the “Recapitalization Transactions”):

•

an investment of approximately $170.9 million by each of THL and Warburg Pincus, pursuant to which each received 68,366,000 shares of common stock, 1,709,150 shares of Series B Convertible Participating Voting Preferred Stock (the “Series B Preferred Stock”) and a seven-year warrant to purchase 86,625,000 shares of common stock at an exercise price of $0.22 per share (the “Anchor Investments”), effected pursuant to investment agreements between Sterling and each of the Anchor Investors (the “Anchor Investment Agreements”);

•

the exchange of 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A held by the Treasury for 303,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C with a liquidation preference of $303 million, conversion of such Series C preferred stock at a discounted exchange value of approximately $75.8 million into 378,750,000 shares of common stock at a conversion price of $0.20 per share, and amendment of the terms of the warrant held by Treasury (the “Treasury Warrant”) to purchase 6,437,677 shares of common stock at an exercise price of $7.06 per share to provide for an exercise price of $0.20 per share for a ten-year term (the “Treasury Exchange”), effected pursuant to an exchange agreement between Sterling and Treasury (the “Exchange Agreement”); and

•

investments by accredited investors of approximately $388.2 million in aggregate, pursuant to which such investors (the “Private Placement Investors”) received in aggregate 155,268,000 shares of common stock and 3,881,700 shares of Series D Convertible Participating Voting Preferred Stock (the “Series D Preferred Stock”) as part of a private placement (the “Private Placement”), effected pursuant to subscription agreements between Sterling and each Private Placement Investor (the “Subscription Agreements”).

Pursuant to the terms of the Anchor Investment Agreements and the Subscription Agreements, Sterling held a special meeting of its shareholders on October 21, 2010 and received shareholder approval to (i) amend its restated articles of incorporation to increase the number of authorized shares of its common stock from 750,000,000 to 10,000,000,000, in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and exercise of the warrants issued to THL and Warburg Pincus for, shares of common stock and (ii) convert the Series B Preferred Stock and the Series D Preferred Stock into shares of common stock. The approved amendment was filed with the Secretary of State of the State of Washington on October 21, 2010 and each share of Series B Preferred Stock and Series D Preferred Stock was converted into 460 shares of common stock on October 22, 2010. Upon such conversion, all shares of Series B Preferred Stock and Series D Preferred Stock ceased to exist and resumed the status of authorized and unissued shares of Sterling’s preferred stock. Additionally, the warrants held by THL and Warburg Pincus became exercisable for shares of Sterling common stock and are no longer exercisable for shares of Series B Preferred Stock.

In addition, under the terms of the Anchor Investment Agreements and the Subscription Agreements, Sterling agreed to call a meeting of its shareholders to seek approval of an amendment to its articles of incorporation to effect the Protective Amendment. THL and Warburg Pincus have each agreed to vote in favor of the Protective Amendment. Treasury has agreed to vote its shares in favor of the Protective Amendment in the same proportion as all other shares of Sterling’s common stock (other than those shares held by the Anchor Investors). For additional information regarding Sterling’s voting agreements, see “Are there any voting agreements between Sterling and any of its shareholders?” above.

OTHER MATTERS

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete copy of the applicable agreements or securities. The Anchor Investment Agreements have previously been filed as Exhibits 10.1 and 10.2 to Sterling’s Current Report on Form 8-K filed with the SEC on May 27, 2010, and amendments to each agreement were filed as Exhibits 10.1 and 10.2 to Sterling’s Current Report on Form 8-K filed on August 20, 2010. The form of Subscription Agreement between Sterling and each of the Private Placement Investors has been previously filed as Exhibit 10.3 to Sterling’s Current Report on Form 8-K filed on August 20, 2010. The Exchange Agreement has been previously filed as Exhibit 10.2 to Sterling’s Quarterly Report on Form 10-Q filed on May 3, 2010. For additional information, see the definitive proxy statement filed on September 22, 2010 and used in connection with Sterling’s special meeting held on October 21, 2010.

PROPOSAL 1: ELECTION OF NINE DIRECTORS OF STERLING FOR TERMS ENDING IN THE YEAR 2011

The Board currently consists of nine Directors. The Board has nominated current Directors Leslie S. Biller, Ellen R.M. Boyer, David A. Coulter, Robert C. Donegan, William L. Eisenhart, Robert H. Hartheimer, Scott L. Jaeckel, Michael F. Reuling and J. Gregory Seibly to serve a term ending at the annual meeting of shareholders in the year 2011, and when their respective successors have been duly elected and qualified. Directors Biller, Coulter and Jaeckel were appointed to serve on the Sterling Board effective August 26, 2010, and Director Hartheimer was appointed to serve on the Sterling Board effective September 21, 2010. Mr. Donegan was appointed to serve on the Sterling Board effective October 20, 2010. Each of the other Directors previously serving on the Board was elected to serve on the Sterling Board at the 2009 Annual Meeting of shareholders.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. Sterling has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies received by Sterling will be voted in favor of the persons who have been nominated by the Board.

The Board unanimously recommends that shareholders

vote “FOR” the election of each of the nominees.

BOARD OF STERLING FINANCIAL CORPORATION

In connection with Sterling’s Recapitalization, Sterling’s Board agreed to appoint a representative of THL and a representative of Warburg Pincus to Sterling’s Board. Sterling also decided, in an effort to improve its governance and bring additional banking expertise to the Board, to appoint Leslie S. Biller to serve as a member and Chairman of the Board. These appointments became effective as of August 26, 2010. The Board also decided that it was in Sterling’s best interests that the Board have a smaller number of members. Therefore, certain members of the Board decided to retire from the Board. The Board now consists of Mr. Biller, Ellen R.M. Boyer, William L. Eisenhart, Michael F. Reuling, Robert C. Donegan, Robert H. Hartheimer, Sterling Chief Executive Officer (“CEO”) J. Gregory Seibly, Warburg Pincus designee David A. Coulter and THL designee Scott L. Jaeckel. Biographical information for each Director is provided below:

Name	Age	Director Since	Position(s) with the Company
Leslie S. Biller	62	2010	Chairman of the Board and Director
Ellen R. M. Boyer	50	2007	Director
David A. Coulter	63	2010	Director
Robert C. Donegan	56	2010	Director
William L. Eisenhart	58	2004	Director
Robert H. Hartheimer	53	2010	Director
Scott L. Jaeckel	40	2010	Director
Michael F. Reuling	64	2006	Director
J. Gregory Seibly	47	2009	CEO and Director

Leslie (“Les”) S. Biller

Mr. Biller, 62, has served as a Director of Sterling and as Chairman of the Board since his appointment in August 2010 and currently serves as Chair of Sterling’s Governance and Nominating Committee and as a member of Sterling’s Credit and Risk Committee. Mr. Biller has more than 30 years of banking and investment experience. He began Greendale Capital, a private investment company, after retiring in 2002 as Vice Chairman and Chief Operating Officer of Wells Fargo & Company. Prior to Wells Fargo, Mr. Biller was President and Chief Operating Officer of Norwest Corporation. He has also served in executive leadership roles at Bank of America and at Citicorp. Mr. Biller earned his Bachelor’s degree in chemical engineering from City College of New York and a Masters of Business Administration from Xavier University in Cincinnati, Ohio. He serves on the boards of Ecolab, Inc., Knowledge Schools, Inc. and Knowledge Universe Education LLP. He also serves as a director of the Autry National Center. The qualifications of Mr. Biller considered in his appointment as a Director of Sterling included his management experience; banking experience; national recognition and relationships within the banking industry; finance experience and Master of Business Administration degree.

Ellen R. M. Boyer

Ms. Boyer, 50, has served as a Director of Sterling since her appointment in December 2007 and currently serves as the Chair of Sterling’s Audit Committee and as a member of Sterling’s Compensation Committee. She currently holds the position of Chief Operating Officer and Chief Financial Officer at Kibble & Prentice, where she has been employed since 2002. Kibble & Prentice is an insurance and financial services company that provides a single source for property casualty insurance, employee benefits, retirement plan services, executive benefits and business continuation services. Ms. Boyer previously served as the Chief Financial Officer for several technology companies in the Pacific Northwest. Ms. Boyer has been a Certified Public Accountant since 1984 and received her Bachelor’s degree from Oregon State University. The qualifications of Ms. Boyer considered in her appointment as a Director of Sterling included her financial management experience; accounting experience; insurance and financial services experience; business operations experience and relationships with the Puget Sound business community. The Board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC.

David A. Coulter

Mr. Coulter, 63, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Compensation Committee and Credit and Risk Committee. Mr. Coulter is a Managing Director and Senior Advisor at Warburg Pincus, LLC. He was previously Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation, where he worked from 1976 to 1999. Mr. Coulter is a member of the Board of Directors of Strayer Education, Inc., Webster Bank, Aeolus Re and MBIA, Inc. Mr. Coulter holds a Bachelor’s degree in mathematics and economics and a Master’s degree in industrial administration, both from Carnegie Mellon University. The qualifications of Mr. Coulter considered in his appointment as a Director of Sterling included his management experience; banking experience; investment banking experience; national recognition and relationships within the banking industry; finance experience and Master of Industrial Administration degree.

Robert C. Donegan

Mr. Donegan, 56, has served as a Director of Sterling since his appointment in October 2010 and currently serves as a member of Sterling’s Audit Committee and Compensation Committee. Prior to joining Sterling as a Director, Mr. Donegan served as a Director of Golf Savings Bank from 2006 until Golf Savings Bank was merged with and into Sterling Savings Bank. Mr. Donegan has been President of Ivar’s, Inc., one of Seattle’s oldest restaurant companies with more than 60 locations, since September of 2001. From 1997-2001, Mr. Donegan served as Chief Financial Officer of Ivar’s, Inc. Prior to joining Ivar’s, Inc. in 1997, Mr. Donegan was Executive Vice President and Chief Financial Officer of Peet’s Coffee. Mr. Donegan received his Masters Degree in Public and Private Management from the Yale School of Management. The qualifications considered in Mr. Donegan’s appointment as a director of Sterling included his management experience; banking experience; relationships with the Puget Sound business community and his management degree.

William (“Ike”) L. Eisenhart

Mr. Eisenhart, 58, has served as a Director of Sterling since his appointment in January 2004, as Chairman of the Board from October 2009 to August 2010 and currently serves as Chair of Sterling’s Compensation Committee and as a member of Sterling’s Credit and Risk Committee. He serves as an independent financial consultant to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington and Vice President of Corporate Finance at Goldman, Sachs & Co. in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle and is Co-Chair of the Schools Committee of the Harvard Club of Seattle. Mr. Eisenhart received a Bachelor’s degree from Harvard University and a Master of Business Administration degree from the University of Chicago. The qualifications of Mr. Eisenhart considered in his appointment as a Director of Sterling included his financial management experience; investment banking experience; financial services experience; relationships with the Puget Sound business community and Master of Business Administration degree.

Robert H. Hartheimer

Mr. Hartheimer, 53, has served as a Director of Sterling since his appointment in September 2010 and currently serves as the Chair of Sterling’s Credit and Risk Committee and as a member of Sterling’s Governance and Nominating Committee. Mr. Hartheimer is President of Hartheimer LLC, based in Washington, D.C., which provides senior-level counsel to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters. From 2002 to 2008 Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation (“FDIC”), where he and a small team created the Division of Resolutions to sell failed banks. He went on to serve as director of this division. Both before and after the FDIC,

Mr. Hartheimer was an investment banker working with banks and financial services companies including Merrill Lynch, Smith Barney and Friedman, Billings Ramsey. Mr. Hartheimer received a Bachelor’s degree from Hamilton College and a Master’s of Business Administration from The Wharton School of the University of Pennsylvania. The qualifications of Mr. Hartheimer considered in his appointment as a director of Sterling included his financial management experience; investment banking experience; financial services experience; regulatory experience; relationships within the banking industry and regulatory community and Master of Business Administration degree.

Scott L. Jaeckel

Mr. Jaeckel, 40, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Governance and Nominating Committee. Mr. Jaeckel is a Managing Director at THL. Prior to joining THL, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues. Mr. Jaeckel is currently a Director of Ceridian Corporation, MoneyGram International, Inc. and Warner Music Group Corp. Mr. Jaeckel holds a Bachelors of Business Administration with distinction in Economics and Mathematics from The University of Virginia and an Masters of Business Administration from Harvard Business School. The qualifications of Mr. Jaeckel considered in his appointment as a Director of Sterling included his management experience; finance experience; investment banking experience and relationships within the banking industry and Master of Business Administration degree.

Michael F. Reuling

Mr. Reuling, 64, has served as a Director of Sterling since his appointment in December 2006 and currently serves a member of Sterling’s Audit Committee and Governance and Nominating Committee. He has been a self-employed real estate development consultant in Boise, Idaho since retiring as Vice Chairman of Albertson’s, Inc., a national supermarket/superdrugstore company, where he held various positions for 28 years. Additionally, he has been a Senior Advisor to Clarion Consulting, a real estate consulting firm based in Irvine, California, since April of 2009. Mr. Reuling received a Bachelor’s degree from Carleton College in Northfield, Minnesota and a Juris Doctorate from the University of Michigan in Ann Arbor, Michigan. The qualifications of Mr. Reuling considered in his appointment as a Director of Sterling included his management experience; real estate industry experience; relationships with the real estate community and relationships with the Boise business community.

J. Gregory Seibly

Mr. Seibly, 47, has served as a Director and Chief Executive Officer of Sterling since his appointment became effective in November 2009. His appointments as President of Sterling and as Chief Executive Officer and a Director of Sterling Savings Bank became effective in December 2009. Mr. Seibly began serving as acting President and Chief Executive Officer of Sterling and Sterling Savings Bank, subject to regulatory approval, in October 2009 and previously served as President of Sterling Savings Bank beginning in January 2009. In 2007 Mr. Seibly joined Sterling as Executive Vice President and Chief Production Officer with more than 20 years of experience in the financial industry. Before joining Sterling, Mr. Seibly was the President of U.S. Bank—California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America. Mr. Seibly currently serves on the Executive Board of the Boy Scouts of America—Inland Northwest Council and the Board of the United Way of Greater Spokane. He received his Bachelor’s degree in business administration and finance from Indiana University. The qualifications of Mr. Seibly considered in his appointment as a Director of Sterling included his management experience; banking experience; relationships within banking industry; finance experience; finance degree; business degree and relationships with the Spokane business community.

INFORMATION CONCERNING THE BOARD AND

ITS COMMITTEES

Board Composition

Our Board is responsible for the supervision of the overall affairs of Sterling. During fiscal 2009, individuals serving on the Board included Harold B. Gilkey, William W. Zuppe, Katherine K. Anderson, Ellen R.M. Boyer, William L. Eisenhart, James P. Fugate, James B. Keegan, Jr., Robert D. Larrabee, Donald J. Lukes and Michael F. Reuling. Mr. Lukes, Mr. Gilkey and Mr. Keegan resigned from the Board in April, October and December of 2009, respectively. In connection with Sterling’s Recapitalization, Sterling agreed to appoint a representative of THL and a representative of Warburg Pincus to Sterling’s Board. Sterling also decided, in an effort to improve its governance and bring additional banking expertise to the Board, to appoint Leslie S. Biller to serve as a member and Chairman of the Board. These appointments became effective as of August 26, 2010. The Board also decided that it was in Sterling’s best interests that the Board have a smaller number of members. Therefore, certain members of the Board decided to retire from the Board. The Board now consists of Mr. Biller, Ellen R.M. Boyer, Robert C. Donegan, Robert H. Hartheimer, William L. Eisenhart, Michael F. Reuling, Sterling CEO J. Gregory Seibly, Warburg Pincus designee David A. Coulter and THL designee Scott L. Jaeckel. Each of these Directors also serve as members of the Sterling Savings Bank board of directors.

Although Sterling does not have a formal policy with regard to the diversity of the Board, Sterling does seek to ensure that candidates reflect a variety of professional experience, education, skills, regional business connections, differences of viewpoint and other individual qualities.

To assist in carrying out its duties, the Board has delegated authority to the Audit Committee, the Compensation Committee, the Credit and Risk Committee and the Governance and Nominating Committee. See “Committees of the Board” for more information relating to the duties and composition of these committees.

Following our 2010 Annual Meeting, the Board will consist of nine Directors. In the interim period between annual meetings of shareholders, the Board has the authority under Sterling’s bylaws to fill vacancies and may increase or decrease the size of the Board by amending the bylaws. The Directors are elected annually.

Attendance of Directors

The Board of Sterling held 15 meetings during 2009. Each Director who served on the Board in 2009 attended at least 75% of such meetings and those of the Board committees on which the Director served during the year. It is Sterling’s policy that members of the Board should attend all annual meetings of shareholders except for absences due to causes beyond the reasonable control of the Directors. At the 2009 Annual Meeting of Sterling Financial Corporation, all of the then-current Directors were in attendance.

Compensation of Directors

During 2009, Directors of Sterling who were not employees of Sterling were paid a quarterly fee of $12,000, except for the Chairman of the Audit Committee, who received a quarterly fee of $13,000. Mr. Eisenhart also received a quarterly fee of $13,000 for his service during the fourth quarter of 2009 as Chairman of the Board. Directors receive reimbursement for travel and other reasonable expenses incurred in connection with Board business.

In 2009, Sterling awarded an annual grant of 1,000 shares of restricted stock to each non-employee Director. These shares vest 25% per year over four years as long as the individual remains a Director of Sterling. The following table sets forth information with regard to compensation earned by non-employee Directors in 2009. Compensation earned by employee Directors is included in “Executive Compensation.”

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Katherine K. Anderson	48,000		1,850		0	0	0	0	49,850
Ellen R.M. Boyer	49,000	(4)	1,850	(8)	0	0	0	0	50,850
William L. Eisenhart	52,000	(5)	1,850		0	0	0	0	53,850
James P. Fugate	48,000		1,850		0	0	0	0	49,850
James B. Keegan, Jr.	48,000		1,850	(7)	0	0	0	0	49,850
Robert D. Larrabee	48,000		1,850		0	0	0	0	49,850
Donald J. Lukes	57,597	(6)	1,850	(7)(8)	0	0	0	0	59,447
Michael F. Reuling	48,000		1,850	(8)	0	0	0	0	49,850
William W. Zuppe	48,000		1,850		0	0	0	0	49,850

(1)	Includes only Directors who served as Directors of Sterling during 2009. The appointment of the Sterling Savings Bank Directors to the Sterling Board did not become effective until March 2010. Director Gilkey is omitted from this table because he was a named executive officer who received no separate compensation for his services as a Director during 2009.

(2)	Includes cash payments made to Directors of Sterling for meetings attended during 2009.

(3)	Represents the aggregate grant date fair value of awards as determined for financial reporting purposes.

(4)	In conjunction with her appointment as Chair of the Audit Committee, Director Boyer received one quarterly fee of $13,000.

(5)	In conjunction with his service as Chairman of the Audit Committee for three quarters and Chairman of the Board for one quarter, Director Eisenhart received four quarterly fees of $13,000.

(6)	Prior to his resignation, Director Lukes received director fees totaling $24,000 during 2009. Mr. Lukes also received an annual payment of $33,597 attributable to director fees deferred in his previous years of service. See “Executive Compensation—Components of Compensation—Deferred Compensation Plans.”

(7)	Directors Keegan and Lukes each forfeited 1,000 shares of restricted stock awards granted in 2009 due to their departure from the Board in 2009.

(8)	Directors Anderson, Boyer, Lukes and Reuling filed 83(b) elections on restricted stock awards they received on January 30, 2009. Fair market value of the awards at the time of grant was $1.85 per share.

The following table shows the aggregate number of stock awards and option awards outstanding for each non-employee Director as of December 31, 2009. A total of 7,000 stock awards granted to non-employee Directors of Sterling during 2009 remained outstanding as of December 31, 2009.

Name	Aggregate Stock Awards Outstanding as of 12/31/2009 (#)(1)	Aggregate Option Awards Outstanding as of 12/31/2009 (#)(2)	Grant Date Fair Value of Stock and Option Awards Made During 2009 ($)(3)
Katherine K. Anderson	1,750	0	1,850
Ellen R.M. Boyer	1,750	0	1,850
William L. Eisenhart	1,750	14,500	1,850
James P. Fugate	1,750	16,000	1,850
Robert D. Larrabee	1,750	13,000	1,850
Michael F. Reuling	1,750	11,785	1,850
William W. Zuppe	38,500	155,000	1,850

(1)	Assuming that all outstanding restricted stock awards will become fully vested.

(2)	Assuming that all outstanding stock option awards will become fully vested.

(3)	Restricted stock awards were granted at a price of $0.00 and carry a fair market value of $1.85 per share based on the closing price of Sterling common stock on January 30, 2009. All awards vest over a four-year period with 25% vesting one year after the date of grant.

On August 26, 2010, Sterling agreed to the terms of an offer letter (the “Biller Offer Letter”) with Mr. Biller, pursuant to which Mr. Biller has agreed to serve as Chairman and member of the Board. Pursuant to the Biller Offer Letter, Sterling has agreed to pay Mr. Biller annual Chairman fees of $150,000, paid quarterly in accordance with our standard practice for director fees. In addition, Sterling has paid Mr. Biller cash compensation of $1.5 million immediately upon commencement of his service, and thereafter has agreed to pay Mr. Biller $600,000 every six months from December 31, 2010 until December 31, 2012, so long as Mr. Biller does not voluntarily resign from the Board.

Committees of the Board

The Board of Sterling has established Audit, Compensation, Credit and Risk and Governance and Nominating Committees. The following table shows which committees, if any, that each Director currently serves on.

Name	Audit	Compensation	Credit and Risk Committee	Governance/ Nominating
Leslie S. Biller			X	X*
Ellen R.M. Boyer	X*	X
David A. Coulter		X	X
Robert C. Donegan	X	X
William L. Eisenhart		X*	X
Robert H. Hartheimer			X*	X
Scott L. Jaeckel				X
Michael F. Reuling	X			X
J. Gregory Seibly

*	Committee Chairman

Audit Committee. The Audit Committee has been established in accordance with the rules of the SEC for the purpose of overseeing Sterling’s accounting and financial reporting processes, the audits of the financial statements, as well as compliance with legal and regulatory requirements. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is responsible for the retention, supervision and termination of the independent registered public accounting firm and for resolving any disagreements between management and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of Sterling’s internal audit department. The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for Sterling’s financial reporting process and for preparing Sterling’s financial statements. Sterling’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

During 2009, Directors William L. Eisenhart, James B. Keegan, Jr., Ellen R.M. Boyer and Michael F. Reuling served on the Audit Committee. Michael F. Reuling was appointed to the Audit Committee and Director Keegan resigned from the Audit Committee in February 2009, following the determination that, because of the business Mr. Keegan’s company, Keegan & Coppin Company, Inc., engages in with Sterling, Mr. Keegan was no longer independent under the NASDAQ rules. Director Eisenhart served as Chairman until October 2009, when he was appointed Chairman of Sterling’s Board, and Director Boyer was appointed as the new Chair of the Audit Committee. Director Donegan was appointed to the Audit Committee effective October 20, 2010, at which point

Director Eisenhart stepped off of the Committee. The current members of the Audit Committee are Ms. Boyer (Chair), Mr. Donegan and Mr. Reuling. The Audit Committee held 19 meetings during 2009. Each of the current members of the Audit Committee has been determined by the Board to be “independent” and financially literate as required by the NASDAQ Rules and the SEC. Members of the Audit Committee have reviewed and discussed with management and the independent registered public accounting firm the periodic reports of Sterling prior to filing such reports with the SEC. No member of the Audit Committee has participated in the preparation of the financial statements of Sterling or its subsidiaries at any time during the past three years. The Board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter reviewed and approved annually by Sterling’s Board. Sterling’s Audit Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board with respect to personnel policies that include, but are not limited to, compensation for executive officers of the holding company, as well as employee compensation and benefit programs. The Compensation Committee, which was previously named the Personnel Committee, held five meetings during 2009 and consisted of Katherine K. Anderson, Robert D. Larrabee and James P. Fugate, each of whom had been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC. Mr. Larrabee served as Chairman of the Personnel Committee until May 2009, when Ms. Anderson was appointed as Chairman. Following the retirement of Directors Anderson, Larrabee and Fugate from the Board, Sterling changed the name of the Committee to the Compensation Committee and appointed Directors Boyer, Coulter, Donegan and Eisenhart as members of the Committee, with Mr. Eisenhart serving as the Chair of the Committee. The Compensation Committee performs the tasks required to be performed by a Capital Purchase Program recipient’s compensation committee, as required under Section 111 of EESA, as amended by ARRA, and any rules and regulations promulgated thereunder. The Compensation Committee operates under a written charter reviewed and approved annually by Sterling’s Board. Sterling’s Compensation Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Credit and Risk Committee. The Board has appointed a Credit and Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding Sterling’s enterprise risk management, receiving information regarding Sterling’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to Sterling. During 2009, no meetings of the Credit and Risk Committee were held because the committee was not created until September of 2010. The members of the Risk Committee are Directors Hartheimer (Chairman), Biller, Coulter and Eisenhart.

Governance and Nominating Committee. The Governance and Nominating Committee identifies individuals qualified to become members of the Board and oversees governance matters. The Governance and Nominating Committee recommends to the Board a slate of nominees for election by the shareholders at each annual meeting of Sterling. At the request of the Board, the Governance and Nominating Committee recommends, for approval by the Board, nominees to fill vacancies or new positions on the Board as they may occur or be created from time to time, all in accordance with Sterling’s bylaws. The Governance and Nominating Committee identifies potential nominees from various sources, including recommendations from Directors and officers of Sterling. The Governance and Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Chairman of the Board the names of such nominees, together with their qualifications for service as Directors of Sterling. Individuals recommended by shareholders are evaluated in the same manner as other potential nominees. The Governance and Nominating Committee reviews and discusses recommendations received for Director candidates and evaluates the qualifications of such candidates before selecting a slate of nominees to be recommended to the Board. Qualifications that the Governance and Nominating Committee will consider in evaluating Director candidates include contacts within Sterling’s market area, skills, experience, time availability and such other criteria as the Governance and Nominating Committee shall determine to be relevant. The Governance and Nominating Committee also develops, recommends and periodically reviews corporate governance guidelines for Sterling. The Governance and Nominating Committee held nine meetings in 2009, and consisted of Michael F. Reuling (Chairman), Katherine K. Anderson and James P. Fugate, each of whom had been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC. Following the retirement of Directors Anderson and Fugate from the Board,

Sterling appointed Directors Biller and Jaeckel as members of the Committee, with Mr. Biller serving as the Chair of the Committee. The Governance and Nominating Committee operates under a written charter approved by Sterling’s Board. Sterling’s Governance and Nominating Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Regulatory Oversight Committee. During 2009, Sterling’s Board created a Regulatory Oversight Committee. The Regulatory Oversight Committee was responsible for the following duties: assisting the Board in fulfilling its oversight responsibilities and overseeing efforts to comply with the legal obligations arising from, related to or in connection with Sterling and its subsidiaries; reviewing, monitoring and making recommendations to the Board on compliance policies and practices of Sterling and its subsidiaries, including those that relate to regulatory orders and agreements; taking any and all such other actions, making any such determinations and making any recommendations to the Board, as assigned to the Regulatory Oversight Committee from time to time by the Board and taking any and all such other actions, reviewing such other matters, making such inquiries, making such determinations and making such recommendations to the Board as the Regulatory Oversight Committee, in its sole and absolute discretion, determines is necessary and/or appropriate and desirable to carry out the duties assigned to it. The Regulatory Oversight Committee held 12 meetings during 2009 and consisted of Rodney Barnett, Ellen R. M. Boyer, William L. Eisenhart (Chairman), James B. Keegan, Jr. and Michael F. Reuling. Following a reduction of responsibilities as a result of Sterling’s Recapitalization and the removal of the cease and desist order issued jointly by the FDIC and the Washington Department of Financial Institutions on Sterling Savings Bank, Sterling dissolved the Regulatory Oversight Committee in September of 2010 and delegated the remaining duties of the Committee to the Audit Committee and the Credit and Risk Committee.

CORPORATE GOVERNANCE

Sterling has proactively taken steps to establish a corporate governance framework that affirms our high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of our business, and ensures the integrity of the controls and procedures implemented by our Directors, officers and employees, including our internal control over financial reporting. Actions we have taken to establish this corporate governance framework include: maintaining a Board composed of a majority of independent Directors; adoption of charters for our Directors’ committees; adoption of Corporate Governance Guidelines; adoption of a Code of Ethics for all of our Directors, officers and employees and provision of a procedure for shareholders and employees to communicate with the Board. We believe that the ethical foundations outlined in our corporate governance framework are critical to our ongoing success and the maximization of shareholder value.

Board Leadership Structure and Risk Oversight Role

Although a separation of the roles of Chairman of the Board and Chief Executive Officer is not mandated by any provision of law or Sterling’s articles of incorporation or bylaws, the Board currently believes that, given Sterling’s size and the complexity of its business, having Mr. Biller serve as Chairman of the Board and Mr. Seibly serve as Sterling’s Chief Executive Officer provides for an appropriate balance of authority between management and the Board. Additionally, the Board believes that this structure presently makes the best use of both Mr. Biller’s and Mr. Seibly’s extensive knowledge of the banking industry. Sterling’s Board administers its risk oversight function through the policy approval function of the Board and through the work of Sterling’s various committees that meet throughout the year and report to the Board on an ongoing basis, as further described herein. In particular, the Board has created the Credit and Risk Committee to assist the Board in fulfilling its oversight responsibilities regarding Sterling’s enterprise risk management, receiving information regarding Sterling’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to Sterling.

Affirmative Determinations Regarding Director Independence

The Board has determined that each of the following Directors is an “independent director” as such term is defined by the rules of NASDAQ and the SEC:

Leslie S. Biller

Ellen R.M. Boyer

David A. Coulter

Robert C. Donegan

William L. Eisenhart

Robert H. Hartheimer

Scott L. Jaeckel

Michael F. Reuling

The Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the rules of the NASDAQ and the SEC. These rules generally provide that an “independent director” is a person other than an officer or employee of Sterling or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The NASDAQ rules also provide specific criteria that, if met, disqualify a Director from being independent.

In considering the independence of the Directors, the Board specifically addressed those matters disclosed in “Interests of Directors, Officers and Others in Certain Transactions” below as well as the participation of THL and Warburg Pincus in the Recapitalization and stock ownership by various directors. Except as disclosed in the prior sentence, there were no specific transactions, relationships or arrangements that were considered by the Board in determining the independence of any of the Directors.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all Sterling employees and Directors, including Sterling’s senior financial officers. The Code of Ethics is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Communication with the Board

Shareholders may send communications to the Board of Sterling by addressing such correspondence to:

Andrew J. Schultheis

Secretary

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

As Secretary of the Board, Mr. Schultheis monitors shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s), and facilitates an appropriate response.

PROPOSAL 2: APPROVAL OF A PROTECTIVE AMENDMENT TO STERLING’S RESTATED

ARTICLES OF INCORPORATION TO RESTRICT CERTAIN TRANSFERS OF STOCK IN ORDER

TO PRESERVE THE TAX TREATMENT OF STERLING’S NET OPERATING LOSSES AND

CERTAIN UNREALIZED TAX LOSSES

General

The Sterling Board has approved a protective amendment to Sterling’s restated articles of incorporation to restrict certain transfers of Stock (as defined below) in order to preserve the tax treatment of Sterling’s net operating losses and unrealized tax losses, as described below, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment.

We have generated significant net operating losses and certain unrealized tax losses (collectively, “Tax Losses”) and may generate additional Tax Losses in future years. Under U.S. federal income tax laws, we generally can use Tax Losses and certain related tax credits to offset our future taxable income for up to 20 years, at which time they “expire” for such purposes. Until they expire, we can “carry forward” Tax Losses and certain related tax credits that we do not use in any particular year to offset income tax in future years. After giving effect to the carry back and use of certain Tax Losses, we estimate, as of September 30, 2010, that we still have approximately $247.0 million of net deferred tax assets related to our Tax Losses that we have generated but not yet realized for tax purposes. We believe that these Tax Losses could be used to potentially offset up to $638.0 million of future taxable income. Our ability to use these Tax Losses depends, among other things, on our ability to generate sufficient taxable income in the future. While we currently have a valuation allowance of $247.0 million against these Tax Losses and cannot estimate the amount or timing of Tax Losses that we will use to reduce future income tax liability, if any, management believes that our Tax Losses are valuable assets.

The benefits of our Tax Losses would be reduced, and our use of the Tax Losses would be substantially delayed, if we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code. Under Section 382, an “ownership change” occurs if a shareholder or a group of shareholders who is deemed to own at least 5% of our Stock (as defined below) increases its ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 would impose an annual limit on the amount of our Tax Losses that we can use to offset otherwise taxable income. In general, this limit is calculated by multiplying the value of our outstanding equity immediately prior to the ownership change, reduced by certain items specified in Section 382, by the federal long-term tax-exempt interest rate in effect for the month of the ownership change. The federal long-term tax exempt rate, for ownership changes occurring in the month of October 2010, is 3.98%. The rules of Section 382 governing an “ownership change” are very complex and are beyond the scope of this summary discussion.

If an ownership change were to occur, the limitations imposed by Section 382 could materially restrict our ability to use our Tax Losses. We currently believe that we have not experienced an ownership change, but the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. However, if no action is taken, we believe it is possible that we could experience an ownership change.

On April 14, 2010, the Board adopted a Shareholder Rights Plan (the “Section 382 Rights Plan”), which provides an economic disincentive for any one person or group to become a beneficial owner of 4.95% or more of our common stock, certain preferred stock, warrants and other of our securities, along with certain options and other derivatives (together, our “Stock”) and for any existing holder of 4.95% or more of our Stock to acquire more than a specified amount of additional Stock, subject to certain exceptions. In connection with the Section 382 Rights Plan, we issued rights on each share of common stock outstanding as of April 14, 2010 and on each share of common stock and preferred stock issued in connection with the Recapitalization (including the shares issued in October 2010 in connection with the conversion of preferred stock into common stock), and we have issued and will continue to issue additional rights on each share of common stock issued during the term of the plan. The rights will be exercisable by each relevant holder upon certain triggering events, such as any person becoming a Five-Percent Shareholder (as defined below), subject to certain exceptions. Holders of rights (other than any holder that causes such a triggering event) will receive shares of preferred stock upon exercise or if our Board decides to exchange the rights. The Board intends to amend the Section 382 Rights Plan effective upon the date the Protective Amendment is approved to extend the Section 382 Rights Plan so that it will expire on the same date as the Protective Amendment. For more information on our Section 382 Rights Plan, see our Form 8-A and Form 8-K, and the related exhibits, filed with the SEC on April 15, 2010. Any holder that held 5% or more of our Stock on April 14, 2010, or acquired 5% or more of our Stock pursuant to the Recapitalization, including Treasury and the Anchor Investors, along with certain other investors, are excepted from certain restrictions in the Section 382 Rights Plan. Such investors acquired their shares without triggering the Section 382 Rights Plan and may sell 5% or more of our Stock to other holders in transactions that should not increase our “cumulative owner shift,” and thus should not increase the risk to our Tax Losses. More specifically, the Anchor Investors may transfer their Stock to holders that either were not treated as owning any of our Stock prior to such transfer or would be treated as owning not more than 4.95% of our Stock after such transfer.

The Section 382 Rights Plan, however, does not offer complete protection against the possibility of an ownership change. Therefore, after careful consideration, the Board believes the most effective way to preserve the benefits of our Tax Losses for long-term shareholder value is to adopt the Protective Amendment. As described above under “Recapitalization,” under the terms of the Anchor Investment Agreements and the Subscription Agreements, we are required to call a meeting of our shareholders to seek approval of the Protective Amendment. The Protective Amendment is designed to block transfers of our common stock that could result in an ownership change and is described below. Its full terms can be found in the accompanying Appendix A.

The Board urges shareholders to carefully read this Proposal 2, including the items discussed below under the heading “Certain Considerations Related to the Protective Amendment and the full terms of the Protective Amendment.”

It is important to note that the Protective Amendment measure may not offer a complete solution and an ownership change may occur even if the Protective Amendment is adopted. There are limitations on the enforceability of the Protective Amendment against shareholders who do not vote to adopt it that may allow an ownership change to occur. The limitations of the Protective Amendment are described in more detail below. Because of the limitations of the Section 382 Rights Plan, the Board believes that the Protective Amendment is needed and that it will serve as an important tool to help prevent an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of our Tax Losses. Accordingly, the Board unanimously recommends that shareholders adopt the Protective Amendment.

Description of Protective Amendment

The following description of the Protective Amendment is qualified in its entirety by reference to the full text of the Protective Amendment. Please read the Protective Amendment in its entirety as the discussion below is only a summary.

The Protective Amendment includes a mechanism to block the impact of direct or indirect transfers of our Stock and certain other securities that could increase the percentage of stock that is treated as being owned by Five-Percent Shareholders (as defined below), while allowing non-Five-Percent Shareholders to sell their shares into the market and providing a mechanism to permit would-be purchasers to receive up to the purchase price paid by the purported purchaser back in respect of prohibited transfers. For this purpose, a “Five-Percent Shareholder” is generally a person or group of persons treated as owning, for relevant tax purposes, 5% of our outstanding Stock.

Prohibited Transfers. The Protective Amendment generally is designed to restrict any direct or indirect transfer (such as transfers of our Stock that result from the transfer of interests in other entities that own our Stock) if the effect would be to:

•	increase the direct or indirect ownership of our Stock by any Person (as defined below) from less than 4.95% to 4.95% or more of our Stock; or

•	increase the percentage of our Stock owned directly or indirectly by a Person (as defined below) owning or deemed to own 4.95% or more of our Stock.

Subject to the exceptions described below, any transfer by a Five-Percent Shareholder is also prohibited. “Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Prohibited transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our Stock would exceed the 4.95% thresholds discussed above, or to Persons whose direct or indirect ownership of our Stock would by attribution cause another Person to exceed such threshold. Complicated ownership rules prescribed by the Internal Revenue Code (and regulations promulgated thereunder), as modified by the Protective Amendment, will apply in determining whether a Person is a 4.95% shareholder under the Protective Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of our Stock owned by, any shareholder, we will be entitled to rely on the existence or absence of certain public securities filings (such as Schedules 13D or 13G) as of any date, subject to our actual knowledge of the ownership of our Stock. The Protective Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of our Stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our Stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our Stock, or prohibit ownership (thus requiring dispositions) of our Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than us that, directly or indirectly, owns our Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to our Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Upon adoption of the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Stock, or in the case of options, receiving our Stock in respect of their exercise. In this proxy statement, our Stock purportedly acquired in violation of the Protective Amendment is referred to as “prohibited shares.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the prohibited shares to our agent along with any dividends or other distributions paid with respect to such prohibited shares. Our agent is required to sell such prohibited shares in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such prohibited shares received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the purchase price (or in the case of gift, inheritance or similar transfer, the fair market value of the prohibited shares on the date of the prohibited transfer) paid by the purported purchaser to acquire such prohibited shares, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the prohibited shares are sold by the purported purchaser, such person will be treated as having sold the prohibited shares on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent our agent grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

Modification and Waiver of Transfer Restrictions. The Board will have the discretion to approve a transfer of our Stock that would otherwise violate the transfer restrictions if it determines that the transfer is in our and our shareholders’ best interests. If the Board decides to permit such a transfer, that transfer or later transfers may result in an ownership change that could limit our use of our Tax Losses. In deciding whether to grant a waiver, the Board may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, the Board may request relevant information from the acquirer and/or selling party in order to determine compliance with the Protective Amendment or the status of our federal income tax benefits, including (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board that the transfer will not result in a limitation on the use of the Tax Losses under Section 382. If the Board decides to grant a waiver, it may impose conditions on the acquirer or selling party.

The Board may establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of Stock would jeopardize our ability to use our Tax Losses.

Other Exceptions. Notwithstanding the restrictions described above, the Protective Amendment provides that the Anchor Investors may transfer Stock in certain circumstances, including the disposition of Stock to persons who do not otherwise own Stock or who would not be treated as owning 4.95% or more of our Stock as a result of such transfer. Furthermore, the Protective Amendment permits a Person to acquire stock pursuant to a merger, tender offer or other transaction pursuant to which such Person will own at least a majority of the outstanding Stock and in which all shareholders are offered the same opportunity to receive cash, stock or other consideration.

Implementation and Expiration of the Protective Amendment

If our shareholders adopt the Protective Amendment, we intend to promptly file the Protective Amendment or file Amended and Restated Articles of Incorporation incorporating the Protective Amendment with the Secretary of State of the State of Washington, whereupon the Protective Amendment will become effective. We intend to immediately thereafter enforce the restrictions in the Protective Amendment to preserve the future use of our Tax Losses. We also intend to include a legend reflecting the transfer restrictions included in the Protective Amendment on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Stock in uncertificated form and to disclose such restrictions to the public generally.

The Protective Amendment would expire on August 27, 2013, unless extended by the Board at its discretion. The Board may, but is not required to, at any time prior to the expiration date, waive the Protective Amendment in respect of one or more classes of transfers or in respect of all transfers if the Board determines that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 will be imposed on the utilization of the Tax Losses or that the benefits to our shareholders as a whole of so waiving the provisions hereof are sufficient to permit such waiver.

Effectiveness and Enforceability

Although the Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is adopted given that:

•	The Board can permit a transfer to an acquirer that results or contributes to an ownership change if it determines that such transfer is in our and our shareholders’ best interests.

•

The Protective Amendment may not be enforceable with respect to shares owned by holders who vote against the Protective Amendment or whose shares are not voted on the Protective Amendment and, in addition, a court could find that part or all of the Protective Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Washington, our jurisdiction of incorporation, a corporation is allowed to impose transfer restrictions for reasonable purposes, provided the type of restriction is not manifestly unreasonable. We have determined that the Protective Amendment is a reasonable restriction with a reasonable purpose, as it may allow us to prevent an ownership change and the loss of our ability to use our Tax Losses. Washington law provides that transfer restrictions with respect to shares of our common stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of the restrictive proposal and (ii) purported transferees of shares that were voted in favor of the restrictive proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or, if the shares are uncertificated, the existence is noted on a written statement of information required by Washington law or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). Therefore, except as described in the section entitled “Certain Contractual Agreements” below, shareholders who hold our common stock prior to the approval of Proposal 2, and who vote against Proposal 2 or whose shares are not voted on Proposal 2, and their transferees, may not be bound by such restrictions. Otherwise, the Protective Amendment will be deemed to be valid and enforceable against the holder or a transferee of the holder so long as the existence of the restriction is noted conspicuously on the front or back of the certificate or is contained in an information statement provided to holders of uncertificated shares. We intend to cause shares of our common stock issued after the effectiveness of the Protective Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Washington law such newly issued shares will be subject to the transfer restriction. We also intend to disclose such restrictions to persons holding our common stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that its shares were voted against or not voted on the Protective Amendment or are otherwise not subject thereto by contract or otherwise. Nonetheless, a court could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

Despite the adoption of the Protective Amendment, there is still a risk that certain changes in relationships among shareholders or other events could cause an ownership change under Section 382. Accordingly, we cannot assure you that an ownership change will not occur even if the Protective Amendment is made effective. However, the Board has adopted the Section 382 Rights Plan, which is intended to act as a deterrent to any person acquiring more than 4.95% of our stock and endangering our ability to use our Tax Losses.

As a result of these and other factors, the Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an ownership change. All of our securities, even those securities not subject to the Protective Amendment, are subject to the Section 382 Rights Plan, as amended, described below.

CERTAIN CONSIDERATIONS RELATED TO THE

PROTECTIVE AMENDMENT

The Board believes that attempting to protect the tax benefits of our Tax Losses as described above under “Proposal 2” is in our and our shareholders’ best interests; however, we cannot eliminate the possibility that an ownership change will occur even if the Protective Amendment is adopted. Please consider the items discussed below in voting on Proposal 2.

The Internal Revenue Service (“IRS”) could challenge the amount of our Tax Losses or claim we experienced an ownership change, which could reduce the amount of our Tax Losses that we can use or eliminate our ability to use them altogether.

The IRS has not audited or otherwise validated the amount of our Tax Losses. The IRS could challenge the amount of our Tax Losses, which could limit our ability to use our Tax Losses to reduce our future income tax liability. In addition, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. Therefore, we cannot assure you that the IRS will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of our Tax Losses even if the Protective Amendment is in place.

Continued Risk of Ownership Change

Although the Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot assure you that it would prevent all transfers of our Stock that could result in such an ownership change. In particular, absent a court determination, we cannot assure you that the Protective Amendment’s restrictions on acquisition of our Stock will be enforceable against our shareholders, and they may be subject to challenge on equitable grounds, as discussed above under this Proposal 2.

Potential Effects on Liquidity

The Protective Amendment will restrict a shareholder’s ability to acquire, directly or indirectly, additional Stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of our Stock may be limited by reducing the class of potential acquirers for such Stock. In addition, a shareholder’s ownership of our Stock may become subject to the restrictions of the Protective Amendment upon actions taken by persons related to, or affiliated with, them. Shareholders are advised to carefully monitor their ownership of our Stock and consult their own legal advisors and/or us to determine whether their ownership of our Stock approaches the restricted levels.

Potential Impact on Value

If the Protective Amendment is adopted, the Board intends to include a legend reflecting the transfer restrictions included in the Protective Amendment on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Stock in uncertificated form, and to disclose such restrictions to the public generally. Because certain buyers, including persons who wish to acquire more than 5% of our Stock and certain institutional holders who may not be comfortable holding our Stock with restrictive legends, may not be able to purchase our Stock, the Protective Amendment could depress the value of our Stock in an amount that could more than offset any value preserved from protecting our Tax Losses. Regardless of whether the Protective Amendment is approved, all shares will remain subject to the Section 382 Rights Plan, as amended, which may also depress the value of our Stock. Furthermore, the Protective Amendment permits a Person to acquire stock pursuant to a merger, tender offer or other transaction pursuant to which such Person will own at least a majority of the outstanding Stock and in which all shareholders are offered the same opportunity to receive cash, stock or other consideration.

Anti-Takeover Impact

The reason the Board adopted the Protective Amendment is to preserve the long-term value of our Tax Losses. The Protective Amendment, if adopted by our shareholders, could be deemed to have an anti-takeover effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than 4.95% of our Stock and the ability of persons, entities or groups now owning more than 4.95% of our Stock from acquiring additional shares of our Stock without the approval of the Board. However, the Protective Amendment proposal is not part of a plan by us to adopt a series of anti-takeover measures, and we are not presently aware of any potential takeover transaction.

Effect of the Protective Amendment if you vote for it and own less than 4.95% of our Stock

If you own less than 4.95% of our Stock, you will be able to trade freely in our Stock, except that (i) you would not be permitted to acquire an amount that causes your holdings to exceed more than 4.95% of our Stock and (ii) you would not be permitted to transfer your Stock to a Person that, after such transfer, would be treated as owning greater than 4.95% of our Stock, in each case without the approval of our Board except under limited circumstances. You will generally be entitled to freely sell your stock over the NASDAQ Stock Market so long as you do not have actual knowledge that the transfer would be prohibited by the Protective Amendment. If you do not have such actual knowledge, you will not be required to repurchase the Stock and you will have no liability to us or the transferee, pursuant to the Protective Amendment, as a result of such transfer.

Effect of the Protective Amendment if you vote for it and own 4.95% or more of our Stock

If you already own more than 4.95% of our Stock, unless you are treated as a “Strategic Investor” or a “Permissible Transferee” as defined in the Protective Amendment, (i) you would not be permitted to acquire any additional Stock and (ii) you would not be permitted to transfer any Stock, in each case, without the approval of our Board except under certain limited circumstances.

Effect of the Protective Amendment if you vote against it or do not vote in favor of it

If you vote “No” or your shares are not voted on the proposal, the transfer restrictions may not apply to the shares held by you, although they will still be subject to Sterling’s Rights Plan. Under the laws of the State of Washington, our jurisdiction of incorporation, a corporation is allowed to impose transfer restrictions for reasonable purposes, provided the type of restriction is not manifestly unreasonable. We have determined that the Protective Amendment is a reasonable restriction with a reasonable purpose, as it may allow us to prevent an ownership change and the loss of our ability to use our Tax Losses. Washington law provides that transfer restrictions with respect to shares of our Stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of shares that were voted in favor of this proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or, if the shares are uncertificated, the existence is noted on a written statement of information required by Washington law or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). Therefore, except as described in the section entitled “Certain Contractual Agreements” below, shareholders who hold our Stock prior to the approval of Proposal 2, and who vote against Proposal 2 or whose shares are not voted on Proposal 2, and their transferees, may not be bound by such restrictions. Otherwise, the Protective Amendment will be deemed to be valid and enforceable against the holder or a transferee of the holder so long as the existence of the restriction is noted conspicuously on the front or back of the certificate or is contained in an information statement provided to holders of uncertificated shares. We intend to cause shares of our common stock issued after the effectiveness of the Protective Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Washington law such newly issued shares will be subject to the transfer restriction. We also intend to disclose such restrictions to persons holding our common stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Protective Amendment that are proposed to be transferred were voted in favor of the Protective Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Protective Amendment, unless a shareholder establishes that its shares were voted against or not voted on the Protective Amendment or are otherwise not subject to the Protective Amendment by contract or otherwise. Nonetheless, a court could find that the Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

Certain Contractual Agreements

The Anchor Investors and the investors in the Private Placement have contractually agreed to be bound by the terms of the Protective Amendment as if it were already in effect. In the event that the Protective Amendment is not approved, they will be required to continue to comply with its terms, and any transferees of Stock owned by the Anchor Investors or the investors in the Private Placement will also be bound by the terms of the Protective Amendment.

Dissenters’ Rights

Under Washington law and our restated articles of incorporation, holders of our common stock will not be entitled to appraisal or other dissenters’ rights with respect to the approval of the amendment to Sterling’s restated articles of incorporation proposed under Proposal 2. For additional important information, see the section entitled “—Effectiveness and Enforceability.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of Proposal 2. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 2 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 2. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval by shareholders of Proposal 2 is not conditioned upon approval of any other proposal set forth herein, nor is approval of any other proposal set forth herein conditioned upon approval of Proposal 2. Pursuant to the Anchor Investment Agreements, each of the Anchor Investors has agreed to vote all common shares beneficially owned by them in favor of Proposal 2. In addition, pursuant to the Exchange Agreement, the Treasury has also agreed to vote, or cause to be voted, the common shares beneficially owned by it in favor of Proposal 2 in the same proportion as all other shares of Sterling’s common stock (other than those shares held by the Anchor Investors). As of November 4, 2010, each of THL and Warburg Pincus held approximately 22.6% of Sterling’s common stock, and Treasury held approximately 9.4% of Sterling’s common stock.

The Board unanimously recommends that shareholders vote “FOR” the Protective

Amendment to Sterling’s restated articles of incorporation.

PROPOSAL 3: APPROVAL OF THE ADOPTION OF STERLING’S 2010

LONG-TERM INCENTIVE PLAN

The Board adopted the 2010 Incentive Plan in August 2010, subject to the approval of the shareholders. The Board believes that it is in the best interests of Sterling to adopt the 2010 Incentive Plan and unanimously recommends that the shareholders vote in favor of approving the 2010 Incentive Plan. Approximately 1,574,035 options to purchase shares of common stock were available for grant under Sterling’s existing equity compensation plans as of December 31, 2009.

The following summary of the 2010 Incentive Plan is qualified in its entirety by reference to the complete text of the 2010 Incentive Plan, which is included with this proxy statement as Appendix B. Capitalized terms used in this summary that are not separately defined below have the meanings set forth in the 2010 Incentive Plan.

Description of the 2010 Incentive Plan

The purpose of the 2010 Incentive Plan is to: a) foster and promote the long-term financial success of Sterling and increase shareholder value; b) enable Sterling to attract, motivate and retain highly-qualified key employees and directors and c) encourage key employees and directors to link their interests with the long-term financial success of Sterling and the growth of shareholder value. Under the 2010 Incentive Plan, the following types of Awards may be granted: (i) Incentive Stock Options; (ii) Non-Qualified Stock Options; (iii) Stock Appreciation Rights (“SARs”); (iv) Restricted Stock; (v) Restricted Stock Units and (vi) Performance Shares. Non-employee directors, consultants and advisors of Sterling are eligible to participate in the 2010 Incentive Plan but may not receive Incentive Stock Options. Generally, Awards will be granted under the 2010 Incentive Plan to executives, other officers and directors (collectively representing approximately 150 individuals), although all employees are eligible to participate. Sterling has reserved Four Hundred Million (400,000,000) shares of common stock for grants of Awards under the 2010 Incentive Plan however, no more than Twenty Five Million (25,000,000) shares or share equivalents, as adjusted for stock dividends, splits or other adjustments, may be granted to any one individual in any given year. The 2010 Incentive Plan will generally be administered by the Compensation Committee of the Board, which consists of at least two outside Directors; however, the 2010 Incentive Plan allows administration of the Plan to be delegated to such other committees as are deemed appropriate by the Board and by any applicable laws depending on the group of employees or service providers who are subject to the committee’s granting authority (any of these committees are referred to as the “Administrator” in the Plan as well as in this summary).

No Incentive Stock Option, Non-Qualified Stock Option or SAR may be granted with an exercise price per share less than the Fair Market Value of the common stock at the date of grant. In the Administrator’s discretion, the exercise price of an Option may be paid in cash, by check, by delivery of already owned shares of common stock, via a broker-assisted cashless exercise program, by a combination of the foregoing methods or any other method permitted by law and acceptable to the Administrator.

An eligible Participant may receive more than one Incentive Stock Option, but the maximum aggregate Fair Market Value of the common stock (determined when the Incentive Stock Option is granted) with respect to which Incentive Stock Options are first exercisable by such Participant in any calendar year cannot exceed $100,000. In addition, no Incentive Stock Option may be granted to a Participant owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of Sterling (a “Ten-Percent Shareholder”), unless the exercise price is not less than 110% of the Fair Market Value of the shares subject to such Incentive Stock Option on the date of grant.

Except as otherwise provided by the Administrator, Awards under the 2010 Incentive Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution. The expiration date of an Incentive Stock Option is determined by the Administrator at the time of the grant, but in no event may an Incentive Stock Option be exercisable after the expiration of ten years from the date of grant of the Incentive Stock Option (five years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

SARs may be granted under the 2010 Incentive Plan upon such terms and conditions as the Administrator may determine, subject to the provisions of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of the common stock on the date of the grant. Upon the exercise of a SAR, Sterling will pay to the Participant in cash, common stock, or a combination thereof (the method of payment to be at the discretion of the Administrator), an amount equal to the excess of the Fair Market Value of the common stock on the exercise date over the exercise price, multiplied by the number of SARs being exercised.

Under the 2010 Incentive Plan, with respect to unexercised Options or SARs, if a Participant’s service is terminated for Cause, or if, following a Participant’s termination, and during any period in which an Option or SAR otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option or SAR shall terminate in its entirety and cease to be exercisable immediately upon such termination or act.

Shares of Restricted Stock may be granted under the 2010 Incentive Plan upon such terms and conditions as the Administrator may determine, subject to the provisions of the Plan. In making an Award of Restricted Stock, the Administrator will determine the periods during which the Restricted Stock is subject to forfeiture and such other terms or Vesting Conditions as the Administrator may deem appropriate. The Administrator also has discretion to accelerate the time at which the restrictions or other Vesting Conditions will lapse or be removed. During the period an award of Restricted Stock is subject to restrictions or other Vesting Conditions, as set forth in the Award Agreement, the Participant may not sell, transfer, pledge or assign the Restricted Stock, but will be entitled to vote the Restricted Stock, unless the Administrator determines otherwise. The Participant also has the right to receive dividends with respect to the Restricted Stock unless provided otherwise in the Award Agreement.

The Administrator may grant Awards in the form of Restricted Stock Units or Performance Shares, which are both generally subject to Vesting Conditions as established by the Administrator. The Administrator may set Vesting Conditions based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued employment), other performance milestones or any other basis determined by the Administrator in its discretion.

The basis for payment of Restricted Stock Units or Performance Shares for a given Performance Period shall be the achievement of those financial and nonfinancial Vesting Conditions determined by the Administrator in the Award Agreement. Upon meeting the applicable Vesting Conditions, the payout of Restricted Stock Units or Performance Shares shall be dependent on the extent to which the Vesting Conditions are met as determined by the Administrator and provided in the Award Agreement. Payments shall be made, in the discretion of the Administrator, solely in cash or common stock, or a combination of cash and common stock, as soon as practicable following the date(s) set forth in the Award Agreement.

Although Sterling is currently subject to certain executive compensation restrictions under Section 111 of EESA, as amended by ARRA, including a prohibition on using the “performance based compensation” exception to the deduction limitation under Section 162(m) of the Internal Revenue Code for compensation to the CEO and three highest paid executive officers (other than the CEO), the 2010 Incentive Plan has been structured in such a manner that Performance Shares granted under it can qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, in anticipation of when Sterling is released from the executive compensation restrictions under the TARP Capital Purchase Program. Qualified performance based compensation is compensation which meets certain prescribed requirements, including that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by shareholders. A Performance Award that the Administrator intends to constitute “qualified performance based compensation” shall be determined by the attainment of one or more Performance Goals, based on Performance Criteria, established by the Administrator.

Under the 2010 Incentive Plan, if this proposal is approved, the Performance Criteria that the Administrator shall select for purposes of establishing Performance Goals, during the Performance Period, will be one or more of the following criteria: (i) basic earnings per Share; (ii) basic cash earnings per Share; (iii) diluted earnings per Share; (iv) diluted cash earnings per Share; (v) net income; (vi) cash earnings; (vii) net interest income; (viii) non-interest income; (ix) general and administrative expense to average assets ratio; (x) cash general and administrative expense to average assets ratio; (xi) efficiency ratio; (xii) cash efficiency ratio; (xiii) return on average assets; (xiv) cash return on average assets; (xv) return on average shareholders’ equity; (xvi) cash return on average shareholders’ equity; (xvii) return on average tangible shareholders’ equity; (xviii) cash return on average tangible shareholders’ equity; (xix) core earnings; (xx) operating income; (xxi) operating efficiency ratio; (xxii) net interest rate spread; (xxiii) growth in fees and service charges income; (xxiv) loan production volume; (xxv) growth in loan originations and loan origination fees; (xxvi) non-performing loans; (xxvii) loan charge offs (or net charge offs); (xxviii) allowance for loan losses; (xxix) cash flow; (xxx) regulatory capital ratios; (xxxi) deposit levels; (xxxii) tangible assets; (xxxiii) improvement in or attainment of working capital levels; (xxxiv) maintenance of asset quality; (xxxv) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (xxxvi) pre-tax pre-provision core operating earnings; (xxxvii) any other performance criteria established by the Administrator and (xxxviii) any combination of the foregoing. Partial achievements of the specified goals may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. If the Award is intended to qualify under 162(m) as performance based compensation, the Administrator shall, within the time period required by Section 162(m) of the Internal Revenue Code (generally, the first 90 days of the Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

Approval of this proposal will constitute approval of the Performance Criteria listed in the 2010 Incentive Plan. One of the requirements of qualified performance based compensation for purposes of Section 162(m) of the Internal Revenue Code is that the material terms under which compensation may be paid, including the performance criteria or goals, be disclosed to and approved by shareholders. Shareholder approval of the 2010 Incentive Plan shall constitute approval of the material terms under which performance based compensation may be paid under the 2010 Incentive Plan for purposes of the requirements of Section 162(m) of the Internal Revenue Code.

Under the 2010 Incentive Plan, subject to the Administrator’s discretion or as set forth in the Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including death or Disability), the Participant shall forfeit to Sterling any shares of Restricted Stock, any Restricted Stock Units and any Performance Shares which remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

The 2010 Incentive Plan provides that following a change in control, any then outstanding Awards that are not assumed or substituted by the successor corporation shall become vested and exercisable in full, all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied and the restriction period shall be deemed to have expired, all Performance Goals or other Vesting Conditions shall be deemed achieved at 100% on-target levels and all other terms and conditions on an outstanding Award shall be deemed met.

Awards under the Plan will be made pursuant to a standard form of Award Agreement, which will include, among other standard terms, a provision providing for acceleration of any Vesting Conditions upon an employee’s involuntary separation from service, other than for Cause, within a specified period following a change in control, as determined by the Administrator in accordance with the terms of the Plan.

Under the 2010 Incentive Plan, the Administrator has authority, in its discretion but subject to the provisions of the Plan and the authority delegated by the Board, to: (i) determine the fair market value of the stock subject to Awards under the Plan; (ii) select the Service Providers to whom Awards may be granted thereunder; (iii) determine the number of Shares to be covered by each Award; (iv) approve forms of agreement for use under the Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise price, the time or times when Awards may be exercised or will become vested, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine); (vi) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; (vii) prescribe, amend and rescind rules and regulations relating to the Plan; (viii) modify or amend each Award (subject to the provisions of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (subject to compliance with Section 409A); provided, however, notwithstanding any contrary provision in this Plan, neither the Administrator nor the Board may directly or indirectly reduce the exercise price of any Award without the approval of Sterling’s shareholders; (ix) allow Participants to satisfy withholding tax obligations in such manner as provided in the Plan; (x) authorize any person to execute on behalf of Sterling any instrument required to effect the grant of an Award previously granted by the Administrator; (xi) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award and (xii) make all other determinations deemed necessary or advisable for administering the Plan. The decisions, determinations and interpretations made by the Administrator in good faith shall not be subject to review by any person and shall be final and binding on all Participants and any other holders of Awards. No person or member of a committee acting as the Administrator will be liable for any action or determination made in good faith by the Administrator with respect to the 2010 Incentive Plan or any Award and, to the fullest extent permitted by Sterling’s restated articles of incorporation and bylaws, Sterling will indemnify each member of the Administrator.

The 2010 Incentive Plan provides that an Award granted under the 2010 Incentive Plan may be subject to forfeiture or repayment (a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. Additionally, to the extent Section 111 of EESA, as amended by ARRA, is applicable, any payment provided for by, or accrued with respect to, an Award must comply with EESA, the Award Agreement and the 2010 Incentive Plan shall be interpreted or reformed to so comply and affected Participants shall be deemed to have waived their rights to any such payments or accruals that are not in compliance.

New Plan Benefits

No Awards have been granted or allocated under the 2010 Incentive Plan. Because Awards to be granted in the future under the 2010 Incentive Plan are at the discretion of the Administrator, it is not possible to determine the benefits or amounts to be received under the 2010 Incentive Plan.

Certain Federal Income Tax Consequences

Under present law, the following is a brief description of the U.S. federal income tax consequences with respect to Awards that may be granted under the 2010 Incentive Plan. The following is intended only as a general guide and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, a Participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an Incentive Stock Option qualifying under Section 422 of the Internal Revenue Code. Participants who do not dispose of their shares within two years following the date the Option was granted or within one year following the exercise of the Option normally will recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a Participant satisfies such holding periods upon a sale of the shares, Sterling will not be entitled to any deduction for federal income tax purposes. If a Participant disposes of shares before the expiration of the prescribed holding periods, the tax consequences differ in that the Participant would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the exercise price of the Option; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period had been satisfied. Any ordinary income recognized by the Participant upon the disqualifying disposition of the shares generally should be deductible by Sterling for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. The difference between the Incentive Stock Option exercise price and the fair market value of the shares on the date of the exercise may be subject to an alternative minimum tax, depending on each Participant’s individual circumstances.

Options not designated or qualifying as Incentive Stock Options will be Non-Qualified Stock Options that have no special tax status. A Participant generally does not recognize taxable income as the result of the grant of such an Option. Upon the exercise of a Non-Qualified Stock Option, a Participant will recognize ordinary income equal to the excess of the then fair market value of the shares of common stock received over the exercise price. The taxable income recognized by an employee upon exercise of a Non-Qualified Stock Option will be treated as compensation income subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a Non-Qualified Stock Option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss (long-term or short-term depending on the length of time the stock was held by the Participant before the sale). No tax deduction is available to Sterling with respect to the grant of a Non-Qualified Stock Option or the sale of the stock acquired pursuant to such grant. Sterling generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant as a result of the exercise of a Non-Qualified Stock Option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

A Participant recognizes no taxable income upon the receipt of a SAR. Upon the exercise of a SAR, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the Participant is an employee, such ordinary income generally is subject to the withholding of income and employment taxes. Sterling will generally be entitled to a deduction equal to the amount of ordinary income recognized by the Participant in connection with the exercise of the SAR, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

A Participant receiving Restricted Stock generally will recognize ordinary income in the amount of the fair market value of the shares on the “determination date.” The “determination date” is the date on which the Participant receives the shares unless the shares are subject to Vesting Conditions and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to Vesting Conditions. Sterling will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the Participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restriction period expires, and the Participant’s tax basis for such common stock will generally equal the fair market value of such common stock on such date.

However, a Participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the Restricted Stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the Restricted Stock (determined without regard to the restrictions) over the price (if any) paid for the Restricted Stock. By reason of such an election, the Participant’s holding period will commence on the date of grant and the Participant’s tax basis will be equal to the fair market value of the common stock on that date (determined without regard to restrictions). If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Sterling generally should be entitled to a deduction equal to the amount of ordinary income recognized by the Participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. If the shares of common stock are forfeited after making such an election, the forfeiture shall be treated as a sale or exchange upon which there is a capital loss equal to the excess of purchase price of the forfeited shares of common stock over any amount realized on such forfeiture.

A Participant generally will recognize no income upon the receipt of Performance Shares or Restricted Stock Units. Upon the settlement of such Awards, Participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the Participant receives shares of restricted stock, the Participant generally will be taxed in the same manner as outlined above with respect to Restricted Stock grants. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” as defined above, will be taxed as a capital gain or loss. Sterling generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Compliance with TARP Restrictions

Awards under the 2010 Incentive Plan are subject to such restrictions as may be imposed in order to comply with certain provisions of Section 111 of EESA, as amended by ARRA, and any regulations, guidance or interpretation that may from time to time be promulgated thereunder.

Dissenters’ Rights

Under Washington law and our restated articles of incorporation, holders of our common stock will not be entitled to appraisal or other dissenters’ rights with respect to the 2010 Incentive Plan.

Required Vote

Approval of the 2010 Incentive Plan requires the affirmative vote of a majority of the total votes cast on Proposal 3 at the Annual Meeting, either in person or proxy. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on approval of the proposal. Approval by shareholders of Proposal 3 is not conditioned upon approval of any other proposals set forth herein, nor is approval of any other proposal set forth herein conditioned upon approval of Proposal 3.

The Board unanimously recommends that shareholders vote “FOR” the Proposal to approve Sterling’s 2010 Incentive Plan.

PROPOSAL 4: APPROVAL OF AN ADVISORY RESOLUTION APPROVING STERLING’S

EXECUTIVE COMPENSATION

The ARRA, signed into law on February 17, 2009, includes a provision requiring TARP Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the Capital Purchase Program remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. As a TARP Capital Purchase Program participant and as a result of Treasury holding an equity position in Sterling, this requirement applies to any proxy, consent, or authorization for an annual or other meeting of Sterling’s shareholders. Under this legislation, the shareholder vote is not binding on Sterling’s Board, and may not be construed as overruling any decision by Sterling’s Board.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve Sterling’s executive compensation policies and procedures as described below in “Compensation Discussion and Analysis,” the compensation tables, and related discussion in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Sterling’s executive pay program.

The purpose of Sterling’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Sterling’s long-term success and enhancement of shareholder value. The Board believes Sterling’s compensation policies and procedures achieve this objective, and therefore recommends shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the shareholders approve the compensation of Sterling’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive officer compensation in Sterling’s 2010 Annual Meeting Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, Sterling’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends that shareholders vote “FOR” the resolution approving Sterling’s executive compensation.

EXECUTIVE OFFICERS

In addition to Mr. Seibly, the named executive officers of Sterling for 2009 were Daniel G. Byrne, Donn C. Costa, Ezra A. Eckhardt and Debbie L. Steck (the “Named Executive Officers”). Prior to their departure from Sterling, Harold B. Gilkey and Heidi B. Stanley were both Named Executive Officers during 2009. Each of the Named Executive Officers has been deemed to be an executive officer pursuant to the rules of the SEC. Each Named Executive Officer has held his or her present position for the past five years except as otherwise stated. Following the merger of Golf Savings Bank with and into Sterling Savings Bank in 2010, Ms. Steck is no longer deemed to be an executive officer of Sterling. David S. DePillo was appointed as Chief Credit Officer of Sterling Savings Bank in October of 2010.

Daniel G. Byrne

Mr. Byrne, 56, serves as Executive Vice President-Finance, Chief Financial Officer and Assistant Secretary of Sterling and Assistant Secretary of Sterling Savings Bank. He has served in these capacities with Sterling and Sterling Savings Bank, since he joined Sterling in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST-Mortgage Investment Company. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees of Gonzaga Preparatory School, including its Executive Committee and its Finance Committee. He is President of the Board of Directors of Spokane Community Mental Health and past Chairman of the Parish Council of St. Thomas More Church. He is also a board member and Audit Committee Chairman for Ambassadors Group, Inc., a publicly traded corporation. He serves as a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, the Financial Manager’s Society and is a past member of the American Community Bankers Association’s Accounting Committee. Mr. Byrne is a certified public accountant, and received a Bachelor’s degree in Accounting from Gonzaga University.

Donn C. Costa

Mr. Costa, 49, serves as Executive Vice President, Home Loan Division, of Sterling Savings Bank. He joined Sterling in July 2006 and served as the Executive Vice President of Golf Savings Bank until the merger of Golf Savings Bank with and into Sterling Savings Bank in July of 2010. Mr. Costa was formerly President of Lynnwood Financial Corporation, the former parent company of Golf Savings Bank, until the merger of Lynnwood Financial Corporation with and into Sterling in 2006. Mr. Costa is currently on the Seattle Mortgage Bankers Association Board of Directors and the Board of the Washington Mortgage Lenders Association. He received a Bachelor’s degree in Business Administration from Washington State University in 1985.

David S. DePillo

Mr. DePillo, 49, was appointed as Chief Credit Officer of Sterling Savings Bank effective October 2010. Mr. DePillo has more than 25 years of financial management, banking and investment experience. He most recently served as the Vice Chairman of the Board of Fremont General Corporation and of Fremont Investment & Loan, its wholly owned bank subsidiary and served as President of both companies from 2007 to 2009. From 1999 through 2006, he served as the Vice Chairman, President and Chief Operating Officer of Commercial Capital Bancorp Inc. (“CCBI”) and its subsidiary companies. Prior to CCBI, Mr. DePillo served as a first Vice President and Director of multifamily banking for Home Savings of America, and as the President and Chief Operating Officer for its real estate development subsidiaries and for H.F. Ahmanson & Co., its thrift holding company.

Ezra A. Eckhardt

Mr. Eckhardt, 40, serves as Chief Operating Officer of Sterling and as President and Chief Operating Officer of Sterling Savings Bank. Mr. Eckhardt previously served as acting Chief Operating Officer of Sterling and acting President of Sterling Savings Bank, until his appointments to Sterling and Sterling Savings Bank became effective in November and December 2009, respectively. He began serving as Executive Vice President and Chief Operating Officer of Sterling Savings Bank in January 2009. He previously served as Chief Administrative Officer of Sterling Savings Bank. He joined Sterling in August 2004. Mr. Eckhardt is an adjunct professor at the Gonzaga University Graduate School of Business, a member of the Greater Spokane Incorporated Higher Education Leadership Group and a member of the Board of Directors for the Spokane affiliate of Habitat for Humanity. He is a distinguished graduate of the U.S. Military Academy at West Point. Mr. Eckhardt also has earned a Masters of Business Administration from Gonzaga University and has advanced training in applied statistics from the Rochester Institute of Technology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Current economic conditions in Sterling’s marketplace have continued to have a significant influence on Sterling’s operations and performance, as reflected by the credit-related losses that Sterling has reported and the continued decline of its stock price. These conditions have had an impact on Sterling and the compensation of its Named Executive Officers as reflected by:

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A management change that resulted in the appointment of a new Chief Executive Officer of Sterling and Sterling Savings Bank and a new Chief Operating Officer of Sterling and President of Sterling Savings Bank.

•	The imposition of new regulatory prohibitions that prevent Sterling from providing the Named Executive Officers with severance, bonuses, retention awards and other incentive compensation.

•	The decision by the Sterling Board to increase base salaries for 2009 to, in part, compensate for the prohibition on granting incentive opportunities.

•	The decision by the Sterling Board to not increase base salaries or other compensation for Sterling’s Named Executive Officers for 2010 pending successful completion of Sterling’s Recapitalization.

The purpose of this Compensation Discussion and Analysis is to explain what the elements of compensation are, why the Compensation Committee selects these elements, and how the Compensation Committee determined the relative size of each element of compensation for 2009 in light of the factors described above.

Compensation Philosophy and Objectives

Sterling seeks to attract and retain a highly qualified management team and promote a strong pay-for-performance culture by aligning compensation with superior short and long-term performance that builds shareholder value.

Sterling’s Board believes that compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of Sterling and each executive officer’s contribution thereto;

•	reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

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help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each executive officer.

Sterling uses a compensation framework with multiple payment components to balance various short-term and long-term objectives. This framework is designed to balance the executives’ need for current cash, security, and funds to cover taxes on long-term incentives with the need to align executives’ long-term interests with those of shareholders. Short-term objectives are addressed through vehicles such as salary and annual incentives, while long-term objectives are addressed through vehicles such as equity grants.

The appropriate level of compensation for each officer or employee of Sterling is expected to vary based upon Sterling’s overall performance, Sterling’s financial performance, market compensation rates and an individual’s experience, tenure and relative responsibility within the organization and attainment of his or her personal objectives and contribution to the attainment of Sterling’s objectives. While the overall compensation philosophy of Sterling is tied to a pay for performance approach, the current compensation packages of Sterling’s executive officers have undergone significant modification due to the limitations imposed on Sterling due to its participation in the TARP Capital Purchase Program. See “—Regulatory Compliance” below for further information about these limitations.

Role of Compensation Committee

The Compensation Committee, which is composed of four independent Directors, is responsible for performing compensation committee functions, as provided under the rules of the SEC, including administration of the compensation of the CEO and the other executive officers and oversight of all of Sterling’s executive compensation programs, policies and governance. The Compensation Committee is also responsible for ensuring that Sterling’s incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the financial institution and that Sterling has limited any features in the plans that may encourage the manipulation of Sterling’s reported earnings to enhance the compensation of an employee.

The primary purpose of the Compensation Committee is to conduct reviews of Sterling’s general executive compensation policies and strategies and oversee and evaluate Sterling’s overall compensation structure to ensure that Sterling’s compensation objectives are fulfilled and in compliance with the applicable federal requirements. Because Sterling is a Capital Purchase Program participant, Sterling’s Compensation Committee is required to meet no less than semiannually in executive session and assesses a number of factors, without giving specific weight to any one factor, in designing and evaluating Sterling’s compensation framework. The actions taken by the Compensation Committee are subject to review and appropriate approval of Sterling’s Board.

Direct responsibilities of the Compensation Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the CEO and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the CEO;

•	approving or reviewing the compensation structure for other key executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside Directors;

•	reviewing performance-based and equity-based incentive plans for the CEO and other executive officers and reviewing other benefit programs presented to the Compensation Committee by the CEO; and

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conducting a risk assessment of Sterling’s compensation programs to ensure that Sterling’s incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the institution.

Role of Sterling’s Management

Sterling’s compensation framework is also designed to ensure direct supervision and accountability with regard to performance evaluations at each level of the organization. For this reason, the Compensation Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package, who in turn is directly responsible for compensation packages for the executives that report directly to the CEO, for approval by the Compensation Committee. This system continues in sequence throughout Sterling’s chain-of-command, so that the compensation of each employee is always based upon an evaluation of the employee’s performance by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by Sterling’s human resources department.

Direct responsibilities of Sterling’s management include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Sterling’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	determining pay levels, payout and/or awards for key executive officers other than the CEO.

Role of Compensation Consultant

The Compensation Committee is advised from time to time by outside compensation consultants on its compensation policies and programs. From 2004 until 2010, the Compensation Committee retained the firm of Amalfi Consulting, LLC as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. In 2009, Sterling engaged Amalfi Consulting to assist in the following initiatives: 1) conduct an updated total compensation market analysis for Sterling’s executive officers; 2) conduct an updated market analysis of Board compensation; 3) provide assistance in understanding the impact of the regulatory environment on Sterling’s compensation programs and 4) assist in developing a framework from which to evaluate compensation-related risk. The Compensation Committee reviews the results of these and other studies prior to making any policy decisions that impact executive compensation.

Peer Group Benchmarking

Working with Amalfi Consulting, Sterling compiled a peer group for compensation benchmarking in 2009. The peer group was based on commercial banking institutions that most closely resembled Sterling from a business perspective, including institutions that as of December 31, 2008, had assets of between $8.5 and $17.5 billion; and consumer loan concentrations that did not exceed 70% of their total portfolio. Nineteen total peer institutions were chosen to ensure that any statistical analysis of the peer group would be valid and not as significantly impacted by the movement of a small subset of the peers. The peer group is the same as the group used for compensation studies in 2008 except that one institution, UCBH Holdings, Inc., has been replaced by Commerce Bancshares due to the failure of UCBH Holdings, Inc. on November 6, 2009.

The companies recommended by Amalfi Consulting and approved by the Compensation Committee to be included in Sterling’s peer group were as follows:

Compensation Peer Group

Company Name	Ticker	City	State	Total Assets 2008Y ($000)
1 BancorpSouth, Inc.	BXS	Tupelo	MS	13,480,218
2 Bank of Hawaii Corporation	BOH	Honolulu	HI	10,763,475
3 Citizens Republic Bancorp, Inc.	CRBC	Flint	MI	13,086,016
4 City National Corporation	CYN	Beverly Hills	CA	16,455,515
5 Commerce Bancshares, Inc.	CBSH	Kansas City	MO	17,532,447
6 Cullen/Frost Bankers, Inc.	CFR	San Antonio	TX	15,034,142
7 East West Bancorp, Inc.	EWBC	Pasadena	CA	12,422,816
8 First Citizens BancShares, Inc.	FCNCA	Raleigh	NC	16,745,662
9 Fulton Financial Corporation	FULT	Lancaster	PA	16,185,106
10 International Bancshares Corp.	IBOC	Laredo	TX	12,439,341
11 South Financial Group, Inc.	TSFG	Greenville	SC	13,602,326
12 Susquehanna Bancshares, Inc.	SUSQ	Lititz	PA	13,682,988
13 TCF Financial Corporation	TCB	Wayzata	MN	16,740,357
14 Umpqua Holdings Corporation	UMPQ	Portland	OR	8,597,550
15 Valley National Bancorp	VLY	Wayne	NJ	14,718,129
16 Webster Financial Corporation	WBS	Waterbury	CT	17,583,537
17 Whitney Holding Corporation	WTNY	New Orleans	LA	12,380,501
18 Wilmington Trust Corporation	WL	Wilmington	DE	12,318,900
19 Wintrust Financial Corporation	WTFC	Lake Forest	IL	10,658,326

Regulatory Compliance

Recent regulatory changes have impacted Sterling’s compensation program in a number of ways, including limiting Sterling’s ability to provide its senior executive officers with severance payments, performance bonuses, retention awards or other incentive compensation. A description of these regulatory changes follows:

TARP Compensation Standards. EESA, enacted on October 3, 2008, authorized Treasury to establish the TARP program to purchase, and to make and fund commitments to purchase, troubled assets or preferred equity from any financial institution in accordance with EESA and those policies and procedures developed and published by the Secretary of the Treasury.

As a result of Sterling’s participation in the TARP Capital Purchase Program, Sterling, in accordance with the EESA, as amended by ARRA, is required to comply with a number of executive compensation standards during the period of time that Treasury holds an equity position in Sterling.

On February 23, 2009 and again on September 28, 2009, Sterling held a regular meeting of the Board, in which they resolved to comply with all the restrictions imposed under EESA, as amended by ARRA, and any rules and regulations promulgated thereunder. The Board directed management of Sterling and its subsidiaries to take all steps necessary to ensure that Sterling complies with EESA, as amended by ARRA, and the rules and regulations promulgated thereunder, including complying with the following limitations:

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No unnecessary and excessive risk. The Compensation Committee is required to review Sterling’s senior executive officer compensation programs with Sterling’s senior risk officers and certify that Sterling has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary risks that threaten Sterling’s value. As Sterling has previously disclosed, the Compensation Committee has reviewed Sterling’s compensation programs and made the required certifications.

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Limited deductible compensation. Sterling is prohibited from taking a tax deduction for annual compensation over $500,000, as provided under Section 162(m) of the Internal Revenue Code, as amended by EESA.

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Prohibition on severance. Sterling is prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees, other than payments for services performed or benefits accrued.

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Prohibition on bonuses, retention awards, and other incentive compensation. Sterling is prohibited from paying or accruing any bonus, retention award or incentive compensation to any senior executive officer or any of the next ten most highly compensated employees subject to certain exemptions. The exceptions are limited, although Sterling will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period Sterling participates in the Capital Purchase Program.

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Clawback. Sterling must recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

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Prohibition on compensation plans that “encourage” earnings manipulation. Sterling is prohibited from implementing any compensation plan that would encourage manipulation of Sterling’s reported earnings in order to enhance the compensation of any of its employees.

•	Shareholder “say-on-pay” vote. Sterling must permit an annual non-binding shareholder vote to approve the compensation of executives.

•	Luxury expenditure policy. Sterling must adopt a company-wide policy regarding excessive or luxury expenditures.

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CEO/CFO certifications. The Chief Executive Officer and Chief Financial Officer of Sterling must both file a written certification of compliance with the executive compensation section of EESA, as amended by ARRA, as Exhibit 99.1 to Sterling’s Annual Report on Form 10-K.

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Compensation committee. Sterling must have a compensation committee, or a committee that performs the functions of a compensation committee, that is comprised entirely of independent directors and meets at least semiannually to discuss and evaluate Sterling’s employee compensation plans to assess any risk to Sterling posed by such plans.

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Treasury review of prior payments. ARRA directs Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly compensated employees of each company receiving Capital Purchase Program assistance before ARRA was enacted, and to “seek to negotiate” with the Capital Purchase Program recipient and affected employees for reimbursement if it finds any such payments were inconsistent with Capital Purchase Program or otherwise in conflict with the public interest.

On June 10, 2009, Treasury issued an Interim Final Rule (the “IFR”), which became effective June 15, 2009, to provide guidance on the executive compensation and corporate governance provisions under EESA, as amended by ARRA, that are applicable to TARP Capital Purchase Program participants. Sterling has taken necessary steps to ensure compliance with the IFR. As additional rules and regulations are promulgated under Section 111 of EESA, as amended by ARRA, the Compensation Committee will consider them and make appropriate changes to Sterling’s executive compensation programs.

Other Regulatory Requirements. In December 2009, Sterling entered into a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to enhance Sterling’s ability to act as a source of strength for Sterling’s wholly owned banking subsidiary, Sterling Savings Bank. Among other restrictions, Sterling is required to preserve and increase capital levels, increase management oversight and obtain approval from the Reserve Bank, before making certain business decisions, including decisions with regard to the appointment and compensation of senior executive officers. In addition, similar to the restrictions under TARP on severance, Sterling is required to comply with the restrictions on golden parachute payments under 12 CFR part 359 of the FDIC’s rules and regulations, or any successors thereto (“Part 359”). As with the TARP compensation restrictions discussed above, Sterling was prohibited from making severance payments under both former Chairman of the Board, President and Chief Executive Officer Harold B. Gilkey’s and former Sterling Savings Bank Chairman of the Board and Chief Executive Officer Heidi B. Stanley’s employment agreements in conjunction with their departure from Sterling. So long as Sterling is subject to EESA, as amended by ARRA, and the Agreement with the Reserve Bank, Sterling’s ability to make certain payments under existing and future employment agreements will continue to be impacted.

2009 Compensation of Named Executive Officers

Following the enactment of various legislative and regulatory restrictions on the payment of executive compensation, the Compensation Committee retained Amalfi Consulting in February 2009 to assist it in reviewing the Named Executive Officers’ compensation. The Compensation Committee and the Board considered the current challenging economic environment as well as the need to ensure continuity of management for Sterling. The Compensation Committee and the Board also considered the Named Executive Officers’ compensation relative to that of executives in Sterling’s peer group. The Board ultimately decided to raise the Named Executive Officers’ base annual salaries for 2009. In making these compensation adjustments, the Board balanced the desire to retain the Named Executive Officers as an important part of Sterling’s management team, against regulatory prohibitions on payment of bonuses, and the current economic environment and performance of Sterling. The Board also sought to ensure that each officer’s total cash compensation was within a 10% deviation of the market median for executives with comparable levels of responsibility within the peer group and considered the fact that the salary levels may be adjusted downward in the future in response to additional legislative or regulatory restrictions. Other than for Mr. Eckhardt and Ms. Steck, who were not Named Executive Officers in 2008, these recommended compensation adjustments were included as part of the executive compensation report that was ultimately approved by shareholders as part of last year’s say on pay proposal.

The following table shows the base salary as a result of adjustments made during 2009 for the Named Executive Officers and their respective percentiles compared to Sterling’s peer group, based on information reported in 2008 that was available in February 2009, and not reflecting any adjustments to base salaries that may be made by the peer group in response to ARRA.

Executive	New 2009 Sterling Salary ($)	Market Median Total Cash ($)	Sterling to Market Median	Sterling Percentile Rank
Harold B. Gilkey	950,000	1,248,100	-24%	26%
Heidi B. Stanley	650,000	631,000	3%	56%
Daniel G. Byrne	500,000	497,600	0%	50%
Donn C. Costa	500,000	556,500	-10%	41%
J. Gregory Seibly(1)	500,000	512,100	-2%	41%
Ezra A. Eckhardt(2)	475,000	436,000	9%	62%
Debbie L. Steck(3)	565,000	916,700	-38%	N/A

(1)	The figures used for Mr. Seibly reflect those analyzed as of February 2009 for his position at that time, as Mr. Seibly did not receive any increase in compensation in conjunction with his promotion to President and CEO of Sterling and CEO of Sterling Savings Bank.

(2)	The figures used for Mr. Eckhardt reflect those analyzed as of February 2009 for his position at that time, as Mr. Eckhardt did not receive any increase in compensation in conjunction with his promotion to COO of Sterling and President and COO of Sterling Savings Bank.

(3)	The figures used for Ms. Steck were analyzed in September 2009, which reflect the adjustments made to Ms. Steck’s compensation following the publication of the TARP Interim Final Rule on June 15, 2009. Because Ms. Steck’s compensation was not reviewed in February with the other Named Executive Officers, the review of her compensation was based on overall market survey data rather than Sterling’s peer group; therefore, it is not possible to include a percentile rank value within the peer group for Ms. Steck. Additionally, the market median figure listed for her is based on the overall market survey data available for her position in September 2009.

In addition to considering the peer group comparison described above, the Compensation Committee and the Board also considered the recommendations of Amalfi Consulting and Sterling management, together with other factors, including consideration of the historical compensation levels of each Named Executive Officer, as described below:

Harold B. Gilkey. In February 2009, the Compensation Committee and the Board reviewed Mr. Gilkey’s compensation in light of the fact that under EESA, as amended by ARRA, Sterling was prohibited from paying an incentive cash bonus, which during 2007 had been $500,000, or an incentive stock award, which during 2007 and 2008 was valued at $228,044 and $479,783, respectively. The Compensation Committee and the Board also considered how the compensation adjustments that the Compensation Committee and the Board were considering compared to executive compensation of Sterling’s peer group, and that Mr. Gilkey’s salary was well below the market median relative to Sterling’s peer group. Although the Compensation Committee and the Board generally sought to ensure that Sterling’s Named Executive Officers received total cash compensation that was within 10% of the market median, based upon discussions with Mr. Gilkey, the Compensation Committee and the Board determined that Mr. Gilkey would be unwilling to accept an increase in base salary that would increase his salary above $1 million. The Compensation Committee and the Board therefore increased Mr. Gilkey’s salary by an amount that would improve the comparability of his salary to the peer group without equaling or exceeding $1 million, placing Mr. Gilkey in the 26th percentile relative to the peer group at that time.

Heidi B. Stanley. In February 2009, the Compensation Committee and the Board reviewed Ms. Stanley’s compensation in light of the fact that under EESA, as amended by ARRA, Sterling was prohibited from paying Ms. Stanley an incentive cash bonus, which during 2007 had equaled $125,000; or an incentive stock award, which during 2007 and 2008 was valued at $114,022 and $226,309, respectively; or an incentive stock option award, which during 2007 and 2008 was valued at $65,714 and $71,750, respectively. The Compensation Committee and the Board decided to increase Ms. Stanley’ salary to ensure that the total cash compensation received by Ms. Stanley was within 10% of the market median. Upon further consideration of Ms. Stanley’s increasing level of responsibility within Sterling and upon the recommendation of Mr. Gilkey, the Compensation Committee and the Board decided to increase Ms. Stanley’s compensation to a level that was slightly above the market median, placing Ms. Stanley in the 56th percentile relative to the peer group at that time.

Daniel G. Byrne. In February 2009, the Compensation Committee and the Board reviewed Mr. Byrne’s compensation in light of the fact that under EESA, as amended by ARRA, Sterling was prohibited from paying Mr. Byrne an incentive cash bonus, which during 2007 had equaled $100,000; an incentive stock award, which during 2007 and 2008 was valued at $76,015 and $164,463, respectively; or an incentive stock option award, which during 2007 and 2008 was valued at $26,285 and $28,700, respectively. Based in part upon the recommendation of Mr. Gilkey and Ms. Stanley, the Compensation Committee and the Board decided to increase Mr. Byrne’s salary by an amount that ensured that the total cash compensation he received was in line with the market median at that time. The Compensation Committee and the Board determined that it would also be appropriate to ensure that his salary was set at the same level as Mr. Costa and Mr. Seibly, in recognition of their comparable levels of responsibility within the Sterling management team.

Donn C. Costa. In February 2009, the Compensation Committee and the Board reviewed Mr. Costa’s compensation in light of the fact that under EESA, as amended by ARRA, Sterling was prohibited from paying Mr. Costa incentive compensation. Based in part upon the recommendation of Mr. Gilkey and Ms. Stanley, the Compensation Committee and the Board decided to increase Mr. Costa’s salary by an amount that ensured that the total cash compensation received by Mr. Costa was within 10% of the market median at that time. The Compensation Committee and the Board determined that it would also be appropriate to ensure that his salary was set at the same level as Mr. Byrne and Mr. Seibly, in recognition of their comparable levels of responsibility within the Sterling management team.

Ezra A. Eckhardt. In February 2009, the Compensation Committee and the Board reviewed Mr. Eckhardt’s compensation at the same time it reviewed the compensation of the other members of Sterling’s executive team. At the time, Mr. Eckhardt was not a Named Executive Officer, but he was likely to be one of the other top ten most highly compensated employees of Sterling, and therefore Sterling would be prohibited from paying Mr. Eckhardt incentive compensation. Therefore, the Compensation Committee and the Board wanted to consider Mr. Eckhardt’s compensation relative to the other key members of Sterling’s management team. The Compensation Committee and the Board determined that it would also be appropriate to ensure that his salary was set slightly below the level of Mr. Byrne, Mr. Costa and Mr. Seibly, in recognition of their relative levels of responsibility within the Sterling management team at that time.

J. Gregory Seibly. In February 2009, the Compensation Committee and the Board reviewed Mr. Seibly’s compensation in light of the fact that under EESA, as amended by ARRA, Sterling was prohibited from paying Mr. Seibly incentive compensation, which during 2007 had included a cash bonus of $50,000 and an incentive stock option award valued at $20,688, and during 2008 had included an incentive stock award valued at $48,923 and an incentive stock option award valued at $49,650. Based in part upon the recommendation of Mr. Gilkey and Ms. Stanley, the Compensation Committee and the Board decided to increase Mr. Seibly’s salary by an amount that ensured that the total cash compensation received by Mr. Seibly was within 10% of the market median at that time. The Compensation Committee and the Board determined that it would also be appropriate to ensure that his salary was set at the same level as Mr. Byrne and Mr. Costa, in recognition of their comparable levels of responsibility within the Sterling management team.

Debbie L. Steck. Prior to 2009, Debbie Steck was not a Named Executive Officer and a significant portion of her compensation package was comprised of incentive compensation. As a result of recent regulatory changes, Sterling is prohibited from paying Ms. Steck the bonus that she earned during 2009 and cannot pay her incentive compensation so long as she is a Named Executive Officer or one of the top ten most highly compensated employees of Sterling, and Sterling remains obligated to repay the Capital Purchase Program funds that it received. As provided by the TARP IFR, she was permitted to earn bonus and incentive income for the period from January 1, 2009 to June 14, 2009, the day before the effective date of the IFR, but this income cannot be paid until Sterling is no longer prohibited from paying bonuses to Ms. Steck. Ms. Steck earned $410,666 of bonus and incentive income during this period, representing $10,666 of commission income and $400,000 of profits bonus. The profits bonus is an incentive bonus equal to 15% of the net profits of the Western Region and the escrow branches, which is subject to discretionary review, adjustment and approval by Donn C. Costa and the Golf Savings Bank board of directors and is guaranteed to equal at least $375,000 annually. Her commission income is a 40% split of the standard commissions generated by Ms. Steck and a partner, who handles much of the day to day customer service work required to generate these commissions from the customer base built by Ms. Steck, while Ms. Steck is focused on her managerial duties as Chief Operating Officer of Golf Savings Bank.

Following the effective date of the IFR, Ms. Steck’s compensation was reviewed in order to address the fact that significant elements of her compensation package, including the profits bonus and commission income, are prohibited by the IFR. In establishing her compensation, the Golf Savings Bank board of directors considered the fact that as Chief Operating Officer of Golf Savings Bank her compensation has historically been performance-based and that there is a high demand for executive officers capable of generating the level of production that she has achieved in recent years. Therefore, the Golf Savings Bank board of directors determined that in order to retain Ms. Steck and provide her with compensation comparable with her existing compensation level, it would be necessary to increase her base salary to the current amount.

As a result of Sterling’s performance during 2009 and because of the regulatory restrictions governing Sterling’s actions, the Board determined not to increase the base salaries or other compensation for Sterling’s executive officers for 2010, pending successful completion of the Recapitalization. Sterling’s Board is in the process of determining executive compensation now that the Recapitalization has been completed. The Board has approved increases to the base salaries of Mr. Seibly and Mr. Eckhardt, effective October 11, 2010, to $750,000 cash salary and $562,500 salary stock for Mr. Seibly and $525,000 cash salary and $315,000 salary stock for Mr. Eckhardt. The Board is still considering potential long-term restricted stock grants for members of the executive team now that the Recapitalization has been completed.

Components of Compensation

Historically, the executive compensation program has been comprised of base salary, long-term compensation (stock options, restricted stock and deferred compensation), benefits, and perquisites. Base salary and perquisites provide a base level of compensation to the executives as well as some degree of security and encourage the executives’ day-to-day productivity. Long-term incentives are designed to motivate the executives to focus on long-term strategic goals that will produce both outstanding financial performance for Sterling and long-term rewards for the executives. Employment agreements are designed to meet Sterling’s goal of attracting and retaining a stable team of effective leaders while providing non-competition and other protections for Sterling. Currently, the following Named Executive Officers operate under employment agreements: Mr. Seibly, Mr. Byrne and Mr. Eckhardt. See “—Potential Post Employment Payments” for a more detailed discussion of the Named Executive Officers’ employment agreements. Due to the current restrictions under EESA and ARRA, Sterling is prohibited from including annual cash incentives, such as bonuses, and certain types of long-term incentives, such as stock options, as part of the compensation packages for Sterling’s executive officers.

Base Salary. Sterling pays its executives base salaries intended to be competitive and to take into account the individual’s qualifications, experience, performance, responsibilities, and past and potential contribution to the company. The Compensation Committee also takes into account Sterling’s financial and operating performance as compared with industry averages, and considers the diverse skills required of its executives to manage its operations and performance. The Compensation Committee also reviewed the peer group data provided by Amalfi Consulting to confirm that the base salary levels were competitive with comparable positions at peer institutions.

Annual Cash Incentive Compensation. In compliance with the compensation restrictions under EESA, as amended by ARRA, Sterling does not currently provide incentive compensation to its Named Executive Officers or any of the next ten most highly compensated employees. Historically, Sterling has provided a discretionary

Annual Cash Incentive Compensation Award. These annual awards have been intended to encourage and reward the achievement of annual goals surrounding Sterling’s performance. Although awards are determined on a discretionary basis, decisions made by the Compensation Committee and the Board carefully take into consideration various factors, such as:

•	Maintenance of asset quality;

•	Growth in total deposits;

•	Growth in fees and service charges income;

•	Return on average equity;

•	Return on average assets;

•	Growth in total assets;

•	Growth in loan originations and loan origination fees;

•	Growth in total loans receivable;

•	Successful completion and integration of acquisitions; and

•	Performance of Sterling’s stock price.

These criteria are deemed by the Compensation Committee and the Board to be critical in increasing shareholder value on both a short-term and long-term basis. The opportunity to receive cash incentive compensation is also designed to assist in attracting and retaining qualified employees and to further link the financial interests and objectives of employees with those of shareholders.

Sterling has developed a performance-based variable pay plan for the Sterling and Sterling Savings Bank management teams. These plans were developed using benchmarks identified through the compensation review process. The intent of these performance-based plans is to closely align management’s objectives to shareholder value, providing clear line of sight across the organizations. However, as a participant in the Capital Purchase Program under TARP, Sterling is prohibited from awarding incentive compensation to any of its Named Executive Officers and the next ten most highly compensated employees. Therefore, participation by this group of employees in these plans will be suspended until the TARP obligations are repaid.

Long-Term Incentive Plans. The Compensation Committee believes that long-term incentive plans, such as the 2007 Long-Term Incentive Plan, provide a competitive incentive that links the achievement of long-term financial goals and individual performance, resulting in greater shareholder value. The purpose of these plans is to encourage the ownership of Sterling common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty, and give suitable recognition to an individual’s material contributions to Sterling’s success. Sterling believes that awarding units of restricted stock to executives provides greater retention value and creates stronger ownership alignment among executives and shareholders than awarding stock options because stock options encourage executives to focus on short-term increases in Sterling’s stock price since stock option awards only have value if the stock price increases above the fair market value option price set on the date of the original grant.

When determining the quantity of awards to be granted, the Compensation Committee assesses the same factors considered in setting base salary and awarding annual cash incentives, but with a greater emphasis on long-term growth measurements, such as return on average assets and return on average equity, and the expansion of Sterling’s entire delivery system. Components of Sterling’s delivery system that are considered include achievement of specific components of Sterling’s strategic plan.

Historically, the Compensation Committee and the Board sought to limit the number of equity awards to executive management to approximately 30% to 40% of the total number of awards granted under Sterling’s long-term incentive plans in any given year, based in part upon the recommendations of Mr. Gilkey and Ms. Stanley. The remaining awards were then awarded to non-executive employees. The availability of equity awards is subject to the approval of Sterling’s long-term incentive plans by Sterling’s shareholders. The Compensation Committee and the Board are currently revisiting the process used for determining the amount of equity awards to be granted, but has historically balanced the value of equity awards as an incentive to align employees’ interests with shareholders, with the dilutive effect that issuing equity awards has on existing shareholders, and seeks to ensure that the number of equity awards authorized in any given long-term incentive plan approved by Sterling’s shareholders will be sufficient to provide incentive awards for three to four years. In recommending to the Board the amount of equity awards to be granted in 2009 for 2008 performance, the Compensation Committee and the Board, after consultation with management, selected discretionary amounts for each Named Executive Officer that it believed were commensurate with each individual’s performance and position at Sterling, with the exception of Ms. Steck, who was awarded stock options prior to the Capital Purchase Program restrictions taking effect, as reflected in the “Grants of Plan-Based Awards” table, in line with her position at Golf Savings Bank. See “—Grants of Plan-Based Awards” for the details of each restricted stock grant or stock option grant.

Supplemental Executive Retirement Plan. In January 2002, to provide retirement benefits for highly compensated key executives and to supplement benefits under any plans qualified under Section 401(a) of the Internal Revenue Code, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40% to 60% of their annual salary amount as of January 1, 2002, for 10 to 15 years, beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. The present value of the retirement benefits becomes 100% vested if, within three years of a change in control of Sterling, either the Plan or the participant’s employment are terminated. Although the benefits provided under the SERP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them. As of January 1, 2009, the SERP was restated to comply with Section 409A and the final regulations promulgated thereunder. Sterling has not continued to support new participation in the SERP. In 2009, Mr. Gilkey, Mr. Byrne and Ms. Stanley were the only Named Executive Officers participating in the SERP.

Deferred Compensation Plans. Since 1984, Sterling has maintained a nonqualified Deferred Compensation Plan (the “Old DCP”) intended to link compensation to the long-term performance of Sterling and to provide employees with a strong incentive for increasing shareholder value. No further contributions have been made to this plan since 2001. As of December 31, 2009, there were four participants in the Old DCP. Messrs. Gilkey and Byrne and Ms. Stanley are the Named Executive Officers who participate in the Old DCP. All amounts in a participant’s account become 100% vested upon death, disability, normal retirement age of 60, upon a change of control, or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service from and after the year of contribution, provided that such vesting is accelerated so that each participant shall reach 100% vesting by age 60. Payment may be in a lump sum or in installments as determined by the Board, and installments may be accelerated by the Board. Payment must be commenced within one year of the termination of the participant’s employment with Sterling.

Due to the enactment of Section 409A, the Old DCP was divided into two plans: one for balances that accrued and vested prior to January 1, 2005, which are not subject to Section 409A and one for balances vesting from and after January 1, 2005, which must comply with the rules and restrictions of Section 409A. Only three participants, including Mr. Byrne and Ms. Stanley, have balances in the segregated plan for benefits vesting from and after January 1, 2005, called the 2005 Deferred Compensation Plan (the “2005 DCP”). As of January 1, 2009, the 2005 DCP was amended and restated to comply with Section 409A and the final regulations promulgated thereunder.

As employer contributions were suspended in 2001 under the Old DCP, in 2006, Sterling Savings Bank adopted a new nonqualified Deferred Compensation Plan (the “Sterling Savings Bank DCP”), which is primarily funded through employee deferral contributions. The Sterling Savings Bank DCP is designed to retain and attract key employees and Directors while serving as a vehicle to assist participants in deferring current compensation to a time when taxes may be at a more personally beneficial rate and aid in saving for long-term financial needs.

The Sterling Savings Bank DCP does allow for employer contributions, but regular employer contributions are not made to this Plan. Plan participation is limited to Directors and a select group of management or highly compensated employees as determined by the plan committee. Currently, the following Named Executive Officers participate in the Sterling Savings Bank DCP: Mr. Seibly, Mr. Byrne and Mr. Costa.

Perquisites. Certain key employees of Sterling receive benefits that are designed to reward their contributions to Sterling and to encourage their productivity and continued service to Sterling. A number of the perquisites provided to the Named Executive Officers, such as athletic club memberships, are deemed to provide business value to Sterling because they provide a place for executives to continue to interact with customers and develop business during non-business hours. Perquisites provided to certain Named Executive Officers during 2009 included an auto allowance, payment of club dues, payment for an annual physical check-up, and financial planning and tax preparation assistance. These perquisites were negotiated between Sterling and the executive officers as part of their employment package, and were deemed by Sterling to be appropriate for the executive officers’ positions. Although the perquisites are considered in determining the overall compensation of the executive officers, the amounts involved are not deemed to be so material as to impact the other types of compensation provided to them.

Employment Agreements

During 2009, Sterling did not enter into any new employment agreements or amend any existing employment agreements with its executive officers. All increases to the compensation of the Named Executive Officers during 2009 were made pursuant to the terms of these agreements, with the exception of Debbie L. Steck who does not have an employment agreement. The compensation awarded to Ms. Steck by the Golf Savings Bank board of directors modified the compensation that she received to reflect that Sterling is prohibited from paying Ms. Steck the bonus and incentive compensation that she earned during 2009 so long as she is a senior executive officer or one of the top ten most highly compensated employees of Sterling, and Sterling remains obligated to repay the Capital Purchase Program funds that it received. See “—Regulatory Compliance” section above for further information on the compensation restrictions under EESA, as amended by ARRA, and “—2009 Compensation of Named Executive Officers” for further details on Ms. Steck’s compensation.

Policy on Equity Ownership and Timing of Equity Grants

Sterling does not specifically require that its executive officers own Sterling common stock, but does award stock and stock options pursuant to Sterling’s long term incentive plans in part to ensure that the executive officers’ financial incentives are aligned with those of Sterling’s shareholders. In order to avoid creating conflicts between an officer’s interests and the interests of shareholders, Sterling’s Insider Trading Policy prohibits all Sterling personnel from engaging in hedging transactions. Officers who are parties to an employment agreement with Sterling are also generally prohibited from pledging their shares of Sterling common stock as collateral for loans or other financing transactions, or otherwise hedging the economic risk of owning their shares.

It is generally the Board’s policy to grant all awards of shares of Sterling common stock and options to purchase shares of Sterling common stock during the open window in January following the release of earnings for the fourth quarter and fiscal year to increase the likelihood that the awards will be priced at a time when the market has full access to information about Sterling’s performance.

Summary Compensation Table

The following table sets forth information concerning compensation received by the Named Executive Officers for services in all capacities to Sterling and its subsidiaries during the fiscal year ended December 31, 2009.

Name and Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)		All Other Compen- sation(3) ($)	Total ($)
J. Gregory Seibly	2009	479,231	0		37,000	0	0	0		19,838	536,069
CEO of Sterling Financial Corp. and Sterling Savings	2008	325,000	0		213,480	0	0	0		34,488	572,968
	2007	202,000	50,000		0	198,580	0	0		28,260	478,840

Harold B. Gilkey	2009	798,935	0		111,000	0	0	0		36,757	946,692
Former Chairman and CEO of Sterling Financial Corp.	2008	650,000	0		1,119,200	0	0	0		59,299	1,828,499
	2007	500,000	500,000		995,100	0	0	0		43,053	2,038,153

Daniel G. Byrne	2009	469,969	0		74,000	0	0	240177	(4)(5)	16,368	800,514
Executive Vice President and CFO of Sterling Financial Corp.	2008	276,000	0		355,800	0	0	44,213	(4)	25,635	701,648
	2007	240,000	100,000		331,700	114,776	0	37,406	(4)	16,922	840,804

Ezra A. Eckhardt	2009	449,923	0		37,000	0	0	0		5,775	492,698
Chief Operating Officer of Sterling and President and Chief Operating Officer of Sterling Savings	2008
	2007

Donn C. Costa	2009	487,500	0		18,500	0	0	0		17,470	523,470
Executive Vice President of Golf Savings Bank	2008	370,000	0		0	21,002	0	0		21,856	412,858
	2007	370,000	0		0	20,184	0	0		17,976	408,160

Debbie L. Steck	2009	514,576	7,170	(6)	0	2,093	0	0		5,775	529,614
Chief Operating Officer of Golf Savings Bank	2008
	2007

Heidi B. Stanley	2009	552,834	0		74,000	0	0	33,779	(4)	24,820	685,433
Former Chairman and CEO of Sterling Savings	2008	393,885	0		444,750	0	0	48,806	(4)	35,173	922,614
	2007	350,000	125,000		497,550	286,939	0	36,081	(4)	21,994	1,317,564

(1)	Represents dollar amounts earned for the fiscal year indicated. Amounts previously reported for 2007 have been revised to reflect the fiscal year for which they were earned. Sterling generally pays bonus compensation in January, following completion of the fiscal year in which it is earned.

(2)	Represents the aggregate grant date fair market value of awards as determined for financial reporting purposes.

(3)	Includes perquisites and other compensation. Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table below.

(4)	Represents the change in the accumulated benefit for Ms. Stanley and Mr. Byrne pursuant to the vesting schedule under the Old DCP and the early retirement reduction under the SERP.

(5)	The SERP accrual for Mr. Byrne in 2009 reflects a one-time adjustment of $236,677 due to reaching 25 years of service and becoming 100% vested in his benefits so that there will be no early retirement reduction even if his employment terminates before his normal retirement age. See “—Pension Benefits” for further information about the SERP.

(6)	Ms. Steck earned a bonus of $410,666 for the period from January 1, 2009 to June 15, 2009, the effective date of the IFR under Section 111 of EESA, that cannot be paid to her until she is no longer a senior executive officer or one of the top ten most highly compensated employees of Sterling or Sterling pays back the Capital Purchase Program obligations, whichever occurs first. From and after June 15, 2009, she is not entitled to earn a bonus because she is one of the senior executive officers or the top ten most highly compensated employees of Sterling due to Sterling’s participation in the Capital Purchase Program of TARP. See “—Regulatory Compliance” for further information on these restrictions.

Components of All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

Name(1)	Auto Allowance Parking Gas ($)	Club Memberships and Dues ($)	Financial Planning and Tax Preparation ($)	401(k) Matching Contribution ($)	Tax Gross-up ($)	Dividends on Unvested Restricted Shares ($)	Total ($)
J. Gregory Seibly	10,271	3,792	0	5,775	0	0	19,838
Harold B. Gilkey	10,008	19,240	1,735	5,775	0	0	36,758
Daniel G. Byrne	9,327	1,266	0	5,775	0	0	16,368
Donn C. Costa	4,800	6,895	0	5,775	0	0	17,470
Heidi B. Stanley	10,508	5,300	3,237	5,775	0	0	24,820

(1)	Includes only Named Executive Officers for whom the aggregate value of perquisites exceed $10,000.

Grants of Plan-Based Awards

Under the direction of the Audit Committee, Sterling has reviewed its policy regarding the granting of stock options and affirmed that Sterling has adequate procedures in place to ensure that no option grants have been or may be “back-dated” or “spring-loaded.” The following tables show the stock option grants and grants of restricted stock during 2009.

Name	Grant Date	Date of Personnel Committee and/or Board Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
J. Gregory Seibly	1/30/2009	12/15/2008	20,000	0		N/A	37,000
Harold B. Gilkey	1/30/2009	12/15/2008	60,000	0		N/A	111,000
Daniel G. Byrne	1/30/2009	12/15/2008	40,000	0		N/A	74,000
Ezra A. Eckhardt	1/30/2009	12/15/2008	20,000	0		N/A	37,000
Donn C. Costa	1/30/2009	12/15/2008	10,000	0		N/A	18,500
Debbie L. Steck	1/30/2009	12/15/2008	0	2,000	(2)	1.85	2,093
Heidi B. Stanley	1/30/2009	12/15/2008	40,000	0		N/A	74,000

(1)	All restricted stock awards were granted at a price of $0.00. Grants made on January 30, 2009 carry a fair market value of $1.85 per share and vest over a four-year period with 25% vesting one year after the date of grant. Mr. Gilkey’s grant vests over a two-year period with 50% vesting one year after the date of grant.

(2)	Option awards granted to Ms. Steck on January 30, 2009 are expensed at $1.0466 per share and vest over a four-year period with 25% vesting one year after the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)(1)	(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)
J. Gregory Seibly
7/25/2007	15,000	15,000	0	24.4200	7/25/2015
1/31/2008						9,000	5,580
1/30/2009						20,000	12,400

Harold B. Gilkey(4)
12/17/2002	45,000	0	0	10.1467	1/12/2010
12/16/2003	45,000	0	0	19.8400	1/12/2010
12/21/2004	60,000	0	0	26.7133	1/12/2010
12/19/2005	50,000	0	0	25.7100	1/12/2010

Daniel G. Byrne
12/16/2003	15,000	0	0	19.8400	2/28/2010
12/21/2004	22,500	0	0	26.7133	2/28/2011
12/19/2005	25,000	0	0	25.7100	2/28/2012
1/31/2007	5,000	5,000	0	33.1700	1/31/2017	5,000	3,100
1/31/2008						15,000	9,300
1/30/2009						40,000	24,800

Ezra A. Eckhardt
12/21/2004	15,000	0	0	26.7133	2/28/2011
12/19/2005	10,000	0	0	25.7100	2/28/2012
1/31/2007	7,500	7,500	0	33.1700	3/15/2013
1/31/2008						9,000	5,580
1/30/2009						20,000	12,400

Donn C. Costa
1/31/2007	1,000	1,000	0	33.1700	3/15/2013
1/31/2008	1,250	3,750	0	17.7900	2/28/2014
1/30/2009						10,000	6,200

Debbie L. Steck
1/31/2008	500	1,500	0	17.7900	2/28/2014
1/30/2009	0	2,000	0	1.8500	2/28/2015

Heidi B. Stanley(4)
7/25/2000	7,950	0	0	4.3933	1/12/2010
12/19/2001	22,500	0	0	6.7467	1/12/2010
9/5/2003	37,500	0	0	17.1533	1/12/2010
12/21/2004	37,500	0	0	26.7133	1/12/2010
12/19/2005	40,000	0	0	25.7100	1/12/2010
1/31/2007	12,500	0	0	33.1700	1/12/2010

(1)	Column (a) notes the grant date of each award below each Named Executive Officer.
(2)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2009.
(3)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2009. This value is calculated using the closing price of Sterling stock of $0.62 on December 31, 2009, the last trading day of the year.
(4)	Mr. Gilkey and Ms. Stanley’s options expired on January 12, 2010, three months from the date of their departure from Sterling on October 12, 2009, and no additional exercises occurred from December 31, 2009 to the date of expiration.

Option Exercises and Stock Vested

The following table shows the value realized as of December 31, 2009 upon exercise of stock options and vesting of stock awards by each of the Named Executive Officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Gregory Seibly	0	0	3,000	5,550
Harold B. Gilkey	0	0	37,500	76,375
Daniel G. Byrne	0	0	7,500	13,875
Ezra A. Eckhardt	0	0	3,000	5,550
Donn C. Costa	0	0	0	0
Debbie L. Steck	0	0	0	0
Heidi B. Stanley	0	0	10,000	18,500

Pension Benefits

The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Mr. Gilkey became eligible for full retirement benefits at age 67 1/2 calculated at 60% of his 2002 base salary paid over a period of 15 years. Mr. Byrne is eligible for full retirement benefits at age 65 calculated at 60% of his 2002 base salary paid out over a period of 15 years. Ms. Stanley was eligible for full retirement benefits at age 65 calculated at 60% of her 2002 base salary paid out over a period of 15 years.

Messrs. Gilkey and Byrne are fully vested in the retirement benefit. Due to Ms. Stanley’s departure from Sterling prior to reaching the eligible retirement age, her benefits were reduced by 5% annually for each year the retirement date precedes her normal retirement age. The early retirement reduction will not exceed 50%. Benefits under the SERP commence at normal retirement age.

The following table reflects the present value of accrued benefits payable to each of the Named Executive Officers, including the years of credited service under the plan, determined in accordance with the plan and using the same actuarial assumptions as used by Sterling for financial reporting purposes under GAAP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Gregory Seibly(1)		0	0	0
Harold B. Gilkey	SERP	26	1,929,356	0
Daniel G. Byrne	SERP	26	449,617	0
Ezra A. Eckhardt(1)		0	0	0
Donn C. Costa(1)		0	0	0
Debbie L. Steck(1)		0	0	0
Heidi B. Stanley(2)	SERP	24	235,799	0

(1)	Messrs. Seibly, Eckhardt, Costa and Ms. Steck are not eligible for the SERP.

(2)	Ms. Stanley was not fully vested and therefore her accumulated benefit reflects an early retirement reduction based on a normal retirement age of 65 and an early retirement date of October 12, 2009.

Nonqualified Deferred Compensation

The Old DCP, enacted in 1984 and frozen after 2001, provides a vehicle to assist employees with saving for retirement and creates an incentive to increase employee ownership of Sterling common stock. Only employer contributions to the plan are allowed. See “—Components of Compensation—Deferred Compensation Plans” for further details on this plan and the segregation of the plan in response to the enactment of Internal Revenue Code Section 409A.

Most of the contributions are invested in shares of Sterling common stock, but the participants have the opportunity to diversify any funds contributed after May 1, 2001, among Sterling common stock, the MFS Value Fund, the Black Rock S&P 500 Fund, and the Franklin Small/Mid Cap Growth Fund.

The annualized performance of each selection in the Old DCP are as follows:

Sterling common stock	-92.95%
MFS Value Fund	20.48%
BlackRock S&P 500 Index Fund	26.15%
Franklin Sm/Mid Cap Growth Fund	43.17%

Payments must commence within one year of termination of employment and may be paid in a lump sum or installments, as determined by the Compensation Committee and the Board, provided however, that the balances vesting after December 31, 2004 will be paid in three annual installments, commencing on the later of the first payroll date of the next plan year or the first payroll date that is six months after the participant’s separation from service.

In 2006, Sterling Savings Bank adopted the Sterling Savings Bank DCP, which allows participants to defer up to 75% of base salary and 100% of bonuses, commissions and Director fees. Employer contributions are also permitted under the plan, however, other than a few signing bonuses related to new hires or retention following corporate acquisitions, no regular employer contributions have been made under this program. In 2009, Daniel G. Byrne, Donn C. Costa and J. Gregory Seibly were the only Named Executive Officers to participate in the Sterling Savings Bank DCP.

Earnings under the Sterling Savings Bank DCP are based on participants’ allocations among the following measurement funds.

Fund	Annualized Return for 2009
Fidelity VIP Money Market	0.47%
Maxim Loomis Sayles Corporate Bond	38.46%
DWS Strategic Value VIP	25.30%
Dreyfus Stock Index Fund	26.33%
Janus Aspen Series Forty: IS	46.33%
Fidelity VIP MidCap: SC2	39.75%
DWS VS II Dreman Small Mid Cap Value: CI A	29.70%
Dreyfus VIF International Equity: IS	25.27%
Fidelity VIP Contra Fund	35.47%

Distributions are made under the plan following a participant’s death, disability, retirement or termination of service in a lump sum or up to 15 annual installments as elected by the participant. Participants may elect to receive a scheduled distribution during employment with certain exclusions. As of December 31, 2009, there were 41 active participants in the Sterling Savings Bank DCP. Under the plan, participants may contribute up to 75% of their base salary and up to 100% of commissions, bonus and Director fees. The deferred amounts are credited to the participants’ accounts, which do not hold assets but are maintained for record-keeping purposes. The earnings under the Plan are credited based on the return of measurement funds selected by the participants.

The measurement funds are designed to mirror the performance of mutual funds selected by the plan committee. All participant contributions vest immediately. Each year, based on a written agreement (such as an employment agreement) or at its sole discretion, Sterling may contribute amounts to all, some or none of the participants. The vesting of the Sterling contributions is determined based on the written agreement between the participant and Sterling or based on a vesting schedule determined by the plan committee. Within 60 days after the later of the first business day of the plan year following the plan year in which a participant retires, or the last day of the six month period immediately following the date on which a participant retires, the participant’s account will be distributed either in a lump sum or installments up to 15 years as elected by the participant. Within 60 days after the plan committee is notified of a participant’s death or a participant becomes disabled, the participant’s account will be distributed in a lump sum. Within 60 days after the last day of the six month period immediately following the date on which employment terminates, the participant’s account will be distributed in a lump sum payment. Participants may elect to receive a scheduled distribution with certain exclusions. Although the benefits provided under the DCP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them. As of January 1, 2009, the Sterling Savings Bank DCP was amended and restated to comply with Section 409A and the final regulations promulgated thereunder.

The following table reflects the accumulated balances under all of the deferred compensation arrangements maintained by Sterling in which the Named Executive Officers participate.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Gregory Seibly(1)	0	0	23,152	0	342,328
Harold B. Gilkey(2)	0	0	-2,192,224	0	451,368
Daniel G. Byrne(3)	0	0	-230,557	0	233,354
Ezra A. Eckhardt	0	0	7,717	0	36,699
Donn C. Costa	0	0	42,716	0	285,095
Debbie L. Steck	0	0	0	0	0
Heidi B. Stanley(3)	0	0	-403,773	0	54,920

(1)	Mr. Seibly is a participant in the Sterling Savings Bank DCP only, and pursuant to his employment agreement, his employer contribution in the plan will vest over three years. Vested balance as of December 31, 2009 is $289,064.

(2)	Ms. Stanley and Messrs. Gilkey and Byrne are participants in the Old DCP, which has had no additional contributions since 2001 and was segregated into two separate arrangements following the enactment of Internal Revenue Code Section 409A. (See “—Components of Compensation—Deferred Compensation Plans.”) The balances herein reflect the total amount of earnings and aggregate balances as of December 31, 2009 in all of the deferred compensation arrangements.

(3)	Ms. Stanley had reportable 2009 compensation of $7,500; Mr. Byrne had reportable 2009 compensation of $3,500.

Potential Post-Employment Payments

The employment agreements described below for each of the Named Executive Officers reflects the current terms of their contracts with Sterling. However, these agreements are subject to the executive compensation restrictions applicable to TARP participants under EESA, as amended by ARRA, as well as the restrictions imposed by the FDIC. Specifically, ARRA’s prohibitions on certain types of compensation and the prohibition on golden parachute payments under FDIC regulations require that Sterling may not pay the Named Executive Officers bonus compensation and payments that are made upon any cessation of employment, including severance pay and the vesting or acceleration of benefits, for so long as these laws and regulations apply to Sterling. See below for specific estimates of how the ARRA and FDIC restrictions are expected to limit each executive’s compensation under their current agreements.

As a result of Mr. Gilkey’s and Ms. Stanley’s departure from Sterling in 2009, both were entitled to receive certain benefits pursuant to their existing employment agreements.

Mr. Gilkey was eligible to receive: retirement benefits under the SERP, which are described under “—Pension Benefits”; his accumulated balance under all of the deferred compensation arrangements maintained by Sterling in which he was a participant, which are described under “—Nonqualified Deferred Compensation”; medical and dental insurance coverage for life for Mr. Gilkey and his spouse (these benefits equal an annual premium cost to Sterling of $25,830 for 2010) and accrued vacation time of $74,127, which was paid at the time of his departure.

Ms. Stanley was eligible to receive: retirement benefits under the SERP, which are described under “—Pension Benefits”; her accumulated balance under all of the deferred compensation arrangements maintained by Sterling in which she was a participant, which are described under “—Nonqualified Deferred Compensation” and accrued vacation time of $50,714, which was paid at the time of her departure.

Under the terms of Mr. Gilkey’s and Ms. Stanley’s employment agreements they were eligible for additional benefits, however as required by EESA and ARRA and due to the application of FDIC Part 359 to Sterling, as discussed under “—Regulatory Compliance,” at the time of their departure, Mr. Gilkey and Ms. Stanley were not eligible to receive any golden parachute payments in connection with their departure from Sterling.

J. Gregory Seibly. Mr. Seibly is employed under the terms of an employment agreement with Sterling. This agreement may be terminated at any time by either Mr. Seibly or Sterling. Under the terms of this agreement, Mr. Seibly is entitled to receive a minimum annual base salary of at least $325,000. In addition, a contribution of $200,000 was made to the Sterling Savings Bank DCP, which was 75% vested as of December 31, 2009, and will continue to vest in 25% increments to become fully vested on December 31, 2010. In addition, Mr. Seibly is eligible to participate in all compensation and employee benefit plans and programs, including stock option or incentive plans, maintained by Sterling for its senior officers. During 2009, Mr. Seibly’s base salary was increased to $500,000, as discussed above under “2009 Compensation of Named Executive Officers.”

In the event Mr. Seibly’s employment is terminated within 24 months following a change in control for any reason other than for cause or by Mr. Seibly due to a constructive discharge, Sterling is required to pay to Mr. Seibly an amount equal to two times his Annual Compensation, which includes salary, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Seibly in the year of termination to the pension and welfare plans maintained by Sterling. In addition, he would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect. Any stock options and other incentive awards held by Mr. Seibly would become fully vested and exercisable.

In the event of a termination of employment for any reason other than due to a change in control, Sterling would have no liability to pay further compensation or any other benefit to Mr. Seibly, other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

Pursuant to the Amendment to Mr. Seibly’s Employment Agreement entered into in connection with Sterling’s participation in TARP’s Capital Purchase Program, if payments made to Mr. Seibly constitute a “parachute payment” under Section 280G of the Internal Revenue Code, Mr. Seibly is entitled to receive a sum equal to 2.99 times his “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph would be taken first from cash payments to Mr. Seibly and second from equity awards before other benefits are reduced.

As a Named Executive Officer of Sterling, Mr. Seibly is subject to many of the restrictions on executive compensation under EESA, ARRA and Part 359. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Seibly with notice of the impact that these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item on the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Seibly if he had been terminated on December 31, 2009 under the circumstances described above, are disclosed in the following table.

J. Gregory Seibly(1)

	Death ($)	Long- term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	0	0	0	0	0	983,141
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	11,148
Nonqualified Defined Contribution Plans(4)	342,328	342,328	289,064	289,064	289,064	342,328
Long-Term Disability Benefit(5)	0	156,000	0	0	0	0
Vacation Pay(6)	48,077	48,077	48,077	48,077	48,077	48,077

Total	390,405	546,405	337,141	337,141	337,141	1,384,694

Benefit Reduction as a Result of TARP	53,264	53,264	0	0	0	1,047,553

Total Benefit Allowable under TARP	337,141	493,141	337,141	337,141	337,141	337,141

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2009. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Severance Pay is based on 2009 salary, and Sterling’s 2009 cost for the benefits detailed above in the text. No amount is included for bonus as no bonus has been paid to Mr. Seibly in 2008 or 2009. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to a provision in Mr. Seibly’s employment agreement capping change in control payments to 2.99 times his base amount as determined pursuant to Internal Revenue Code §280G. Mr. Seibly’s cash severance amount was reduced by $38,457 as a result of this provision.

(3)	The stock options granted on July 25, 2007 have an exercise price that was above the available market price as of December 31, 2009. Therefore, they would not have had any value upon their acceleration as of December 31, 2009.

(4)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “—Components of Compensation—Deferred Compensation Plans”).

(5)	Represents value of annual long-term disability insurance benefit.

(6)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2009.

Daniel G. Byrne. Mr. Byrne is employed under the terms of an employment agreement with Sterling, which continues until December 31, 2013. Under the agreement, Sterling will pay Mr. Byrne a minimum annual base salary of at least $276,000. In addition, he is entitled to receive annual incentive bonus awards and equity grants under Sterling’s equity incentive plan(s) then in effect. During 2009 Mr. Byrne’s base salary was increased to $500,000, as discussed under “2009 Compensation of Named Executive Officers.”

In the event of a termination from employment due to permanent disability, death, termination without cause, or constructive discharge, Mr. Byrne is entitled to severance pay in an amount equal to base salary for a three-year period (the “Severance Period”). In addition, Mr. Byrne would receive any earned but unpaid base salary and incentive bonus amounts and amounts held for his account in Sterling’s deferred compensation plan and supplemental executive retirement plan then in effect would become fully vested and payable in full subject to the payment terms of the applicable plan document. All stock options and other incentive awards held by Mr. Byrne would become fully vested and exercisable during the Severance Period. He is also entitled to receive an automobile allowance through the end of the Severance Period.

In the event of termination from employment for cause, or a voluntary termination for reasons other than a constructive discharge or permanent disability, Mr. Byrne would receive earned but unpaid base salary and incentive bonus as of the date of termination of employment. No other payments would be made other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

Pursuant to the Amendment to Mr. Byrne’s Employment Agreement entered into in connection with Sterling’s participation in TARP’s Capital Purchase Program, if payments made to Mr. Byrne constitute a “parachute payment” under Section 280G of the Internal Revenue Code, Mr. Byrne is entitled to receive a sum equal to 2.99 times his respective “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph would be taken first from cash payments to Mr. Byrne and second from equity awards before other benefits are reduced.

As a Named Executive Officer of Sterling, Mr. Byrne is subject to many of the restrictions on executive compensation under EESA, ARRA and Part 359. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Byrne with notice as to the impact these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item in the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Byrne if he had been terminated on December 31, 2009 under the circumstances described above, are disclosed in the following table.

Daniel G. Byrne(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	1,482,041	1,032,000	0	0	1,482,041	896,084
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	37,200	37,200	0	0	37,200	37,200
SERP(4)	380,456	507,190	507,190	0	507,190	380,456
Nonqualified Defined Contribution Plans(5)	233,354	233,354	231,354	231,354	233,354	233,354
Long-Term Disability Benefit(6)	0	156,000	0	0	0	0
Vacation Pay(7)	48,077	48,077	48,077	48,077	48,077	48,077
Auto Allowance	21,341	21,341	0	0	21,341	21,341
401k Matching Contribution	0	0	0	0	0	17,325

Total	2,202,469	2,035,162	786,621	279,431	2,329,203	1,633,837

Benefit Reduction as a Result of TARP	1,542,582	1,092,541	0	0	1,542,582	973,950

Total Benefit Allowable under TARP	659,887	942,621	786,621	279,431	786,621	659,887

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2009 and any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d). The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Executive severence pay is the present value of three years of continued salary in the event of a termination without cause, constructive discharge, executive death or disability. The severance payment in the event of a termination due to long-term disability is offset by the long-term disability insurance benefits to which Mr. Byrne is eligible, so the severance amount in this column is reduced to reflect the offset of $156,000 during each year of the three-year salary continuation period. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to a provision in Mr. Byrne’s employment agreement capping change in control payments to 2.99 times his base amount determined pursuant to Code §280G. Mr. Byrne’s cash severance amount was reduced by $603,916 as a result of this provision.

(3)	The stock options granted on January 31, 2007 have an exercise price that was above the available market price as of December 31, 2009. Therefore, they would not have had any value upon their acceleration as of December 31, 2009.

(4)

For consistency of reporting in this table, the SERP payments represent the present value of the benefit executive is entitled to under the SERP as of December 31, 2009, based on the assumptions described in footnote 1. These amounts differ from the amount reported in the Pension Benefits Table because the plan administrator uses different assumptions for financial accounting statement accrual purposes, which is the basis of the reporting in that table.

(5)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(6)	Represents value of annual long-term disability insurance benefit.

(7)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2009.

Donn C. Costa. Mr. Costa has been employed under the terms of an employment agreement with Sterling that expired on December 31, 2009. Mr. Costa and Sterling have agreed to continue to operate under substantially the same terms as those contained in his former agreement, subject to the compensation restrictions imposed under EESA, as amended by ARRA, and Part 359, until a new employment agreement is entered into. Under these terms, Mr. Costa receives a minimum annual base salary of at least $370,000. In addition, a contribution to the Sterling Savings Bank DCP was made in 2006 in the amount of $300,000, which amount has vested over a four-year period in increments of 25% per year. During 2009, Mr. Costa’s base salary was increased to $500,000, as discussed under “2009 Compensation of Named Executive Officers.”

Under the terms of this prior agreement, in the event Mr. Costa’s employment was terminated by Sterling for any reason other than for cause or by Mr. Costa for good cause, either during the term of the agreement or within two years following a change in control, Mr. Costa was entitled to receive an amount equal to two times his base salary. In addition, at the Board’s discretion, any stock options held by Mr. Costa at the time of such termination after a change in control would have become fully vested and any restrictions on restricted stock would have been accelerated. Mr. Costa was also entitled to receive continuation of medical benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Sterling’s expense if his employment terminates for any reason other than gross misconduct.

Pursuant to the Amendment to Mr. Costa’s Employment Agreement entered into in connection with Sterling’s participation in TARP’s Capital Purchase Program, if the payments made to Mr. Costa in conjunction with a change in control are determined to constitute a “parachute payment” under 280G of the Internal Revenue Code, he is entitled to receive 2.99 times his “base amount,” as defined under Section 280G of the Internal Revenue Code. Any reduction in payments pursuant to this paragraph would be taken first from cash payments to Mr. Costa and second from equity awards before other benefits are reduced.

As a Named Executive Officer of Sterling, Mr. Costa is subject to many of the restrictions on executive compensation under EESA, ARRA and Part 359. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Costa with notice of the impact that these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item on the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Costa if he had been terminated on December 31, 2009 under the circumstances described above, are disclosed in the following table.

Donn C. Costa(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	0	0	0	0	1,000,000	1,000,000
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock(4)	0	0	0	0	0	3,844
Nonqualified Defined Contribution Plans(5)	285,095	285,095	285,095	285,095	285,095	285,095
Long-Term Disability Benefit(6)	0	156,000	0	0	0	0
COBRA Continuation Coverage(7)	0	22,065	22,065	0	22,065	22,065
Vacation Pay(8)	48,077	48,077	48,077	48,077	48,077	48,077

Total	333,172	511,237	355,237	333,172	1,355,237	1,359,081

Benefit Reduction as a Result of TARP	0	0	0	0	1,000,000	1,003,844

Total Benefit Allowable under TARP	333,172	511,237	355,237	333,172	355,237	355,237

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2009 and any present value calculations are at 120% of the Applicable Federal Rate under Internal Revenue Code § 1274(d). The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Executive severance pay is two times salary in the event of a termination without cause or constructive discharge. The severance payment in the event of a qualifying termination following a change in control is subject to reduction if the payment exceeds 2.99 times Mr. Costa’s base amount as determined pursuant to Internal Revenue Code §280G. Mr. Costa’s base amount was high enough in 2009 so that no reduction is required under this provision.

(3)	The stock options granted on January 31, 2007 and January 31, 2008 have an exercise price that was above the available market price as of December 31, 2009. Therefore, they would not have had any value upon their acceleration as of December 31, 2009.

(4)	The vesting of restricted stock upon a change in control is subject to approval by Sterling.

(5)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “—Components of Compensation—Deferred Compensation Plans”).

(6)	Represents value of annual long-term disability insurance benefit.

(7)	Assuming premium increases 7% per year, premiums are averaged over 18 month COBRA period and discounted to present value.

(8)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2009.

Ezra Eckhardt. Mr. Eckhardt is employed under the terms of an employment agreement with Sterling. This agreement may be terminated at any time by either Mr. Eckhardt or Sterling. Under the terms of this agreement, Mr. Eckhardt is entitled to receive a minimum annual base salary of at least $260,000. In addition, Mr. Eckhardt is eligible to participate in all compensation and employee benefit plans and programs, including stock option or incentive plans, maintained by Sterling for its senior officers. During 2009, Mr. Eckhardt’s base salary was increased to $475,000, as discussed above under “2009 Compensation of Named Executive Officers.”

In the event Mr. Eckhardt’s employment is terminated within 24 months following a change in control for any reason other than for cause or by Mr. Eckhardt due to a constructive discharge, Sterling is obligated to pay to Mr. Eckhardt an amount equal to two times his Annual Compensation, which includes salary, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Eckhardt in the year of termination to the pension and welfare plans maintained by Sterling. In addition, he would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect. Any stock options and other incentive awards held by Mr. Eckhardt would become fully vested and exercisable.

If payments made to Mr. Eckhardt are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sterling would pay the Excise Tax Gross-Up equal to the excise tax that would be applied to the excess payment as defined in Section 280G of the Internal Revenue Code as well as an amount equal to federal, state, and local income taxes on this additional payment such that he would receive the net amount that he would have received had no excise tax been applied.

In the event of a termination of employment for any reason other than due to a change in control, Sterling would have no liability to pay further compensation or any other benefit to Mr. Eckhardt, other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

As a Named Executive Officer of Sterling, Mr. Eckhardt is subject to many of the restrictions on executive compensation under EESA, ARRA and Part 359. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Eckhardt with notice as to the impact these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item in the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Eckhardt if he had been terminated on December 31, 2009 under the circumstances described above, are disclosed in the following table.

Ezra A. Eckhardt(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	0	0	0	0	0	1,336,767
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	11,148
Nonqualified Defined Contribution Plans(4)	36,699	36,699	36,699	36,699	36,699	36,699
Long-Term Disability Benefit(5)	0	156,000	0	0	0	0
Vacation Pay(6)	45,673	45,673	45,673	45,673	45,673	45,673

Total	82,372	238,372	82,372	82,372	82,372	1,430,287

Benefit Reduction as a Result of TARP	0	0	0	0	0	1,347,915

Total Benefit Allowable under TARP	82,372	238,372	82,372	82,372	82,372	82,372

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2009. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Severance Pay is two times 2009 salary, and Sterling’s 2009 cost for the benefits detailed above in the text. No amount is included for bonus as no bonus has been paid to Mr. Eckhardt in 2008 and 2009. The severance payment in the event of a qualifying termination following a change in control reflects a gross up of $348,731 for the taxes that would be due pursuant to Internal Revenue Code §280G. This estimate assumes a 20% excise tax rate and an income tax rate of 35% for purposes of the gross up calculation. Mr. Eckhardt is not subject to the 2.99 times base amount cap on change in control severance that Messrs. Seibly, Byrne and Costa are subject to because he was not a Named Executive Officer in December 2008 when Sterling became a participant in Treasury’s TARP Capital Purchase Program and the Named Executive Officer employment agreements were required to be amended to include the provision capping severance pay. Due to recent increases in his annual compensation, the last five years of compensation that are averaged to create his base amount are low enough that his two times annual compensation severance payment would exceed three times his base amount triggering the gross up in his employment agreement. Note as reflected in the “Benefit Reduction as a Result of TARP” row of the table, Sterling is prohibited from providing this gross up as well as the severance pay on which it is based due to changes made to the executive compensation restrictions under TARP subsequent to the time Sterling became a participant in the Capital Purchase Program.

(3)	The stock options granted on January 31, 2007 have an exercise price that was above the available market price as of December 31, 2009. Therefore, they would not have had any value upon their acceleration as of December 31, 2009.

(4)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “—Components of Compensation—Deferred Compensation Plans”).

(5)	Represents value of annual long-term disability insurance benefit.

(6)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2009.

Debbie L. Steck. Ms. Steck was promoted to Chief Operating Officer and Vice President Production Manager of Golf Savings Bank in 2009. Following her promotion, Golf Savings Bank paid Ms. Steck a base salary of $565,000 per year. Ms. Steck continues to be employed by Sterling Savings Bank following the merger of Golf Savings Bank with and into Sterling Savings Bank. As required by EESA and ARRA, because Sterling is a participant in the Capital Purchase Program, Ms. Steck is not eligible to receive any additional incentive compensation. Moreover, in the event of any termination of employment, Ms. Steck has no right to any termination benefit other than those benefits that have been earned and vested at the time of termination.

As Ms. Steck has never been eligible to receive termination payments and benefits from Sterling or Golf Savings Bank, we have not included a Potential Post-Termination Table for her.

Determination of Payouts. The determination of payout of post-employment compensation, benefits, and perquisites for the executive officers is based on the terms of each individual employment contract in conjunction with plan documents governing the individual benefit plans.

Except for Mr. Seibly and Mr. Eckhardt, who are entitled to a cash payment equal to a multiple of their current benefit costs, as described above, the calculation of payouts for benefits is based on current total cost for each benefit (employer and employee) projected over the term such benefit is continued under the respective agreements and discounted to present value using a discount rate of 120% of the Applicable Federal Rate for December 2009 under Section 1274(d) of the Internal Revenue Code.

Retirement benefits are calculated based on the terms described in the plan documents and according to any vesting, age, or service requirements. Where applicable, the benefit payout amount is reduced to reflect the present value of the actual vested amount to be received in any of the termination scenarios, using the same Section 1274(d) discount rate described above.

Conditions and Obligations. Mr. Byrne is bound by a non-compete clause for a period of two years following a termination for cause or a voluntarily termination of employment with Sterling for reasons other than a constructive discharge or permanent disability. Mr. Byrne may not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries, other than severance-type or retirement-type benefits from entities constituting prior employers. Mr. Byrne may not solicit any customer or client of Sterling or any of its subsidiaries for a competitor organization. Mr. Byrne may not act on behalf of any competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the non-compete period.

Mr. Seibly and Mr. Eckhardt are bound by a non-compete clause for a period of one year and a non-solicitation clause for a period of two years following a termination for cause or a voluntarily termination of employment with Sterling for reasons other than a constructive discharge or permanent disability. Mr. Seibly and Mr. Eckhardt may not, without prior express written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in any corporate, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates. For a period of two years they may not solicit any customer or client of Sterling for a competitor, act on behalf of any competitor to interfere with the relationship between Sterling, its subsidiaries or affiliates and their employees, or solicit employees of Sterling, its subsidiaries or affiliates for new employment.

Neither Mr. Byrne, Mr. Seibly or Mr. Eckhardt remain subject to the non-compete or non-solicitation clauses in the event their termination of employment is due to one of the following events, as defined under their employment agreements: a permanent disability; a without cause termination; a constructive discharge; or a termination upon a change in control.

Mr. Costa is also bound by similar non-compete and non-solicitation clauses, but both clauses apply for a period of two years following his termination of employment during the term of his employment agreement. However, in the event the term of the agreement is allowed to expire without renewal by Sterling, the non-compete and non-solicitation will only apply if Sterling pays Mr. Costa an amount equal to two times his base salary.

Mr. Gilkey and Ms. Stanley are bound by a non-compete clause under the SERP for a period of one year following termination of service in which they may not, without prior express written consent of Sterling, its subsidiaries or affiliates, directly or indirectly, own or hold any proprietary interest in any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling, its subsidiaries or affiliates. They are also bound by a non-solicitation clause under the SERP for a period of two years following termination of service in which they may not solicit any customer or client of Sterling, its subsidiaries or affiliates for a competitor, act on behalf of any competitor to interfere with the relationship between Sterling, its subsidiaries or affiliates and its employees or solicit employees of Sterling, its subsidiaries or affiliates.

Upon a violation of the non-compete provision by any of the executives, Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under the employment agreements, except to the extent vested and exercisable, shall cease.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 29, 2010, information as to shares of our common stock beneficially owned by each of our directors, executive officers, 5% or greater owners of our common stock, and by all of our executive officers and directors as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Beneficial Owners of More than 5%
Thomas H. Lee Advisors, LLC 100 Federal Street, 35th Floor Boston, MA 02110	941,200,000	(3)	22.584
Warburg Pincus Private Equity X, L.P. 450 Lexington Avenue New York, NY 10017	941,200,000	(4)(5)	22.584
U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW, Room 2312 Washington, DC 20220	385,187,677	(6)	9.424

Directors and Executive Officers
Leslie S. Biller	35,000,000	(7)	*
Ellen R.M. Boyer	10,000		*
Daniel G. Byrne	207,954	(8)	*
David A. Coulter	941,200,000	(4)(5)(9)	22.584
Donn C. Costa	203,681	(10)	*
David S. DePillo	15,000,000	(11)	*
Robert C. Donegan	3,500	(12)	*
Ezra A. Eckhardt	86,592	(13)	*
William L. Eisenhart	20,950	(14)	*
Robert H. Hartheimer	1,500,000		*
Scott L. Jaeckel	941,200,000	(3)(9)(15)	22.584
Michael F. Reuling	25,494	(16)	*
J. Gregory Seibly	76,714	(17)	*
Debbie L. Steck	19,351	(18)	*

All Directors and Executive Officers as a Group (14 persons)	1,934,554,237		45.473

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of October 29, 2010. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at October 29, 2010 of 4,080,903,859.

(3)

Shares listed as owned by THL are owned of record by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors

L.P. (the “THL Funds”). Thomas H. Lee Equity Fund VI, L.P. is the holder of 470,908,524 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 86,625,000 shares of common stock. Thomas H. Lee Parallel Fund VI, L.P. is the holder of 318,874,490 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 86,625,000 shares of common stock. Thomas H. Lee Parallel (DT) Fund VI, L.P. is the holder of 55,700,996 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 86,625,000 shares of common stock. THL Sterling Equity Investors, L.P. is the holder of 9,090,990 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 86,625,000 shares of common stock. The general partner of the THL Funds is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein.

(4)	Warburg Pincus, a Delaware limited partnership, together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership (together, “WP X”), is the holder of 854,575,000 shares of common stock and the Anchor Investor Warrant exercisable for 86,625,000 shares of common stock. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of WP X; Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC.

(5)	Under applicable securities laws, as a Partner of WP and a member and Managing Director of WP LLC, Mr. David A. Coulter may be deemed to be the beneficial owner of the common stock and the Anchor Investor Warrant held by WP X. See note (9) below.

(6)	The U.S. Department of the Treasury is the holder of 378,750,000 shares of common stock and the TARP Warrant exercisable for 6,437,677 shares of common stock.

(7)	The Les and Sheri Biller Revocable Trust holds 35,000,000 shares of common stock.

(8)	Includes 55,000 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010, and 51,924 shares held as of October 29, 2010 for Mr. Byrne’s individual account under the 401(k) Plan. Excludes 33,384 shares held by Sterling’s deferred compensation plans.

(9)	Under applicable securities laws, Mr. Coulter and Mr. Jaeckel disclaim beneficial ownership of the common stock and the Anchor Investor Warrant, except to the extent of their respective pecuniary interest in such common stock or Anchor Investor Warrant.

(10)	Includes 4,000 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010, and 10,850 shares held as of October 29, 2010 for Mr. Costa’s individual account under the 401(k) Plan.

(11)	The DePillo Family Trust holds 15,000,000 shares of common stock.

(12)	Includes 1,500 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010.

(13)	Includes 36,250 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010, and 18,042 shares held as of October 29, 2010 for Mr. Eckhardt’s individual account under the 401(k) Plan.

(14)	Includes 14,000 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010.

(15)	Under applicable securities laws, as a member of Thomas H. Lee Advisors, LLC, Mr. Jaeckel may be deemed to be the beneficial owner of the common stock and the Anchor Investor Warrant held by THL Funds. See note (9) above.

(16)	Includes 11,285 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010.

(17)	Includes 22,500 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010, and 15,464 shares held as of October 29, 2010 for Mr. Seibly’s individual account under the 401(k) Plan.

(18)	Includes 1,500 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2010, and 11,459 shares held as of October 29, 2010 for Ms. Steck’s individual account under the 401(k) Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Sterling’s common stock that may be issued upon the exercise of options, warrants and rights under Sterling’s equity compensation plans as of December 31, 2009.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders:	1,892,882	$21.04	1,574,035	(1)
Equity compensation plans not approved by shareholders:	None	None	None

Total	1,892,882	$21.04	1,574,035	(1)

(1)	Sterling’s equity compensation plans provide that an aggregate total of up to 1,574,035 may be granted as stock options, restricted stock or other equity incentive awards authorized under the equity compensation plans.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR STERLING FOR THE YEAR ENDING DECEMBER 31, 2010, AND ANY INTERIM PERIODS

The Audit Committee of the Board has appointed BDO to serve as the independent registered public accounting firm for Sterling and its subsidiaries for the year ending December 31, 2010, and any interim periods. Shareholders are being asked to ratify such appointment. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of BDO is not ratified by the required number of votes, the Board will review its future selection of independent registered public accounting firms.

Required Vote

Ratification of the appointment of BDO as the independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast on Proposal 5 at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on approval of the proposal. Approval by shareholders of Proposal 5 is not conditioned upon approval of any other proposals set forth herein, nor is approval of any other proposal set forth herein conditioned upon approval of Proposal 5.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for the fiscal year ending December 31, 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Audit Fees: The aggregate fees and expenses billed by BDO for professional services rendered for the audit of Sterling’s annual financial statements, the reviews of the financial statements included in Sterling’s periodic reports filed with the SEC on Forms 10-Q, SEC registration statement services, and the audits of the financial statements of Sterling’s subsidiaries were $747,000 and $797,000 for the years ended December 31, 2008 and 2009, respectively. Fees for 2008 and 2009 include the integrated audit of Sterling’s consolidated financial statements and management’s report on the effectiveness of internal controls over financial reporting as required by the Public Company Accounting Oversight Board and the SEC.

Audit-Related Fees: The aggregate fees and expenses billed by BDO for audit related services rendered during 2008 and 2009 were $54,000 and $29,000, respectively. Types of services in this category were primarily audits of the employee benefit plans and consultation on accounting standards.

Tax Fees: The aggregate fees billed by BDO for tax services rendered during 2008 and 2009 were $49,000 and $70,000, respectively. Types of tax services provided by BDO primarily consisted of advice related to preparing Sterling’s corporate tax returns and tax consulting projects.

All Other Fees: There were no other services provided by BDO during 2008 and 2009.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of Sterling’s Audit Committee to pre-approve all audit and non-audit services provided by BDO. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by BDO with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to BDO are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. All services provided by BDO in each of the last two fiscal years were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

During 2009, Directors William L. Eisenhart, Ellen R.M. Boyer, James B. Keegan, Jr. and Michael F. Reuling served on the Audit Committee, with Director William L. Eisenhart serving as Chairman until October 2009, when Director Eisenhart was appointed Chairman of Sterling’s Board. In connection with Director Eisenhart’s appointment as Chairman of Sterling’s Board, Director Boyer was appointed Chair of the Audit Committee. In February 2009, Mr. Keegen resigned from the Audit Committee and Michael F. Reuling was appointed to replace Mr. Keegan. In October 2010, Robert C. Donegan was appointed to the Audit Committee and Mr. Eisenhart stepped off of the Committee. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing Sterling’s accounting and financial reporting processes, including the quarterly reviews and the annual audit of Sterling’s consolidated financial statements by BDO, Sterling’s independent registered public accounting firm. BDO currently serves as Sterling’s independent registered public accounting firm and has conducted the integrated audit of Sterling’s financial statements and internal control over financial reporting for 2009. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Audit Committee has appointed BDO to serve as the independent registered public accounting firm to conduct an audit of Sterling’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010, and all interim period reviews. As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed Sterling’s audited financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 (Communication with Audit Committees Concerning Independence) of the PCAOB and has discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements for 2009 be included in Sterling’s 2010 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Sterling Financial Corporation.

Ellen R.M. Boyer, Chair

Robert C. Donegan

Michael F. Reuling

PROPOSAL 6: APPROVAL OF ADJOURNMENT OF ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE ANY OF THE PROPOSALS 1 THROUGH 5

In the event there are not sufficient votes at the time of the Annual Meeting to approve any of the Proposals 1 through 5, the Board may propose to adjourn the Annual Meeting to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of Sterling’s bylaws, the Board must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting.

In order to permit proxies that have been received by us at the time of the Annual Meeting to be voted in favor of an adjournment, if necessary, we have submitted this proposal (the “Adjournment Proposal”) to you as a separate matter for your consideration. In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Annual Meeting and any later adjournments. If shareholders approve the Adjournment Proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the other proposals, including the solicitation of proxies from shareholders who have previously voted against the other proposals. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the proposals have been received, we could adjourn the Annual Meeting without a vote on the proposal and seek to convince the holders of those shares to change their votes to votes in favor of the proposals.

Required Vote

The approval of the proposal to authorize the Board to adjourn, postpone or continue the Annual Meeting requires the affirmative vote of a majority of the total votes present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposals. No proxy that is specifically marked AGAINST any of the other proposals will be voted in favor of Proposal 6 unless the proxy is specifically marked FOR approval of Proposal 6.

The Board unanimously recommends that you vote “FOR” the proposal to adjourn the

Annual Meeting, if necessary.

COMPENSATION COMMITTEE REPORT

Pursuant to Instruction 3 to Item 407(e)(5) of Regulation S-K, the disclosure required by Item 407(e)(5) need only be provided one time during any fiscal year. Sterling provided such information in the Compensation Committee Report provided under Item 11 in Amendment No. 1 to Sterling’s Annual Report on Form 10-K, filed with the SEC on April 30, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee served as an officer or employee of Sterling during fiscal 2009, is formerly an officer of Sterling, or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. See the “Interests of Directors Officers and Others in Certain Transactions” section in this proxy statement for a general description of transactions and relationships Directors and executive officers and their associates may have had with Sterling and its affiliates during the year.

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN

TRANSACTIONS

Sterling’s Audit Committee Charter authorizes the Audit Committee to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Related party transactions are not permitted unless approved by the Audit Committee or another independent body of the Board.

Certain of the Directors and executive officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings Bank during 2009. In addition, certain Directors and executive officers are officers, directors or shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings Bank during 2009. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, two of our directors, Leslie S. Biller and Robert H. Hartheimer, and one of our executive officers, David DePillo, participated in the Recapitalization. Mr. Biller, on behalf of The Les and Sheri Biller Revocable Trust, for which Mr. Biller makes investment and voting decisions, invested $7,000,000 in the Recapitalization, Mr. Hartheimer invested $300,000 and Mr. DePillo, on behalf of The DePillo Family Trust, for which Mr. DePillo makes investment and voting decisions, invested $3,000,000. As disclosed above, the total gross proceeds raised by Sterling in connection with the Recapitalization was $730,000,000. Messrs. Biller, Hartheimer and DePillo all purchased a combination of Series D preferred stock and common stock, at the same price and in the same ratio as all investors in the Private Placement component of the Recapitalization. The closing of the Recapitalization occurred prior to the appointment of Messrs. Biller and Hartheimer to our Board and prior to Mr. DePillo’s employment as an executive officer, and their investments were not contingent upon their appointment or employment.

On June 7, 2010, Sterling Savings Bank agreed to the terms of an offer letter, which was revised on October 19, 2010 (collectively, the “DePillo Offer Letter”) with Mr. DePillo, pursuant to which Mr. DePillo has agreed to serve as the Chief Credit Officer for Sterling Savings Bank. Pursuant to the DePillo Offer Letter, Sterling Savings Bank has agreed to pay Mr. DePillo an annual salary of $350,000. In addition, Mr. DePillo is entitled to receive additional cash compensation of $1,000,000, payable on the first payroll date following Mr. DePillo’s commencement of service as Chief Credit Officer, however this compensation is subject to clawback if Mr. DePillo voluntarily terminates his employment with Sterling Savings Bank prior to December 31, 2011, in accordance with the following schedule: 66% shall be paid back for a departure in 2010 and 33% shall be paid back for a departure in 2011. Prior to Sterling Savings Bank’s receipt of regulatory approval of the terms of the DePillo Offer Letter, including approval of Mr. DePillo’s service as Chief Credit Officer and the terms of his compensation, Mr. DePillo was providing Sterling Savings Bank with consulting services. Under the terms of Mr. DePillo’s consulting agreement, as of the date of this Proxy Statement, he has received payments of $221,903.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, executive officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Sterling believes that during 2009 such filing requirements were complied with, except that Thomas H. Boone had one filing on Form 4 that was not received by the SEC on a timely basis.

MISCELLANEOUS

The Board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We have engaged Eagle Rock Proxy Advisors to assist with soliciting proxies for the Annual Meeting and have agreed to pay a base fee of $5,500, subject to adjustment if the proposals change or the meeting becomes contested, plus out-of-pocket expenses, in connection with these services. We will also bear all other costs associated with the solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Sterling’s common stock. In addition to solicitations via the Internet and by mail, our Directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

It is presently anticipated that the 2011 Annual Meeting of shareholders of Sterling will be held on April 26, 2011. Because the date of next year’s Annual Meeting has been changed by more than 30 days from the date of this year’s Annual Meeting, we have selected January 1, 2011 as the date by which any shareholder proposal must be submitted in writing to the Secretary of Sterling at Sterling’s corporate offices to be considered, in accordance with the rules and regulations of the SEC, for inclusion in the proxy materials of Sterling for the Annual Meeting on April 26, 2011.

Shareholders wishing to bring a proposal to be considered at the 2011 Annual Meeting of shareholders (but not include it in Sterling’s proxy materials) must provide written notice of such proposal to Sterling’s Secretary at Sterling’s corporate offices no later than February 10, 2011 to be considered timely. The persons named in the proxy for the 2011 Annual Meeting will have discretionary authority to vote shares represented by the proxy on any proposal introduced by a shareholder at the 2011 Annual Meeting unless the shareholder notifies Sterling on or before February 10, 2011 that the shareholder intends to introduce such proposal.

INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act. Accordingly we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this proxy statement.

This proxy statement incorporates by reference the respective documents filed by us with the SEC listed below:

1.	Our annual report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010.

2.	Our Amendment No. 1 to our annual report on Form 10-K/A for the year ended December 31, 2009, filed on April 30, 2010.

3.	Our quarterly report on Form 10-Q for the period ended March 31, 2010, filed on May 3, 2010.

4.	Our quarterly report on Form 10-Q for the period ended June 30, 2010, filed on August 9, 2010.

5.	Our definitive proxy statement for the special meeting of shareholders held on October 21, 2010, filed on September 22, 2010.

6.	Our Form 8-A for the registration of certain classes of securities, filed on April 15, 2010.

7.	Our current report on Form 8-K, filed on April 15, 2010.

These documents are also available without charge to you on the Internet at http://www.sterlingfinancialcorporation-spokane.com/shareholdermeeting or if you call or write to: Investor Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201-0611, telephone: 1-800-336-6610 ext. 1363. Shareholders must request this information no later than five business days prior to the meeting, or November 30, 2010, to assure receipt before the Annual Meeting. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this proxy statement.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington

November 4, 2010

Appendix A

ARTICLES OF AMENDMENT

OF

RESTATED

ARTICLES OF INCORPORATION

OF STERLING FINANCIAL CORPORATION

The undersigned officer of Sterling Financial Corporation (the “Corporation”), on behalf of the Corporation, does hereby certify that the following correctly sets forth an amendment to the Corporation’s Restated Articles of Incorporation.

A. The name of this Corporation is Sterling Financial Corporation.

B. The Restated Articles of Incorporation are hereby amended as follows:

1. The following text is hereby added as Article XIII of the Restated Articles of Incorporation of the Corporation:

ARTICLE XIII

Ownership Limit

Section 1. Certain Definitions. For purposes of this Article XIII, the following terms shall have the meanings indicated:

“affiliate” shall have the meanings set forth in Rule 12b-2 under the 1934 Act;

“Code” means the Internal Revenue Code of 1986, as amended from time to time;

“Entity” means an “entity” as defined in Treasury Regulation § 1.382-3(a);

“Expiration Date” means August 27, 2013, unless extended in accordance with Section 2(c) of this Article XIII;

“Five-Percent Shareholder” means an individual or Entity whose Ownership Interest Percentage is greater than or equal to 5%;

“Option” shall have the meaning set forth in Treasury Regulation § 1.382-4.

“Ownership Interest Percentage” means, as of any determination date, the percentage of the Corporation’s issued and outstanding Stock (not including treasury shares or shares subject to vesting in connection with compensatory arrangements with the Corporation) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following additional rules: (i) in the event that such individual or Entity, or any affiliate of such individual or Entity, owns or is party to an Option with respect to Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a “long” exposure with respect to Stock), such individual, Entity or affiliate should be treated as owning an amount of Stock equal to the number of shares referenced by such Option, (ii) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity, (iii) Section 382(l)(3)(A)(ii)(II) of the Code shall not apply and (iv) any additional rules the Board of Directors may establish from time to time;

“Permissible Transferee” means a transferee that, immediately prior to any transfer, has an Ownership Interest Percentage equal to (i) zero percentage points plus (ii) any percentage attributable to a prior transfer from, or attribution of ownership from, a Strategic Investor or another Permissible Transferee.

“Person” means any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity or other entity and shall include any successor (by merger or otherwise) of any such entity.

“Prohibited Transfer” means any purported transfer of Stock to the extent that such transfer is prohibited under this Article XIII;

“Strategic Investor” means any Person that is identified as a Strategic Investor in an investment agreement between such Person and the Company.

“Stock” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than shares of any class of Preferred Stock described in Section 1504(a)(4) of the Code), which shall include for the avoidance of doubt Convertible Participating Voting Preferred Stock, Series B and Convertible Participating Voting Preferred Stock, Series D, and (iii) any other interest (other than any Option) that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof;

“transfer” refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary, and “transferee” means any Person to whom any such security is transferred; and

“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States or any instrumentality or agency thereof.

Section 2. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with Section 7 below:

(a) From and after [—],1 except as otherwise provided in this subparagraph (a), no individual or Entity (including for the avoidance of doubt the U.S. Government) other than the Corporation shall, except as provided in Section 3(a) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage. Nothing in this Article XIII shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the securities involved in such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article XIII in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this

[1]	Effective date of this amendment.

subparagraph (a), (i) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, (ii) such transferor shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article XIII and (iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

(b) From and after [—],2 except as otherwise provided in this subparagraph (b), no Five-Percent Shareholder shall, except as provided in Section 3(b) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock owned by such Five-Percent Shareholder without the prior approval of the Board of Directors. Nothing in this Article XIII shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the transferor of Stock in violation of the preceding sentence shall remain subject to the provisions of this Article XIII in respect of such transaction and liable to the Corporation for any damages incurred as a result of such transfer. Unless a transferee has actual knowledge that a transfer to it is prohibited by this subparagraph (b), such transferee shall have no liability whatsoever to the Corporation or such Five-Percent Shareholder in respect of any losses or damages suffered by the Corporation or such Five-Percent Shareholder as a result of such transfer and neither the Corporation nor such Five-Percent Shareholder shall have any cause of action or rights against such transferee in respect of such losses or damages. Unless a Five-Percent Shareholder has actual knowledge (after commercially reasonable investigation) that a transfer by it is prohibited by this subparagraph (b), (i) such Five-Percent Shareholder shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such Five-Percent Shareholder in respect of such losses or damages, (ii) such Five-Percent Shareholder shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article XIII and (iii) such transferee shall have no cause of action or rights against the Five-Percent Shareholder in respect of such losses or damages, including, without limitation, for breach of warranty of the Five-Percent Shareholder implied by applicable law as to the effectiveness and rightfulness of the transfer. Notwithstanding the foregoing, the transfer restrictions described in this subparagraph (b) shall not apply to the transfer of any direct or indirect interest in any Stock by the U.S. Government, provided that such transfer is made to a direct “public group” of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13).

(c) The Expiration Date is subject to extension for up to three (3) additional years (i.e., until August 27, 2016) if the Board of Directors determines in its reasonable discretion that the extension of the transfer restrictions provided in subparagraphs (a) and (b) of this Section 2 is necessary to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

Section 3. Permitted Transfers.

(a) Any transfer that would otherwise be prohibited pursuant to Section 2(a) of this Article XIII shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee to a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock, (iv) such transfer is pursuant to the exercise by a Strategic Investor or a Permissible Transferee of a warrant issued to a

[2]	Effective date of this amendment.

Strategic Investor pursuant to an investment agreement to which the Corporation is a party or (v) such transfer is a transfer by the Corporation to an underwriter or placement agent for distribution in a public offering, whether registered or conducted pursuant to an exception from registration; provided, however, that transfers by such underwriter or placement agent to purchasers in such offering remain subject to this Article XIII. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (a), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits.

(b) Any transfer that would otherwise be prohibited pursuant to Section 2(b) of this Article XIII shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (b), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits. In the case of a proposed transfer by a Five-Percent Shareholder pursuant to this subparagraph (b), the Board of Directors will not unreasonably withhold approval of a proposed transfer that is structured in a manner that the Board of Directors determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of Section 382 of the Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the Board of Directors will apply the Treasury Regulations under Section 382 of the Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the Board of Directors may withhold approval of any proposed transfer that it determines will result in a material risk that any limitation pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits.

(c) The Board of Directors may exercise the authority granted by this Section 3 through duly authorized officers or agents of the Corporation. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article XIII. As a condition to the Corporation’s consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed transfer.

Section 4. Treatment of Prohibited Transfers. Unless the transfer is permitted as provided in Section 3 of this Article XIII, any attempted transfer of Stock or Options in excess of the Stock or Options that could be transferred to the transferee without restriction under Section 2(a) of this Article XIII shall not be effective to transfer ownership of such excess Stock or Options (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).

(a) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the “Agent”). If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the

Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (b) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this subparagraph (a) shall not be effective to transfer any ownership of such Prohibited Shares.

(b) The Agent shall sell in one or more arm’s-length transactions (through the NASDAQ Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, provided, however, that any such sale must not constitute a Prohibited Transfer and provided further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Stock or otherwise would adversely affect the value of the Stock. The proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Section 4 with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares, and (ii) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this Section 4 with respect to the related Prohibited Shares. Notwithstanding anything in this Article XIII to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Washington for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article XIII and applicable law and for leave to pay such amounts into such court.

(c) Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph (a) of this Section 4.

(d) Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article XIII, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

Section 5. Transferee Information. The Corporation may require as a condition to the approval of the transfer of any shares of its Stock or Options to acquire Stock pursuant to this Article XIII that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation and reasonably available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

Section 6. Legend on Certificates. All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article XIII shall bear a conspicuous legend referencing the restrictions set forth in this Article XIII.

Section 7. Waiver of Article XIII. The Board of Directors may, at any time prior to the Expiration Date, waive this Article XIII in respect of one or more classes of transfers or in respect of all transfers, provided that the Board of Directors determines (a) that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (b) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are sufficient to permit such waiver notwithstanding the likely detriment to the shareholders as a whole of the limitations referred to in (a). Any such determination to waive this Article XIII in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all shareholders of this Corporation within ten (10) days after the date of such determination.

Section 8. Board Authority.

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article XIII, including, without limitation, the identification of Five-Percent Shareholders with respect to the Corporation within the meaning of Section 382 of the Code and the regulations thereunder; the owner shifts, within the meaning of Section 382 of the Code, that have previously taken place; the magnitude of the ownership shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other Person (including any transfer of Stock or Options to acquire Stock that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the possible effects of an ownership change within the meaning of Section 382 of the Code and any other matters which the Board of Directors determines to be relevant. Moreover, the Corporation and the Board of Directors shall be entitled to rely in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article XIII to the fullest extent permitted by law. Any determination by the Board of Directors pursuant to this Article XIII shall be conclusive.

(b) Nothing contained in this Article XIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits.

(c) In the case of an ambiguity in the application of any of the provisions of this Article XIII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XIII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XIII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XIII.

Section 9. Severability. If any provision of this Article XIII or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 10. Benefits of Article XIII. Nothing in this Article XIII shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XIII. This Article XIII shall be for the sole and exclusive benefit of the Corporation and the Agent.

[Remainder of Page Intentionally Left Blank]

C. This amendment of the Restated Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of RCW 23B.10.030, at the meeting of the Board of Directors of the Corporation held on October 21, 2010, and approved by the Shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 at the Annual Meeting of Shareholders on December 7, 2010.

IN WITNESS WHEREOF, Sterling Financial Corporation has caused these Articles of Amendment to be signed by             , its             , this                      day of             , 2010.

Sterling Financial Corporation

By:
Name:
Title:

Appendix B

STERLING FINANCIAL CORPORATION

2010 LONG-TERM INCENTIVE PLAN

Date of Board Approval: September 8, 2010

Date of Shareholder Approval:

1. PURPOSES OF THE PLAN. The purpose of the Sterling Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”) is to: a) foster and promote the long-term financial success of Sterling Financial Corporation (“Sterling”) and materially increase Shareholder value; b) enable Sterling to attract, motivate and retain highly-qualified key employees and directors; and c) encourage key employees and directors to link their interests with the long-term financial success of Sterling and the growth of Shareholder value. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended.

The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares.

2. DEFINITIONS. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that administers the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, U.S. federal and state banking laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any Parent or Subsidiary; (ii) the Participant’s material failure to abide by the Company’s or any Parent’s or Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company’s or any Parent’s or Subsidiary’s (including, without limitation, the Participant’s improper use or disclosure of the Company’s or any Parent’s or Subsidiary’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any Parent’s or Subsidiary’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any Parent or Subsidiary of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant or any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any Parent or Subsidiary, as determined in good faith by the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any Parent or Subsidiary thereof. A Participant’s service shall be deemed to have been terminated for Cause if after the Participant’s service has terminated, facts or circumstances are discovered that would have justified a termination for Cause. Notwithstanding the foregoing, if Cause or an equivalent term is otherwise defined in the Participant’s Award Agreement or Employment Agreement, in which case Cause shall have the meaning provided in such Award Agreement or Employment Agreement.

(g) “Change in Control” means the consummation, as determined by the Board, of any of the following events:

(i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Sterling or affiliates of Sterling) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the total fair market value or total voting power of the then outstanding securities of Sterling; or

(ii) during any twelve month period, (1) any person, or group of persons as defined in Code Section 409A, acquires ownership of Sterling securities possessing 30% or more of the total voting power of the outstanding shares of Sterling, or (2) individuals who at the beginning of such period constituted the Board of Sterling cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least a majority of members of the Board then still in office who were members of the Board at the beginning of the period; or

(iii) the Shareholders of Sterling approve: (1) a plan of complete liquidation of Sterling; (2) an agreement for the sale or disposition of all or substantially all of Sterling’s assets (‘substantially all’ meaning assets having a total gross fair market value equal to 40% or more of the total gross fair market value of all of Sterling’s assets); or (3) a merger or consolidation of Sterling with any other corporation, other than a merger or consolidation that would result in the voting securities of Sterling outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Sterling or such surviving entity outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Sterling Financial Corporation, a Washington corporation, including its Subsidiaries and any successor corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services to such entity.

(m) “Continuous Service” means that the Participant’s service with the Company or a Parent or Subsidiary whether as an Employee, Director or Consultant, is not interrupted or terminated, as determined by the Board in its sole discretion. A change in the capacity in which the Participant renders service to the Company or a Parent or Subsidiary as an Employee, Consultant or Director or a change in the entity with which the Participant renders such service shall not terminate a Participant’s Continuous Service, provided that there is no interruption or termination of the Participant’s service with the Company or a Parent or Subsidiary. The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave; (ii) transfers between the Company or a Parent or Subsidiary or (iii) a change in the capacity in which a participant renders service to the Company, a Parent or Subsidiary.

Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in Section 12 of the Plan, the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Inside Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, which are incorporated herein by reference.

(t) “Inside Director” means a Director who is an Employee.

(u) “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Option” means a stock option granted pursuant to the Plan.

(w) “Optioned Stock” means the Common Stock subject to an Option Award.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Criteria” means one or more of the following criteria that the Administrator shall select for purposes of establishing the Performance Goals during the Performance Period: (i) basic earnings per Share; (ii) basic cash earnings per Share; (iii) diluted earnings per Share; (iv) diluted cash earnings per Share; (v) net income; (vi) cash earnings; (vii) net interest income; (viii) non-interest income; (ix) general and administrative expense to average assets ratio; (x) cash general and administrative expense to average assets ratio; (xi) efficiency ratio; (xii) cash efficiency ratio; (xiii) return on average assets; (xiv) cash return on average assets; (xv) return on average shareholders’ equity; (xvi) cash return on average shareholders’ equity; (xvii) return on average tangible shareholders’ equity; (xviii) cash return on average tangible shareholders’ equity; (xix) core earnings; (xx) operating income; (xxi) operating efficiency ratio; (xxii) net interest rate spread; (xxiii) growth in fees and service charges income; (xxiv) loan production volume; (xxv) growth in loan originations and loan origination fees; (xxvi) non-performing loans; (xxvii) loan charge offs (or net charge offs); (xxviii) allowance for loan losses; (xxix) cash flow; (xxx) regulatory capital ratios; (xxxi) deposit levels; (xxxii) tangible assets; (xxxiii) improvement in or attainment of working capital levels; (xxxiv) maintenance of asset quality; (xxxv) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (xxxvi) pre-tax pre-provision core operating earnings; (xxxvii) any other performance criteria established by the Administrator; and (xxxviii) any combination of the foregoing. Partial achievements of the specified goals may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. If the Award is intended to qualify under 162(m) as performance based compensation, the Administrator shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of the Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(bb) “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. The Administrator is authorized at any time during the time period permitted by Section 162(m) of the Code (generally, prior to the 90th day of a Performance Period), or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Administrator’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Administrator is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, with respect to Performance Goals established for Participants who are not subject to Section 162(m) and who will not be subject to Section 162(m) at the time the compensation will be paid, the Administrator is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude change rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(cc) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

(ee) “Plan” means this 2010 Long-Term Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Section 409A” means Section 409A of the Code.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 3(d) of the Plan.

(mm) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Vesting Conditions” means those requirements, conditions, restrictions or Performance Goals or other measure of performance established in accordance with the Plan, prior to the satisfaction of which an Award remains subject to forfeiture or lapse.

3. STOCK SUBJECT TO THE PLAN.

(a) Stock Subject to the Plan. Subject to the provisions of Section 3(d) of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan shall be equal to Four Hundred Million (400,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. No fractional shares shall be issued under the Plan; any payment for fractional shares shall be made in cash.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unexercised, unpurchased, forfeited or repurchased Shares that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to a SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock or Performance Shares are repurchased by the Company or are forfeited to the Company due to their failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the minimum statutory withholding obligations related to an Award will become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 3(d), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will equitably adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

4. ADMINISTRATION OF THE PLAN.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (subject to compliance with Section 409A); provided, however, that notwithstanding any contrary provision in this Plan, neither the Administrator nor the Board may directly or indirectly reduce the exercise price of any Award without the approval of the Company’s shareholders;

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The decisions, determinations and interpretations made by the Administrator in good faith shall not be subject to review by any person and shall be final and binding on all Participants and any other holders of Awards. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A.

(d) No Liability. No person or member of a Committee that is acting as the Administrator shall be liable for any action or determination made in good faith by the Administrator with respect to this Plan or any Award under this Plan, and, to the fullest extent permitted by the Company’s Restated Articles of Incorporation and Bylaws, the Company shall indemnify each person or member of a Committee that is acting as the Administrator.

5. ELIGIBILITY. Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Subject to the provisions of Section 3(d), no person will be eligible to receive Awards under this Plan representing or equivalent to more than Twenty Five Million (25,000,000) Shares in any calendar year. A person may be granted more than one Award under this Plan.

6. STOCK OPTIONS.

(a) Grant of Option Awards and Limitations. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Stock Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, that portion of such Options pursuant to which the aggregate Fair Market Value of the underlying Shares exceeds such $100,000 limitation will be treated as Non-Qualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are later amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(b) Stock Option Award Agreement. Each Stock Option Award will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Shares of Stock Options granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Non-Qualified Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any Vesting Conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. The consideration for any Option granted hereunder may consist entirely of:

(1) cash;

(2) check;

(3) other Shares, valued based on the Fair Market Value of such Shares on the date of surrender;

(4) consideration received by the Company under a broker-assisted cashless exercise program;

(5) any combination of the foregoing methods of payment; or

(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such Vesting Conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the

Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are issued, except as provided in Section 3(d) of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will be forfeited.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability (or if such Disability occurs during the period of time provided under Section 6(e)(ii) for exercising an option following a Participant’s termination other than upon death or Disability), the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

(iv) Death of Participant. If a Participant dies while a Service Provider (or during the period of time provided under Sections 6(e)(ii) or (iii) for exercising an Option following a Participant’s Disability or termination other than for death or Disability), the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately be forfeited. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

(v) Termination For Cause. Notwithstanding any other provision of the Plan to the contrary, if a Participant’s service is terminated for Cause, or if, following the Participant’s termination of service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of service or act.

7. RESTRICTED STOCK.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Shares of Restricted Stock granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions or other Vesting Conditions on such Shares have lapsed or otherwise been satisfied.

(c) Vesting and Removal of Restrictions. Each Award of Restricted Stock may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the satisfaction of the Vesting Conditions or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Voting Rights. While each Award of Restricted Stock remains subject to Vesting Conditions, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(e) Dividends. While subject to Vesting Conditions, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Restricted Stock Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(f) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Restricted Stock Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), the Participant shall forfeit to the Company any Shares of Restricted Stock that remain subject to the Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

8. RESTRICTED STOCK UNITS.

(a) Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Vesting. Each Award of Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Voting Rights. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(e) Dividends Equivalents and Other Distributions. The Administrator may include in any Restricted Stock Unit Award Agreement a dividend equivalent right, entitling the Participant to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unvested, on the Shares underlying such Award, as if such Shares were then outstanding. In the event such a provision is included in a Restricted Stock Unit Award Agreement, the Administrator shall determine whether such payments shall be (i) paid to the Participant, as specified in the Restricted Stock Unit Award Agreement, either (A) at the same time as the underlying dividends are paid, regardless of the fact that the Restricted Stock Unit has not vested, or (B) at the time at which the Vesting Conditions are satisfied, (ii) made in cash, Shares or other property and (iii) subject to the Vesting Conditions and forfeiture provisions and such other terms and conditions as the Administrator, in its sole discretion, shall deem appropriate and as shall be set forth in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock Units with respect to which they were paid.

(f) Form and Timing of Payment. Upon meeting the applicable Vesting Conditions, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement or at such other time as determined by the Administrator in its discretion. Unless otherwise provided in the Restricted Stock Unit Award Agreement, the Administrator may settle earned Restricted Stock Units in Shares, in cash or in a combination thereof, at the Administrator’s discretion.

(g) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Restricted Stock Unit Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability) the Participant shall forfeit to the Company any Restricted Stock Units that remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

(h) Compliance with Section 409A. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A. Such restrictions, if any, shall be determined by the Administrator and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Stock that is issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

9. STOCK APPRECIATION RIGHTS.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as determined by the Administrator, in its sole discretion.

(b) SAR Award Agreement. Each Award of a SAR will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of SARs granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Vesting. Each Award of a SAR may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Exercise Price and Other Terms. The per Share exercise price for the Shares to be issued pursuant to an exercise of a SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and Vesting Conditions of SARs granted under the Plan including the number of SARs to be granted; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant.

(e) Calculation of Appreciation. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

Unless otherwise provided in the SAR Award Agreement, the payment upon a SAR exercise may be in cash, in Shares or in a combination thereof, in the Administrator’s sole discretion.

(f) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(e) will also apply to SARs.

(g) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any SARs granted under the Plan that are not exempt from the requirements of Section 409A shall contain such provisions so that such SARs will comply with the requirements of Section 409A. Such restrictions, if any, shall be determined by the Administrator and contained in the SAR Award Agreement evidencing such SAR. For example, such restrictions may include, without limitation, a requirement that a SAR that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

10. PERFORMANCE SHARES.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as determined by the Administrator, in its sole discretion. The Administrator shall determine (i) the number of Shares subject to a Performance Share Award granted to any Participant and (ii) the Vesting Conditions that must be satisfied, which typically will be based principally or solely on achievement of Performance Goals but may include a service based component, upon which is conditioned the grant or vesting. After the Administrator determines that it will grant Performance Shares under the Plan, it shall advice the Participant in an Award Agreement of the terms, Vesting Conditions, and restrictions related to the grant, including the number of Performance Shares.

Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

(b) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c) Performance Goals. Notwithstanding any other terms of the Plan, an Award other than an Option or SAR that, at the time of the grant, the Administrator intends to be qualified performance based compensation, under Section 162(m) of the Code, shall be determined by the attainment of one or more Performance Goals, based on Performance Criteria, established by the Committee within the time prescribed by Section 162(m) and shall otherwise comply with the performance based compensation requirements of Section 162(m) of the Code.

(d) Vesting and Other Terms. Performance Shares grants shall be subject to the terms, Vesting Conditions, and restrictions determined by the Administrator at the time the Performance Share is awarded. Performance Shares may be paid in Shares, in cash or in a combination thereof.

(e) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Performance Share Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability) the Participant shall forfeit to the Company any Performance Shares which remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

11. GRANTS TO OUTSIDE DIRECTORS. Outside Directors are eligible to receive any type of Award offered under the Plan, except Incentive Stock Options. Awards pursuant to this Section 11 may be automatically made pursuant to a policy adopted by the Administrator, or made from time to time as determined in the discretion of the Administrator.

12. LEAVES OF ABSENCE. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so provided, then any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option if it is not exercised within three (3) months of the day after the expiration of the initial three (3) month leave period.

13. TRANSFERABILITY OF AWARDS. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. DISSOLUTION, LIQUIDATION OR CHANGE IN CONTROL.

(a) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(b) Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met. In addition, if an Option or SAR is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

For the purposes of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or SARs as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

(d) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 14(d), the cash value of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of such Award and (ii) the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 14(d) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld. Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment if the consideration payable with respect to a Share in connection with the Change in Control is less than the Option exercise price or the SAR grant price.

15. TAX WITHHOLDING.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. NO EFFECT ON EMPLOYMENT OR SERVICE. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the

Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. TERM OF PLAN. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier pursuant to Section 18 of the Plan.

18. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if counsel for the Company deems that such a representation is required.

20. CLAWBACK AND EESA/CPP/TARP RESTRICTIONS.

(a) Clawback. Any Award granted under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Administrator shall have authority to determine the amount of the Award that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by Applicable Laws.

(b) Offset. Unless otherwise paid back to Company by Participant, Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under this Section 20 against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to the Participant from Company.

(c) Other EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA or other Applicable Laws, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”) (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other Applicable Laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

21. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. GOVERNING LAW. The Plan shall be governed by the laws of the State of Washington, except as superseded by federal law, and shall be construed in accordance with other Applicable Laws to the extent not in conflict with Washington law or federal law.

23. SHAREHOLDER APPROVAL. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

December 7, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on December 7, 2010.

The 2010 Proxy Statement, 2010 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.sterlingfinancialcorporation-spokane.com./shareholdermeeting.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20930333030000000000 2	120710
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5 and 6 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Leslie S. Biller O Ellen R.M. Boyer O David A. Coulter O Robert C. Donegan O William L. Eisenhart O Robert H. Hartheimer O Scott L. Jaeckel O Michael F. Reuling O J. Gregory Seibly

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

	FOR	AGAINST	ABSTAIN

2.   TO APPROVE A PROTECTIVE AMENDMENT TO STERLING’S RESTATED ARTICLES OF INCORPORATION TO RESTRICT CERTAIN TRANSFERS OF STOCK IN ORDER TO PRESERVE THE TAX TREATMENT OF STERLING’S NET OPERATING LOSSES AND CERTAIN UNREALIZED TAX LOSSES.

	☐	☐	☐
3. TO APPROVE THE ADOPTION OF STERLING’S 2010 LONG-TERM INCENTIVE PLAN.	☐	☐	☐
4. TO APPROVE AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION.	☐	☐	☐
5. TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR STERLING FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND ANY INTERIM PERIODS.	☐	☐	☐

6.   TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE ANY OF THE PROPOSALS 1 THROUGH 5.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, 4, 5 AND 6. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5 AND 6 AND AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by a properly executed proxy will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

	☐	■

STERLING FINANCIAL CORPORATION

PROXY FOR THE DECEMBER 7, 2010, ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Gregory Seibly, Ezra A. Eckhardt, Daniel G. Byrne and Robert G. Butterfield, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein all shares of Sterling Financial Corporation common stock held of record by the undersigned on November 4, 2010, at the annual meeting of Sterling shareholders to be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue in Spokane, Washington, on December 7, 2010, at 10:00 a.m. local time, and any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

(Continued and to be dated and signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

December 7, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on December 7, 2010.

The 2010 Proxy Statement, 2010 Proxy Card and Annual Report to Shareholders for the year ended

December 31, 2009 are also available at www.sterlingfinancialcorporation-spokane.com./shareholdermeeting.

i Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet. i

¢	20930333030000000000 2	120710
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5 and 6 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Leslie S. Biller O Ellen R.M. Boyer O David A. Coulter O Robert C. Donegan O William L. Eisenhart O Robert H. Hartheimer O Scott L. Jaeckel O Michael F. Reuling O J. Gregory Seibly

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

	FOR	AGAINST	ABSTAIN

2.   TO APPROVE A PROTECTIVE AMENDMENT TO STERLING’S RESTATED ARTICLES OF INCORPORATION TO RESTRICT CERTAIN TRANSFERS OF STOCK IN ORDER TO PRESERVE THE TAX TREATMENT OF STERLING’S NET OPERATING LOSSES AND CERTAIN UNREALIZED TAX LOSSES.

	☐	☐	☐
3. TO APPROVE THE ADOPTION OF STERLING’S 2010 LONG-TERM INCENTIVE PLAN.	☐	☐	☐
4. TO APPROVE AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION.	☐	☐	☐
5. TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR STERLING FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND ANY INTERIM PERIODS.	☐	☐	☐

6.   TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE ANY OF THE PROPOSALS 1 THROUGH 5.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, 4, 5 AND 6. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5 AND 6 AND AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by a properly executed proxy will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢